  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 25, 1996.
                                                     REGISTRATION NO. 333-04309
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 4
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                         OPTIKA IMAGING SYSTEMS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     7372                    84-1345326
(STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD         (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)  INDUSTRIAL CLASSIFICATION IDENTIFICATION NUMBER)
                                 CODE NUMBER)




                               ----------------
                    5755 MARK DABLING BOULEVARD, SUITE 100
                       COLORADO SPRINGS, COLORADO 80919
                                (719) 548-9800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                 THE REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                                MARK K. RUPORT
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                    5755 MARK DABLING BOULEVARD, SUITE 100
                       COLORADO SPRINGS, COLORADO 80919
                                (719) 548-9800
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                               ----------------
                                  COPIES TO:
        WARREN T. LAZAROW, ESQ.                 DOUGLAS R. NEWKIRK, ESQ.
      JEREMY W. MAKARECHIAN, ESQ.                SACHNOFF & WEAVER, LTD.
    BROBECK, PHLEGER & HARRISON LLP         30 SOUTH WACKER DRIVE, 29TH FLOOR
 TWO EMBARCADERO PLACE, 2200 GENG ROAD           CHICAGO, ILLINOIS 60606
      PALO ALTO, CALIFORNIA 94303                    (312) 207-1000
            (415) 424-0160

                               ----------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     As soon as practicable after the effective date of this Registration
                                  Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------

                     CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                          PROPOSED
                                           PROPOSED       MAXIMUM
 TITLE OF EACH CLASS OF                    MAXIMUM       AGGREGATE      AMOUNT OF
    SECURITIES TO BE      AMOUNT TO BE  OFFERING PRICE    OFFERING     REGISTRATION
       REGISTERED        REGISTERED(1)   PER SHARE(2)     PRICE(2)        FEE(3)
- --------------------------------------------------------------------------------------
Common Stock, $.001 par
 value..................   3,335,000        $8.00       $26,680,000       $9,200

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(1) Includes 435,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o).

(3) Previously paid.           ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

              CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                  OF INFORMATION REQUIRED BY ITEMS OF FORM S-1

               FORM S-1 REGISTRATION
            STATEMENT ITEM AND HEADING                   LOCATION IN PROSPECTUS
            --------------------------                   ----------------------
 1.  Forepart of the Registration Statement
      and Outside Front Cover Page of
      Prospectus.............................  Forepart of the Registration Statement;
                                               Outside Front Cover Page
 2.  Inside Front and Outside Back Cover
      Pages of Prospectus....................  Inside Front Cover Page; Outside Back Cover
                                               Page
 3.  Summary Information, Risk Factors and
      Ratio of Earnings to Fixed Charges.....  Prospectus Summary; Risk Factors
 4.  Use of Proceeds.........................  Prospectus Summary; Risk Factors; Use of
                                               Proceeds
 5.  Determination of Offering Price.........  Risk Factors; Underwriting
 6.  Dilution................................  Dilution
 7.  Selling Security Holders................  Principal and Selling Stockholders
 8.  Plan of Distribution....................  Outside Front Cover Page; Underwriting
 9.  Description of Securities to be
     Registered..............................  Prospectus Summary; Capitalization;
                                               Description of Capital Stock
10.  Interests of Named Experts and Counsel..  Not Applicable
11.  Information with Respect to the
     Registrant..............................  Outside Front Cover Page; Prospectus
                                               Summary; Risk Factors; The Company;
                                               Dividend Policy; Capitalization; Dilution;
                                               Selected Consolidated Financial Data;
                                               Management's Discussion and Analysis of
                                               Financial Condition and Results of
                                               Operations; Business; Management; Certain
                                               Transactions; Principal and Selling
                                               Stockholders; Description of Capital
                                               Stock; Shares Eligible for Future Sale;
                                               Experts; Additional Information;
                                               Consolidated Financial Statements
12.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities............................  Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JULY 25, 1996

                                2,900,000 SHARES

              [LOGO OF OPTIKA IMAGING SYSTEMS, INC. APPEARS HERE]

                          OPTIKA IMAGING SYSTEMS, INC.
                                  COMMON STOCK

                                  -----------

  Of the 2,900,000 shares of Common Stock offered hereby, 2,200,000 shares are being sold by Optika Imaging Systems, Inc. ("Optika" or the "Company"), and 700,000 shares are being sold by certain stockholders (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders." Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price of the Common Stock will be between $6.00 and $8.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for listing subject to official notice of issuance on The Nasdaq National Market under the symbol "OPTK." Following the consummation of this offering, directors and executive officers of the Company will beneficially own approximately 52% of the Common Stock of the Company.

                                  -----------

   THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                         FACTORS" BEGINNING ON PAGE 6.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                          UNDERWRITING              PROCEEDS TO
                                PRICE TO DISCOUNTS AND  PROCEEDS TO   SELLING
                                 PUBLIC  COMMISSIONS(1) COMPANY(2)  STOCKHOLDERS
- --------------------------------------------------------------------------------
Per Share.....................   $           $             $           $
- --------------------------------------------------------------------------------
Total(3)......................   $           $             $           $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses, payable by the Company, estimated at $1,000,000.
(3) The Company and certain Selling Stockholders have granted the Underwriters a 30-day option to purchase up to an aggregate of 435,000 additional shares of Common Stock, on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholders will
    be $   , $   , $    and $   , respectively. See "Underwriting."

                                  -----------

  The shares of Common Stock are offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that certificates for the shares of Common Stock will be available for delivery at the offices of Volpe, Welty & Company, One Maritime Plaza, San Francisco,
California, on or about     , 1996.

VOLPE, WELTY & COMPANY
                 PIPER JAFFRAY INC.
                                                         NEEDHAM & COMPANY, INC.

                   The date of this Prospectus is      , 1996

  [GRAPHICAL REPRESENTATION OF THREE COMPUTER SCREENS AND ONE CD-ROM APPEARS
                                     HERE]



  Optika(R) and FilePower(R) are registered trademarks of the Company. FPreport, FPdisc, FPmulti, FPocr, FPtext, FPtransact, FPprint, FPfax, FPenhance, PowerFlow, FPengine and MediPower are trademarks of the Company. This Prospectus contains other product names, trade names, service marks and trademarks of the Company and of other organizations.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Prospective investors should consider carefully the information discussed under "Risk Factors." This Prospectus contains forward-looking statements which involve substantial risks and uncertainties. The Company's actual results could differ materially from the results discussed in these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this Prospectus.

                                  THE COMPANY


  Optika Imaging Systems, Inc. ("Optika" or the "Company") is a leading provider of high-performance, client/server, integrated imaging software designed to meet the needs of paper intensive industries such as healthcare, financial services, insurance and retail. The Company's FilePower Suite is comprised of server software, which provides core imaging functions, application software for document image management, computer output to laser disc ("COLD") and automated workflow transaction processing, and associated development tools. The FilePower Suite is easy to install, use and integrate with end-users' existing information systems and is designed to be deployed at the departmental or workgroup level and then scale throughout the enterprise. The Company believes that the FilePower Suite enables end-users to reduce costs, improve operational productivity and enhance customer service. The Company has licensed over 27,000 seats to its end-users, which include John Hancock Mutual Life Insurance Company, Merrill Lynch, Pierce, Fenner & Smith Inc., Mitsubishi Finance International Plc, Pascack Valley Hospital, Price Costco, Inc. and St. Elizabeth Medical Center.

  The open client/server architecture of the FilePower Suite enables it to be tailored for industry-specific applications. The Company believes it is one of the leading providers of imaging solutions to the healthcare industry, based on over 80 installations of the FilePower Suite, although healthcare revenues compromised approximately 9% of the Company's total revenue during the first six months of 1996. The Company is seeking to capitalize on the size of the installed base of the FilePower Suite in the healthcare industry through the development of an integrated patient accounting and medical records software suite (the "MediPower Suite") designed to enable hospitals and other healthcare organizations to manage large amounts of patient related documents. The MediPower Suite incorporates document image management, COLD and automated workflow transaction processing technologies and is designed to provide fast and efficient access to patient information from workstations located throughout the enterprise, including the point of patient care.

  The growth of the market for document image processing systems is being driven by: (i) improved price/performance characteristics of client/server distributed computing systems, (ii) the widespread deployment of client/server computing systems connected to an infrastructure of local and wide area networks ("LANS" and "WANS") and (iii) increased competitive pressures for businesses to improve productivity and reduce costs, especially in paper-intensive industries. The production segment of the document imaging market includes applications that handle large volumes of paper and perform structured business functions such as patient records management, insurance claim processing, loan processing and accounts payable processing. According to a study by BIS Strategic Decisions, the software component of the North American production imaging segment has grown from approximately $264 million in 1993 to approximately $366 million in 1995 and is projected to grow to approximately $682 million by 1998.

  The Company distributes its products through a two-tiered distribution model consisting of a worldwide network of approximately 170 value-added resellers ("VARs"), distributors and systems integrators referred to as Business Solutions Partners ("BSPs") and three original equipment manufacturers ("OEMs"), Lanier Worldwide, Inc., Alltel Healthcare Information Services, Inc. and Anacomp, Inc. The Company's BSPs and

OEMs are responsible for identifying potential end-users, selling the Company's products to end-users as part of a complete hardware and software solution, customizing and integrating the Company's products at the end-users' sites and supporting end-users following the sale. The Company's software products operate on a variety of open computing platforms, including Windows 3.x, Windows 95 and Windows NT on the client desktop, Windows NT and Novell Netware as servers and UNIX for SQL database support. The Company's strategy is to extend its position as a technology leader in developing and marketing open architecture, client/server imaging software solutions, strengthen its network of BSPs and OEMs in targeted domestic and international markets, focus on scalable solutions, lower the cost of ownership to its customers and capitalize on opportunities in the healthcare and other vertical markets.

                                  THE OFFERING

Common Stock offered by:
  The Company............................... 2,200,000 shares
  The Selling Stockholders..................   700,000 shares
Common Stock to be outstanding after this
 offering................................... 6,547,494 shares(1)
Use of proceeds............................. Repayment of indebtedness, working capital and other general
                                             corporate purposes. See "Use of
                                             Proceeds."
Nasdaq National Market symbol............... OPTK

- --------
(1) Based on the number of shares outstanding as of June 30, 1996. Excludes 1,981,370 shares of Common Stock issuable upon exercise of stock options and warrants outstanding as of June 30, 1996 at a weighted average exercise price of $2.08 per share, and 545,431 shares of Common Stock reserved for grant of future options as of June 30, 1996 under the Company's 1994 Stock Option/Issuance Plan (the "1994 Stock Plan"). Since June 30, 1996, the Company has not granted additional options to purchase Common Stock or issued any shares of Common Stock. Also excludes 250,000 shares of Common Stock reserved for issuance pursuant to the Employee Stock Purchase Plan. See "Capitalization," "Management," "Description of Capital Stock" and Notes 7 and 10 of Notes to Consolidated Financial Statements.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   SIX MONTHS
                               YEAR ENDED DECEMBER 31,           ENDED JUNE 30,
                         --------------------------------------  ----------------
                          1991   1992    1993   1994    1995(2)   1995     1996
                         ------ ------  ------ -------  -------  -------  -------
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA(1):
Revenues................ $2,686 $4,771  $9,043 $ 9,252  $10,468  $ 4,433  $ 6,960
Gross profit............  2,359  3,883   6,499   6,950    8,329    3,487    5,816
Income (loss) from
 operations.............    152    118     545  (1,875)    (522)    (720)      48
Net income (loss).......    101    (39)     27  (1,732)    (962)    (756)      45
Pro forma net income
 (loss) per common
 share(3)...............                                $ (0.20) $ (0.16) $  0.01
Pro forma weighted
 average number of
 common shares
 outstanding(3).........                                  4,811    4,787    5,730

                                                              JUNE 30, 1996
                                                         -----------------------
                                                                    PRO FORMA
                                                          ACTUAL  AS ADJUSTED(4)
                                                         -------- --------------
CONSOLIDATED BALANCE SHEET DATA(1):
Cash.................................................... $    603    $ 13,775
Working capital.........................................    1,839      15,123
Total assets............................................    7,022      20,194
Long-term debt, excluding current portion...............      341         303
Convertible preferred stock.............................    4,804         --
Total stockholders' equity (deficit)....................  (1,916)      16,210

- --------
(1) All financial information reflects the merger of TEAMWorks Technologies, Inc. in January 1994, which was accounted for as a pooling of interests.
(2) In December 1995, the Company purchased certain assets and assumed certain liabilities from IPRS Asia (S) Pte Ltd., a Singapore company, and Intuit Development Limited, a Hong Kong company. The results of operations for such companies are included in the Company's consolidated results of operations since the date of the acquisitions.
(3) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the calculation of the pro forma weighted average number of common shares outstanding.
(4) Pro forma as adjusted to reflect the sale of 2,200,000 shares of Common Stock by the Company, the application of the estimated net proceeds therefrom and the automatic conversion of all outstanding shares of the Series A, B and C Convertible Preferred Stock into 1,500,464 shares of Common Stock. See "Use of Proceeds" and "Capitalization."

                                ----------------

Except as otherwise indicated, all information contained in this Prospectus (i) assumes that the Underwriters' over-allotment option is not exercised, (ii) except in the Consolidated Financial Statements, reflects the conversion of all outstanding shares of Series A, B and C Convertible Preferred Stock of the Company (collectively, the "Convertible Preferred Stock") into 1,500,464 shares of Common Stock upon the closing of this offering and (iii) except in the Consolidated Financial Statements, reflects the effectiveness of the Company's reincorporation in the State of Delaware in July 1996.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

  History of Losses; Accumulated Deficit; Future Results of Operations Uncertain. The Company was founded in January 1988 and did not ship an integrated version of the FilePower Suite until the third quarter of 1995. Since its inception, the Company has incurred substantial costs to develop and improve its software products, establish sales, marketing and distribution channels and recruit and train its employees. As a consequence, the Company has incurred net losses in three of its past five fiscal years and incurred an operating loss for the year ended December 31, 1995. In addition, the Company experienced virtually no revenue growth between 1993 and 1995. As of June 30, 1996, the Company had an accumulated deficit of approximately $2.7 million. There can be no assurance that the Company will achieve revenue growth or will be profitable on a quarterly or annual basis. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Dependence on Windows NT. The Company is largely dependent on the development and growth in the market for Windows NT operating systems and the migration of imaging and workflow server software to such operating systems. There can be no assurance that this market will grow or that the Company will be able to respond effectively to the evolving requirements of this market. UNIX-based operating systems currently account for most current client/server-based production imaging operating systems, and the Company's software interoperates with UNIX-based operating systems to only a very limited extent. There can be no assurance that UNIX will not continue to be the dominant operating platform in the future or that the introduction of other operating systems will not adversely affect the deployment of Windows NT. The failure of Windows NT operating systems to achieve market acceptance over the next several years would have a material adverse effect on the Company's business, results of operations and financial condition. In addition, certain performance characteristics of the Company's products are currently limited by the Windows NT architecture, including the ability to be deployed throughout the largest enterprises.

  Significant Fluctuations in Operating Results. The Company's sales and other operating results have varied significantly in the past and will vary significantly in the future as a result of factors such as the size and timing of significant orders and their fulfillment, demand for the Company's products, changes in pricing policies by the Company or its competitors, the number, timing and significance of product enhancements and new product announcements by the Company and its competitors, changes in the level of operating expenses, customer order deferrals in anticipation of new products or otherwise, foreign currency exchange rates, warranty and customer support expenses, changes in its end-users' financial condition and budgetary processes, changes in the Company's sales, marketing and distribution channels, delays or deferrals of customer implementation, product life cycles, software bugs and other product quality problems, discounts, the cancellation of licenses during the warranty period or nonrenewal of maintenance agreements, customization and integration problems with the end-user's legacy system, changes in the Company's strategy, the level of international expansion and seasonal trends. A significant portion of the Company's revenues have been, and the Company believes will continue to be, derived from a limited number of orders, and the timing of such orders and their fulfillment have caused and are expected to continue to cause material fluctuations in the Company's operating results. Revenues are also difficult to forecast because the markets for the Company's products are rapidly evolving, and the sales cycle of the Company and its BSPs and OEMs, from initial evaluation to purchase, is lengthy and varies substantially from end-user to end-user. To achieve its quarterly revenue objectives, the Company depends upon obtaining orders in any given quarter for shipment in that quarter. Product orders are typically shipped shortly after receipt, and consequently, order backlog at the beginning of any quarter has in the past represented only a small portion of that quarter's revenues. Furthermore, the Company has often recognized most of its revenues in the last month, or even weeks or days, of a quarter. Accordingly, a delay in shipment near the end of a particular quarter may cause revenues in a particular quarter to fall significantly below the Company's expectations and may materially adversely affect the Company's operating results for such quarter. Conversely, to the extent that significant revenues occur earlier than expected, operating results for subsequent quarters may fail to keep pace with results of previous quarters or even decline. The Company also has recorded generally lower sales in the first quarter than in the immediately preceding quarter, as a result of, among other factors, end-users' purchasing and budgeting practices and the Company's sales commission practices, and expects this pattern to continue in future years. To the extent future international operations constitute a higher percentage of total revenues, the Company anticipates that it may also experience relatively weaker demand in the third quarter as a result of reduced sales in Europe during the summer months. A significant portion of the Company's expenses are relatively fixed in the short term. Accordingly, if revenue levels fall below expectations, operating results are likely to be disproportionately adversely affected. As a result of these and other factors, the Company believes that its quarterly operating results will vary in the future and period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Furthermore, due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Risks Associated with the MediPower Suite. The Company's future performance will depend in significant part upon its ability to complete the development of and achieve commercial acceptance for the MediPower Suite, its first software product tailored for an industry-specific application. The MediPower Suite is being developed in response to an order by St. Elizabeth Medical Center ("SEMC"), and only a limited number of end-users have purchased any of the software modules contained in this suite. To date, five of the seven software modules currently comprising the MediPower Suite have been developed and the remaining two modules are under development and are currently expected to be completed by the end of 1996. In addition, an eighth module will be added to the MediPower Suite, and is expected to be delivered to SEMC by mid-1997. Delays in the completion of the remaining modules could occur due to a variety of factors such as turnover among software engineers, software bugs or other product quality problems. The Company may add additional software modules to extend the functionality of the MediPower Suite. Three of the developed modules have been installed at SEMC's site. If the Company fails to complete the MediPower Suite to SEMC's satisfaction in a timely manner, the Company's ability to market its products to other prospective end-users in the healthcare industry would be materially impaired and the Company's business, results of operations and financial condition would be materially adversely affected. The MediPower Suite has not achieved widespread customer acceptance which acceptance will depend, in part, on the Company's ability to complete and market this software successfully.

  Reliance on Indirect Distribution Channels; Potential for Channel
Conflict. The Company's future results of operations will depend on the success of its marketing and distribution strategy which relies, to a significant degree, upon BSPs and OEMs to sell and install the Company's software and provide post-sales support. In 1995, the Company's top 34 BSPs accounted for approximately 80% of its revenues, and substantially all of the Company's total revenues were derived from sales by BSPs and OEMs. These relationships are usually established through formal agreements that generally do not grant exclusivity, do not prevent the distributor from carrying competing product lines and do not require them to purchase any minimum dollar amount of the Company's software. There can be no assurance that any BSPs will continue to represent the Company or sell its products. Furthermore, there can be no assurance that other BSPs, some of which have significantly greater financial, marketing and other resources than the Company, will not develop or market software products which compete with the Company's products or will not otherwise discontinue their relationships with or support of the Company. Some of the Company's BSPs are small companies that have limited financial and other resources which could impair their ability to pay the Company. To date, the Company's inability to receive payments from such BSPs has not had a material adverse effect on the Company's business, results of operations or financial condition. The Company's OEMs currently compete with the Company and its BSPs. Selling through indirect channels may also hinder the Company's ability to forecast sales accurately, evaluate customer satisfaction, provide quality service and support or recognize emerging customer requirements. The Company's strategy of marketing its products indirectly through BSPs and OEMs may result in distribution channel conflicts. To the extent different BSPs and OEMs target the same customers, they may come into conflict with each other.

Although the Company has attempted to allocate certain territories for its products among its distribution channels in a manner to avoid potential conflicts, there can be no assurance that channel conflict will not materially adversely affect its relationships with existing BSPs or OEMs or adversely affect its ability to attract new BSPs and OEMs. The loss by the Company of a number of its more significant BSPs or OEMs, the inability of the Company to obtain qualified new BSPs or OEMs or to obtain access to the channels of distribution offering software products to the Company's targeted markets or the failure of BSPs or OEMs to pay the Company for its software could have a material adverse effect on the Company's business, results of operations or financial condition. See "Business--Sales and Marketing."

  Rapid Technological Change; Dependence on New Product Development. The market for imaging software is characterized by rapid technological change, changes in customer requirements, frequent new product introductions and enhancements and emerging industry standards. The Company's future performance will depend in significant part upon its ability to respond effectively to these developments. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete, unmarketable or noncompetitive. For example, new technologies based on the Internet, such as Java, could alter generally accepted conventions for document creation, distribution and management. However, the use of Internet protocols for imaging applications is presently in the developmental stage, and the Company is unable to predict the future impact of such protocols on the Company's products. Moreover, the life cycles of the Company's products are difficult to estimate. The Company's future performance will depend in significant part upon its ability to enhance current products and to develop and introduce new products that respond to evolving customer requirements. The Company has in the recent past experienced delays in the development and commencement of commercial shipments of new products and enhancements, resulting in customer frustration and delay or loss of revenues. The inability of the Company, for technological or other reasons, to develop and introduce new products or enhancements in a timely manner in response to changing customer requirements, technological change or emerging industry standards or maintain compatibility with heterogeneous computing environments would have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

  Product Concentration; Dependence on Emerging Market for Integrated Imaging Systems. To date, substantially all of the Company's revenues have been attributable to sales of the FilePower Suite and individual software modules which comprise the FilePower Suite and the MediPower Suite. The Company currently expects the FilePower and the MediPower Suite to account for substantially all of its future revenues. As a result, factors adversely affecting the pricing of or demand for such products, such as competition or technological change, could have a material adverse effect on the Company's business, results of operations and financial condition. The Company's future financial performance will depend in general on growth in the relatively small and emerging market for imaging software products, and in particular on the successful development, introduction and customer acceptance of new and enhanced versions of its existing software products such as the FilePower Suite, along with the successful development, marketing and market acceptance of new industry-specific products such as the MediPower Suite. There can be no assurance that such market will grow or that the Company will be successful in developing and marketing these or any other products, or that any of these products will achieve widespread customer acceptance. If the document imaging software market fails to grow or grows more slowly than the Company currently anticipates, the Company's business, results of operations and financial condition would be materially adversely affected. See "Business."

  Lengthy and Complex Sales and Implementation Cycles; Dependence on Capital Spending. The license of the Company's software products is typically an executive-level decision by prospective end-users and generally requires the Company and its BSPs or OEMs to engage in a lengthy and complex sales cycle (typically between six and twelve months from the initial contact date). In addition, the implementation by customers of the imaging products offered by the Company may involve a significant commitment of resources by such customers over an extended period of time. For these and other reasons, the sales and customer implementation cycles are subject to a number of significant delays over which the Company has little or no control. The Company's future performance also depends upon the capital expenditure budgets of its customers and the demand by such customers for the Company's products. Certain industries to which the Company sells its products, such as the financial services industry, are highly cyclical. The Company's operations may in the future be subject to substantial period-to-period fluctuations as a consequence of such industry patterns, domestic and foreign economic and other conditions and other factors affecting capital spending. There can be no assurance that such factors will not have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales and Marketing."

  Intense Competition. The market for the Company's products is intensely competitive and significantly affected by new product introductions and other market activities of industry participants. The Company's competitors offer a variety of products and services to address the emerging market for imaging software solutions. The Company's principal direct competitors include BancTec, Inc. ("BancTec"), FileNet Corporation ("FileNet"), International Business Machines Corporation ("IBM"), Unisys Corporation, ViewStar Corporation ("ViewStar") and Wang Laboratories, Inc. ("Wang"). The Company also competes with industry-specific application vendors such as IMNET Systems, Inc. ("IMNET") and LanVision Systems, Inc. ("LanVision"). Numerous other software vendors also compete in each product area. Potential competitors include providers of document management software, providers of document archiving products and relational database management systems ("RDBMS") vendors. The Company also faces competition from VARs, OEMs, distributors and systems integrators, some of which are BSPs or OEMs for the Company. See "--Reliance on Indirect Distribution Channels; Potential for Channel Conflict."

  Many of the Company's current and potential competitors are substantially larger than the Company and have significantly greater financial, technical and marketing resources and have established more extensive channels of distribution. As a result, such competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than the Company. Because the Company's products are designed to operate in non-proprietary computing environments and because of low barriers to entry in the imaging software market, the Company expects additional competition from established and emerging companies as the market for integrated imaging products continues to evolve. The Company expects its competitors to continue to improve the performance of their current products and to introduce new products or new technologies that provide added functionality and other features. Successful new product introductions or enhancements by the Company's competitors could cause a significant decline in sales or loss of market acceptance of the Company's products and services, result in continued intense price competition or make the Company's products and services or technologies obsolete or noncompetitive. To be competitive, the Company will be required to continue to invest significant resources in research and development and sales and marketing. There can be no assurance that the Company will have sufficient resources to make such investments or that the Company will be able to make the technological advances necessary to be competitive. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the Company's prospective customers. In addition, several competitors have recently made or attempted to make acquisitions to enter the market or increase their market presence. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which would have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Competition."

  Risks Associated with Acquisitions. Optika has consummated several recent acquisitions, including the acquisitions of TEAMWorks Technologies, Inc. ("TEAMWorks") in 1994 (the "TEAMWorks Acquisition"), and IPRS Asia (S) Pte Ltd., a Singapore company ("IPRS"), and Intuit Development Limited, a Hong Kong company ("Intuit"), in 1995 (the "IPRS/Intuit Acquisition") (collectively, the "Acquisitions"), and continues to evaluate potential acquisitions of businesses, products and technologies. In 1995, the Company terminated all of the operations of TEAMWorks due to the failure of the TEAMWorks products to achieve market acceptance and the Company's lack of experience in selling such products. The Company is in the process of integrating the operations acquired in the IPRS/Intuit Acquisition with its own. There can be no assurance that the anticipated benefits of the IPRS/Intuit Acquisition will be realized. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies and products of the acquired companies, potentially dilutive issuances of equity securities, accounting charges, operating companies in different geographic locations with different cultures, the potential loss of key employees of the acquired company, the diversion of management's attention from other business concerns and the risks of entering markets in which the Company has no or limited direct prior experience. There can be no assurance that suitable acquisition candidates will be identified, that any acquisitions can be consummated or that any acquired businesses or products can be successfully integrated into the Company's operations. In addition, there can be no assurance that the Acquisitions or any future acquisitions will not have a material adverse effect upon the Company's business, results of operations or financial condition, particularly in the quarters immediately following the consummation of such transactions due to operational disruptions, severance expenses, unexpected expenses and accounting charges which may be associated with the integration of such acquisitions. No acquisitions are currently planned or being negotiated as of the date of this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Management Changes; No Assurance of Successful Expansion of Operations. Most of the Company's senior management team have joined the Company within the last two years. There can be no assurance that these individuals will be able to achieve and manage growth, if any, or build an infrastructure necessary to operate the Company. The Company's ability to compete effectively and to manage any future growth, will require the Company to continue to assimilate new personnel and to expand, train and manage its work force. The Company intends to continue to increase the scale of its operations significantly to support anticipated increases in revenues and to address critical infrastructure and other requirements. These increases have included and will include the leasing of new space, the opening of additional field offices, the Acquisitions and potential acquisitions, significant increases in research and development to support product development and the hiring of additional personnel in sales and marketing. The increased scale of operations has resulted in significantly higher operating expenses which are expected to continue to increase significantly in the future. If the Company's revenues do not correspondingly increase, the Company's results of operations would be materially adversely affected. Expansion of the Company's operations has caused and is continuing to impose a significant strain on the Company's management, financial and other resources. The Company's ability to manage its recent and any future growth, should it occur, will depend upon a significant expansion of its internal management systems and the implementation and subsequent improvement of a variety of systems, procedures and controls. Any failure to expand these areas and implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the Company's business could have a material adverse effect on the Company's business, financial condition and results of operations. In this regard, any significant revenue growth will be dependent in significant part upon the Company's expansion of its marketing, sales and BSP support capabilities. This expansion will continue to require significant expenditures to build the necessary infrastructure. There can be no assurance that the Company's efforts to expand its marketing, sales and customer support efforts will be successful or will result in additional revenues or profitability in any future period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management."

  Dependence on Key Personnel. The Company's future performance depends to a significant degree upon the continuing contributions of its key management, sales, marketing, customer support and product development personnel. The Company has at times experienced and continues to experience difficulty in recruiting qualified personnel, particularly in software development and customer support. The Company believes that there may be only a limited number of persons with the requisite skills to serve in those positions and it may become increasingly difficult to hire such persons. Competitors and others have in the past and may in the future attempt to recruit the Company's employees. The loss of key management or technical personnel or the failure to attract and retain key personnel could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Research and Development" and "--Employees" and "Management."

  Dependence on Proprietary Technologies; Risk of Infringement. The Company's performance depends in part on its ability to protect its proprietary rights to the technologies used in its principal products. The Company relies on a combination of copyright and trademark laws, trade secrets, confidentiality provisions and other contractual provisions to protect its proprietary rights, which measures afford only limited protection. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that competitors will not independently develop similar technologies. The Company is not aware that it is infringing any proprietary rights of third parties. In August 1994, a third party notified the Company that it believes that one of the Company's products is infringing a patent held by such third party. The Company subsequently notified such third party that it does not believe that such product infringed such patent. Neither party has communicated with the other since January 1995. If the third party should file suit against the Company, and should it be determined that its patent is valid and infringed by the Company's product, the Company may redesign the allegedly infringing product or seek to obtain a license from such third party. Any redesign may be costly and time consuming, may not avoid litigation and would materially adversely affect the Company's business, results of operations and financial condition. If it becomes necessary to seek a license from such third party, there can be no assurance that the Company will be able to obtain such a license on acceptable terms. Moreover, there can be no assurance that additional third parties will not claim infringement by the Company's products of their intellectual property rights. The Company expects that software product developers will increasingly be subject to infringement claims if the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, and regardless of the outcome of any litigation, will be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, if at all. In the event of a successful claim of infringement against the Company's products and the failure or inability of the Company to license the infringed or similar technology, the Company's business, results of operations and financial condition would be materially adversely affected.

  The Company also licenses software from third parties which is incorporated into its products, including software incorporated into its viewer, image decompression software and OCR and full-text engines. These licenses expire from time to time. There can be no assurance that these third-party software licenses will continue to be available to the Company on commercially reasonable terms. While the Company believes that all of such third-party software is available from alternate vendors and the Company maintains standard software escrow arrangements with each of such parties which provide the Company with access to the source code in the event of their bankruptcy or insolvency, the loss of, or inability to maintain, any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated, which in turn could materially adversely affect the Company's business, results of operations and financial condition. In addition, the Company generally does not have access to source code for the software supplied by these third parties. Certain of these third parties are small companies that do not have extensive financial and technical resources. If any of these relationships were terminated or if any of these third parties were to cease doing business, the Company may be forced to expend significant time and development resources to replace the licensed software. Such an event would have a material adverse effect upon the Company's business, results of operations and financial condition. The Company has entered into source code escrow agreements with a limited number of its customers and resellers requiring release of source code in certain circumstances. Such agreements generally provide that such parties will have a limited, non-exclusive right to use such code in the event that there is a bankruptcy proceeding by or against the Company, if the Company ceases to do business or if the Company fails to provide timely responses to identified product defects. See "Business--Proprietary Rights" and "--Sales and Marketing."

  International Operations. Sales outside the United States accounted for approximately 7%, 13%, 15% and 24% of the Company's revenues in 1993, 1994, 1995 and for the six months ended June 30, 1996, respectively.

An important element of the Company's strategy is to expand its international operations, including the development of certain third-party distributor relationships and the hiring of additional sales representatives, each of which involves a significant investment of time and resources. There can be no assurance that the Company will be successful in expanding its international operations. In addition, the Company has only limited experience in developing localized versions of its products and marketing and distributing its products internationally. There can be no assurance that the Company will be able to successfully localize, market, sell and deliver its products internationally. The inability of the Company to successfully expand its international operations in a timely manner could materially adversely affect the Company's business, results of operations and financial condition. The Company's international revenues may be denominated in foreign or United States currency. The Company does not currently engage in foreign currency hedging transactions. As a result, a decrease in the value of foreign currencies relative to the United States dollar could result in losses from transactions denominated in foreign currencies, make the Company's software less price-competitive and could have a material adverse effect upon the Company's business, results of operations and financial condition. In addition, the Company's international business is and will continue to be subject to a variety of risks, including delays in establishing international distribution channels, difficulties in collecting international accounts receivable, increased costs associated with maintaining international marketing and sales efforts, unexpected changes in regulatory requirements, tariffs and other trade barriers, political and economic instability, limited protection for intellectual property rights in certain countries, lack of acceptance of localized products in foreign countries, difficulties in managing international operations, potentially adverse tax consequences including restrictions on the repatriation of earnings, and the burdens of complying with a wide variety of foreign laws. There can be no assurance that such factors will not have a material adverse effect on the Company's future international revenues and, consequently, the Company's results of operations. Although the Company's products are subject to export controls under United States laws, the Company believes it has obtained all necessary export approvals. However, the inability of the Company to obtain required approvals under any applicable regulations could adversely affect the ability of the Company to make international sales. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales and Marketing."

  Product Liability; Risk of Product Defects. The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. However, it is possible that the limitation of liability provisions contained in the Company's license agreements may not be effective under the laws of certain jurisdictions. Although the Company has not experienced any product liability claims to date, the sale and support of products by the Company may entail the risk of such claims, and there can be no assurance that the Company will not be subject to such claims in the future. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, results of operations and financial condition. Software products such as those offered by the Company frequently contain errors or failures, especially when first introduced or when new versions are released. Although the Company conducts extensive product testing, the Company has in the past released products that contained defects, and has discovered software errors in certain of its new products and enhancements after introduction. The Company could in the future lose or delay recognition of revenues as a result of software errors or defects, the failure of its products to meet customer specifications or otherwise. The Company's products are typically intended for use in applications that may be critical to a customer's business. As a result, the Company expects that its customers and potential customers have a greater sensitivity to product defects than the market for software products generally. Although the Company's business has not been materially adversely affected by any such errors, defects or failure to meet specifications, to date, there can be no assurance that, despite testing by the Company and by current and potential customers, errors or defects will not be found in new products or releases after commencement of commercial shipments or that such products will meet customer specifications, resulting in loss or deferral of revenues, diversion of resources, damage to the Company's reputation, or increased service and warranty and other costs, any of which could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business--Research and Development."

  Uncertainty in Healthcare Industry; Government Regulation. The healthcare industry is undergoing significant and rapid changes, including consolidation of hospitals and other healthcare providers to form larger integrated healthcare networks as well as market-driven or government initiatives to reform healthcare, which the Company anticipates will affect the operations and procurement processes of healthcare providers, and which could force the Company to reduce prices for its software. As the number of hospitals and other healthcare providers decreases due to further industry consolidation, each potential sale of the Company's software will become more significant and competition for each sale will be greater. Further, healthcare providers may react to proposed reform measures and cost containment pressures by curtailing or delaying investments, including purchases of the Company's software and related services. In addition, numerous proposals relating to healthcare reform have been, and additional proposals are expected to be, introduced in the United States Congress and state legislatures. Although the effects of federal and state initiatives for healthcare reform are unknown, the Company believes that competitive factors in the healthcare industry will continue to drive reform of healthcare delivery. The Company cannot predict with any certainty what impact, if any, such market or government initiatives might have on its business, financial condition and results of operations. The United States Food and Drug Administration ("FDA") has issued a draft guidance document addressing the regulation of certain computer products as medical devices under the Federal Food, Drug and Cosmetic Act. To the extent that computer software is a medical device under the policy, the manufacturers of such products could be required, depending on the product, to: (i) register and list their products with the FDA, (ii) notify the FDA and demonstrate substantial equivalence to other products on the market before marketing such products or (iii) obtain FDA approval by filing a premarket application that establishes the safety and effectiveness of the product. The Company expects that the FDA is likely to become increasingly active in regulating computer software that is intended for use in healthcare settings, although the FDA does not currently regulate computer software products for medical records. The FDA, if it chooses to regulate such software, can impose extensive requirements governing pre- and post-market conditions such as device investigation, approval, labeling and manufacturing. In addition, any substantial reduction in price, failure of the Company to sell its software to hospitals and other healthcare providers or increased government regulation could have a material adverse effect on the Company's business, results of operations and financial condition. Such products would be subject to the Federal Food, Drug and Cosmetic Act's general provisions, including those relating to good manufacturing practices and adverse experience reporting. The Company is also subject to the risks inherent in selling its products to end-users in other heavily regulated industries, such as insurance, banking and financial services. See "Business--Industry Background."

  No Prior Public Market; Potential Volatility of Stock Price; Dilution. Prior to this offering there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market for the Company's Common Stock will develop or be sustained after the offering. See "Underwriting" for a discussion of the factors to be considered by the Company and the Underwriters in determining the initial public offering price. The market price of the shares of Common Stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations, new products or new contracts by the Company or its competitors, developments with respect to proprietary rights, conditions and trends in the software and other technology industries, adoption of new accounting standards affecting the software industry, changes in financial estimates by securities analysts and others, general market conditions and other factors that may be unrelated to the Company or its performance. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stock of technology companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against such company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation, regardless of its outcome, would result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon the Company's business, results of operations and financial condition. In addition, investors participating in this offering will incur immediate, substantial dilution. To the extent outstanding options and warrants to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution" and "Underwriting."

  Shares Eligible for Future Sale; Registration Rights. Sales of a substantial number of shares of Common Stock in the public market following this offering could materially adversely affect the market price for the Company's Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and lock-up agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of Volpe, Welty & Company. While Volpe, Welty & Company may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements, it has advised the Company that it currently has no intention of releasing any portion of the securities subject to lock-up agreements prior to the expiration of the 180-day period. Based on shares outstanding and options granted as of June 30, 1996, assuming no options are exercised between June 30, 1996 and the date of this Prospectus, the following shares of Common Stock will be eligible for future sale. On the date of this Prospectus, 100,000 shares in addition to the 2,900,000 shares offered hereby will be eligible for sale. Approximately 2,732,000 additional shares will be eligible for sale 180 days after the date of this Prospectus, of which 2,580,000 shares will be eligible for sale in reliance on Rule 144 promulgated under the Securities Act and 124,000 shares will be eligible for sale in reliance on Rule 701 promulgated under the Securities Act 90 days after the date of this Prospectus. In addition, the Company intends to register on a registration statement on Form S-8, within 30 days following the effective date of this offering, a total of approximately 2,682,000 shares of Common Stock subject to outstanding options or reserved for issuance under the 1994 Stock Plan and under the Employee Stock Purchase Plan. Upon expiration of the lock-up agreements referred to above, holders of approximately 3,555,000 shares of Common Stock will be entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Company's Common Stock. See "Shares Eligible for Future Sale."

  Control by Existing Stockholders; Effects of Certain Anti-Takeover Provisions. Following the completion of this offering, members of the Board of Directors and the executive officers of the Company, together with members of their families and entities that may be deemed affiliates of or related to such persons or entities, will beneficially own approximately 52% of the outstanding shares of Common Stock of the Company. Accordingly, these stockholders would, if acting in concert, be able to elect all members of the Company's Board of Directors and determine the outcome of corporate actions requiring stockholder approval, such as mergers and acquisitions. Certain provisions of the Company's Certificate of Incorporation, equity incentive plans, Bylaws and Delaware law may also discourage certain transactions involving a change in control of the Company. This level of ownership by such persons and entities, when combined with the Company's classified Board of Directors and the ability of the Board of Directors to issue "blank check" preferred stock without further stockholder approval, may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of other holders of Common Stock. See "Management--Directors and Executive Officers," "Certain Transactions," "Principal and Selling Stockholders" and "Description of Capital Stock."

  Management's Discretion Over Proceeds of the Offering. The primary purposes of this offering are to create a public market for the Common Stock, to facilitate future access to public markets and to obtain additional equity capital. As of the date of this Prospectus, the Company has no specific plans as to the use of the net proceeds from this offering, other than to repay approximately $150,000 of outstanding debt; accordingly, the Company's management will have broad discretion as to the application of such net proceeds. Pending any such uses, the Company plans to invest the net proceeds in short-term, investment grade, interest-bearing securities. See "Use of Proceeds."

                                  THE COMPANY

  Optika Imaging Systems, Inc. was incorporated in January 1988 in the State of California. In July 1996, the Company was reincorporated in the State of Delaware. References in this Prospectus to "Optika" and the "Company" include the Delaware corporation, its predecessors and its subsidiaries, unless otherwise stated or indicated by the context. The Company's principal executive offices are located at 5755 Mark Dabling Boulevard, Suite 100, Colorado Springs, Colorado 80919. Its telephone number is (719) 548-9800. The Company's home page is located at http://www.optika.com on the World Wide Web.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,200,000 shares of Common Stock offered hereby, after deducting estimated underwriting discounts and commissions and estimated expenses payable in connection with this offering, are estimated to be approximately $13,322,000 ($16,153,850 if the Underwriters' over-allotment option is exercised in full) based on an assumed public offering price of $7.00 per share. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. The principal purposes of this offering are to create a public market for the Company's Common Stock, to facilitate future access by the Company to public equity markets and to increase the Company's equity capital. The Company will use a portion of the proceeds to repay $150,000 in outstanding indebtedness under a non-interest bearing promissory note payable in 24 equal monthly installments in the original aggregate principal amount of $225,000 issued in settlement of litigation which will be due and payable upon consummation of this offering or in December 1997. The Company expects to use the balance of the net proceeds for working capital and other general corporate purposes. A portion of the net proceeds may also be used for the acquisition of businesses, products and technologies that are complementary to those of the Company. No acquisitions are currently planned or being negotiated as of the date of this Prospectus. Pending such uses, the Company intends to invest the net proceeds from this offering in short-term investment grade, interest-bearing securities.

                                DIVIDEND POLICY

  The Company has never paid any cash dividends on its capital stock and does not expect to pay cash dividends in the foreseeable future. In addition, the Company's bank credit agreement currently prohibits the Company from paying cash dividends.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at June 30, 1996: (i) on an actual basis, (ii) on a pro forma basis after giving effect to the automatic conversion of all outstanding shares of the Convertible Preferred Stock upon closing of this offering and the effectiveness of the Company's reincorporation in the State of Delaware and (iii) on a pro forma as adjusted basis, to reflect the sale by the Company of 2,200,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $7.00 and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                         JUNE 30, 1996
                                                ---------------------------------
                                                           PRO       PRO FORMA
                                                ACTUAL   FORMA(1)  AS ADJUSTED(2)
                                                -------  --------  --------------
                                                        (IN THOUSANDS)
Current portion of long-term debt(3)..........  $   383  $   383      $   271
                                                =======  =======      =======
Long-term debt, excluding current portion(3)..  $   341  $   341      $   303
                                                -------  -------      -------
Mandatorily Redeemable Series A, B and C
 Convertible Preferred Stock; no par value,
 1,493,024 shares authorized, 1,492,201 shares
 issued and outstanding actual; $.001 par
 value, no shares authorized, issued or
 outstanding, pro forma and pro forma
 as adjusted..................................    4,804      --           --
Common Stockholders' equity (deficit):
  Preferred Stock; $.001 par value, 2,000,000
   shares authorized, none issued or
   outstanding, pro forma and pro forma
   as adjusted................................      --       --           --
  Common Stock; no par value, 6,320,000 shares
   authorized, 2,847,030 shares issued and
   outstanding, actual; $.001 par value,
   6,320,000 shares authorized, 4,347,494
   shares issued and outstanding, pro forma;
   $.001 par value, 25,000,000 shares
   authorized, 6,547,494 shares issued and
   outstanding, pro forma as adjusted(4)......      805        4            7
Additional paid-in capital....................      --     5,605       18,924
Accumulated deficit...........................   (2,721)  (2,721)      (2,721)
                                                -------  -------      -------
    Total stockholders' equity (deficit)......   (1,916)   2,888       16,210
                                                -------  -------      -------
      Total capitalization....................  $ 3,229  $ 3,229      $16,513
                                                =======  =======      =======

- --------
(1) Gives effect to the conversion of all outstanding shares of the Convertible Preferred Stock and the effectiveness of the Company's reincorporation in Delaware. See "Description of Capital Stock."

(2) Pro forma, as provided in footnote (1) above, and as adjusted to reflect the sale of 2,200,000 shares of Common Stock by the Company at the assumed initial public offering price of $7.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."
(3) See Note 5 of Notes to Consolidated Financial Statements for information concerning the Company's indebtedness.
(4) Excludes 1,981,370 shares of Common Stock issuable upon exercise of stock options and warrants outstanding as of June 30, 1996 at a weighted average exercise price of $2.08 per share, and 545,431 shares of Common Stock reserved for grant of future options as of June 30, 1996 under the 1994 Stock Plan. Since June 30, 1996, the Company has not granted additional options to purchase Common Stock or issued any shares of Common Stock. Also excludes 250,000 shares of Common Stock reserved for issuance pursuant to the Employee Stock Purchase Plan. See "Management," "Description of Capital Stock" and Notes 7 and 10 of Notes to Consolidated Financial Statements.

                                   DILUTION

  The pro forma net tangible book value of the Company at June 30, 1996 was approximately $2,581,000, or $0.59 per share of Common Stock. Pro forma net tangible book value per share represents the amount of the Company's net tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding after giving effect to the conversion of all outstanding shares of Convertible Preferred Stock into 1,500,464 shares of Common Stock. After giving effect to the sale of 2,200,000 shares of Common Stock offered hereby by the Company at the assumed initial public offering price of $7.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, the Company's pro forma net tangible book value at June 30, 1996, would have been $15,903,000, or $2.43 per share. This represents an immediate increase in net tangible book value of $1.84 per share to the Company's existing stockholders and an immediate dilution of $4.57 per share to new investors purchasing shares of Common Stock in this offering. The following table illustrates this dilution:

   Assumed initial public offering price per share................       $7.00
     Pro forma net tangible book value per share as of June 30,
      1996........................................................ $0.59
     Increase per share attributable to the offering..............  1.84
                                                                   -----
   Pro forma net tangible book value per share after the offer-
    ing...........................................................        2.43
                                                                         -----
   Net tangible book value dilution per share to new investors....       $4.57
                                                                         =====

  The following table summarizes, on a pro forma basis as of June 30, 1996, the differences in the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and by new investors at the assumed initial public offering price of $7.00 per share:

                            SHARES PURCHASED  TOTAL CONSIDERATION
                            ----------------- ------------------- AVERAGE PRICE
                             NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            --------- ------- ----------- ------- -------------
Existing stockholders(1)... 4,347,494   66.4% $ 5,755,000   27.2%     $1.32
New investors(1)........... 2,200,000   33.6   15,400,000   72.8      $7.00
                            ---------  -----  -----------  -----
  Total.................... 6,547,494  100.0% $21,155,000  100.0%
                            =========  =====  ===========  =====

- --------
(1) Sales by the Selling Stockholders in this offering will reduce the number of shares held by existing stockholders to 3,647,494 or approximately 55.7% and will increase the number of shares held by new investors to 2,900,000 or approximately 44.3% of the total number of shares of Common Stock outstanding after the offering. See "Principal and Selling Stockholders." In addition, the net effect of the exercise of the Underwriters' over-allotment option will further reduce the percentage held by existing stockholders to 52.1% and increase the percentage held by new investors to 47.9%.

  The foregoing tables assume no exercise of outstanding options or warrants. As of June 30, 1996, there were outstanding stock options to purchase an aggregate of 1,886,370 shares of Common Stock at a weighted average exercise price of $2.09 per share, of which 1,797,870 options were then exercisable and 655,923 options were vested. In addition, there were outstanding warrants to acquire an aggregate of 95,000 shares of Common Stock at a weighted average exercise price of $1.875 per share, all of which were then exercisable and fully vested. Assuming that all of these options and warrants were deemed to be exercised and proceeds were received therefrom, net tangible book value dilution per share to new investors would be $4.65. See "Management--1994 Stock Option/Stock Issuance Plan." "Description of Capital Stock--Warrants" and Note 7 of Notes to Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data are qualified by reference to and should be read in conjunction with the Company's Consolidated Financial Statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The selected consolidated financial data set forth below for the years ended December 31, 1993, 1994, and 1995 and as of December 31, 1994 and 1995 have been derived from the Company's consolidated financial statements, which have been audited by Price Waterhouse LLP, independent accountants, and which are included elsewhere in this Prospectus. The selected consolidated financial data set forth below for the year ended December 31, 1992 and as of December 31, 1992 and 1993 have been derived from audited financial statements not included in this Prospectus. The selected consolidated financial data for the year ended December 31, 1991 and for the six-month periods ended June 30, 1995 and 1996 and as of December 31, 1991 and June 30, 1996 have been derived from the unaudited consolidated financial statements of the Company. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the information set forth therein. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the entire year.

                                                                        SIX MONTHS
                                                                           ENDED
                                YEAR ENDED DECEMBER 31,                  JUNE 30,
                          -----------------------------------------    --------------
                           1991   1992    1993      1994    1995(2)     1995    1996
                          ------ ------  ------    -------  -------    ------  ------
                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA(1):
Revenues:
 Licenses...............  $2,483 $3,531  $6,924    $ 7,562  $ 8,333    $3,444  $5,648
 Maintenance and other..     203  1,240   2,119      1,690    2,135       989   1,312
                          ------ ------  ------    -------  -------    ------  ------
 Total revenues.........   2,686  4,771   9,043      9,252   10,468     4,433   6,960
Cost of revenues:
 Licenses...............     196    275     471        413      316       104     278
 Maintenance and other..     131    613   2,073      1,889    1,823       842     866
                          ------ ------  ------    -------  -------    ------  ------
 Total cost of
  revenues..............     327    888   2,544      2,302    2,139       946   1,144
                          ------ ------  ------    -------  -------    ------  ------
Gross profit............   2,359  3,883   6,499      6,950    8,329     3,487   5,816
Operating expenses:
 Sales and marketing....     634  1,466   2,585      4,200    3,732     1,595   2,927
 Research and
  development...........   1,186  1,454   2,332      3,112    3,658     1,781   2,229
 General and
  administrative........     387    845   1,037      1,513    1,461       831     612
                          ------ ------  ------    -------  -------    ------  ------
 Total operating
  expenses..............   2,207  3,765   5,954      8,825    8,851     4,207   5,768
                          ------ ------  ------    -------  -------    ------  ------
Income (loss) from
 operations.............     152    118     545     (1,875)    (522)     (720)     48
Other expenses..........      28     53     476(3)      25      411(3)     23       3
                          ------ ------  ------    -------  -------    ------  ------
Income (loss) before
 provision (benefit) for
 income taxes...........     124     65      69     (1,900)    (933)     (743)     45
Provision (benefit) for
 income taxes...........      23    104      42       (168)      29        13     --
                          ------ ------  ------    -------  -------    ------  ------
Net income (loss).......  $  101 $  (39) $   27    $(1,732) $  (962)   $ (756) $   45
                          ====== ======  ======    =======  =======    ======  ======
Pro forma net income
 (loss) per common
 share(4)...............                                    $ (0.20)   $(0.16) $ 0.01
                                                            =======    ======  ======
Pro forma weighted
 average number of
 common shares
 outstanding(4).........                                      4,811     4,787   5,730
                                                            =======    ======  ======

                                           DECEMBER 31,
                                ------------------------------------  JUNE 30,
                                1991   1992   1993   1994    1995(2)    1996
                                ----  ------ ------ -------  -------  --------
                                              (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET
 DATA(1):
Cash........................... $163  $  110 $1,741 $   771  $ 1,415  $    603
Working capital................  362     632  2,151   1,338    1,841     1,839
Total assets...................  928   2,223  5,102   4,450    6,182     7,022
Long-term debt, excluding
 current portion...............  607     546    353     353      266       341
Convertible preferred stock....  --      411  2,346   3,343    4,804     4,804
Total stockholders' equity
 (deficit).....................  (54)    159    213  (1,497)  (1,967)  (1,916)

- -------
(1) All financial information reflects the merger of TEAMWorks in January 1994 which was accounted for as a pooling of interests. See Note 2 of Notes to Consolidated Financial Statements.
(2) In December 1995, the Company purchased certain assets and assumed certain liabilities from IPRS and Intuit. The results of operations for such companies are included in the Company's results of operations since the date of the IPRS/Intuit Acquisition. See Note 2 of Notes to Consolidated Financial Statements.
(3) During 1993 and 1995, the Company settled certain litigation as discussed in Note 3 of Notes to Consolidated Financial Statements.
(4) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the calculation of the pro forma weighted average number of common shares outstanding.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

OVERVIEW

  Optika is a leading provider of high-performance, client/server, integrated imaging software designed to meet the needs of paper intensive industries such as healthcare, financial services, insurance and large retail organizations.

  As a result of growth in its core imaging business, the Company generated revenues of approximately $4.8 million and $9.0 million during 1992 and 1993, respectively, and operating income of approximately $118,000 and $545,000. During 1994, under the direction of its former senior management team, the Company sought to diversify beyond its core business by entering the market for lower-end imaging systems by acquiring TEAMWorks. Concurrently, the Company attempted to enter the market for large customized imaging solutions by forming a complex imaging group. The Company believed that it could market the TEAMWorks products to end-users through direct mail and that the complex imaging group could market large customized imaging solutions to end-users through a direct sales force. In order to execute this new strategy, the Company created a direct sales and marketing infrastructure and implementation team to support the complex imaging group, while maintaining corporate facilities in both Massachusetts and Colorado to support the TEAMWorks products. Neither strategy proved to be successful because the TEAMWorks products did not achieve market acceptance and the Company lacked experience in selling such products, and the complex imaging group's direct sales force created conflict in the Company's distribution channels. In addition, issues associated with the integration of TEAMWorks and other problems led to significant senior management distraction and delayed the release of new versions of the Company's core products. As a result of the foregoing factors, the Company's 1994 revenues increased only 2% to $9.3 million from $9.0 million in the prior year, and the Company incurred an operating loss of $1.9 million. At the end of 1994, under the direction of an interim CEO, the Company eliminated its direct sales and support infrastructure and dissolved the complex imaging group.

  Commencing in February 1995, under the direction of Mark K. Ruport, its new President and CEO, the Company replaced a majority of its senior management team and refocused its sales, marketing and research and development efforts on its core imaging products. During the first six months of 1995, the Company also began to develop a decentralized sales staff to support its indirect distribution channels, eliminated the TEAMWorks infrastructure and focused on the development of its integrated product suite.

  During the second half of 1995 and continuing into 1996, the Company began to implement a strategy based on extending its technology leadership in open component-based imaging solutions, integrating its core imaging software products into the FilePower Suite, strengthening its indirect distribution channels, focusing on imaging solutions which scale from workgroups to enterprises, lowering the total cost of ownership to its customers and developing the MediPower Suite for the healthcare market. In August 1995, the Company released the FilePower Suite, its first integrated imaging product suite. The Company also began to commit substantial resources to strengthen its indirect distribution channel of OEMs and BSPs. Sales and marketing expenses increased from $1.6 million in the first six months of 1995 to $2.1 million during the last six months of 1995, and to $2.9 million in the first six months of 1996, an increase of 34% and 84%, respectively. The Company believes that these efforts were significant factors in its recent revenue growth, including a 57% growth in total revenues during the first six months of 1996 from the corresponding prior period. Healthcare revenues increased from approximately 5% of total revenues in 1994 to approximately 9% of total revenues during the first six months of 1996. On an overall basis, revenue increased from $9.3 million in 1994 to $10.5 million in 1995, an increase of 13%. After experiencing operating losses in 1994 and the first two quarters of 1995, the Company returned to operating profitability in the third quarter of 1995 and has achieved an operating profit in each of the four subsequent quarters. There can be no assurance, however, that such profitability will be maintained in the future. See "Risk Factors--History of Losses; Accumulated Deficit; Future Results of Operations Uncertain," "--Significant Fluctuations in Operating Results" and "--Management Changes; No Assurance of Successful Expansion of Operations."

  The license of the Company's software products is typically an executive-level decision by prospective end-users and generally requires the Company and its BSPs or OEMs to engage in a lengthy and complex sales cycle (typically between six and twelve months from the initial contact date). The Company distributes its products through a worldwide network of approximately 170 BSPs and three OEMs. For 1995 and the six months ended June 30, 1996, approximately 89% and 87%, respectively, of the Company's total revenues were derived from its BSPs and approximately 11% and 13%, respectively, of its total revenues were derived from sales by OEMs. In 1995, the Company's top 34 BSPs accounted for approximately 80% of its total revenues. However, no individual BSP accounted for greater than 10% of the Company's total revenues. For the year ended December 31, 1995 and the six months ended June 30, 1996, the Company generated approximately 15% and 24%, respectively, of its total revenues from international sales.

  The Company's revenues consist primarily of license revenues, which are comprised of one-time fees for the license of the Company's products, and maintenance revenues, which are comprised of fees for upgrades and technical support. The BSPs and OEMs, which are responsible for the installation and integration of the software, enter into sales agreements with the end-user and purchase software directly from the Company. The software is licensed directly to the end-user by the Company through a standard shrink-wrapped license agreement. Annual maintenance agreements are also entered into between the BSPs and OEMs and the end-user, and the BSPs and OEMs then purchase maintenance services directly from the Company. For 1995 and the six months ended June 30, 1996, approximately 80% and 81%, respectively, of the Company's total revenues were derived from software licenses and approximately 11% and 14%, respectively, of the Company's total revenues were derived from maintenance agreements. Other revenues, which are comprised of training, consulting and implementation services and third-party hardware and software products, accounted for 9% and 5%, respectively, of the Company's total revenues.

  License revenues are generally recognized upon shipment when no significant vendor obligations remain and collectibility is probable. License revenues related to contracts with significant post-delivery performance obligations are recognized when the Company's obligations are no longer significant or when the customer accepts the product, as applicable. Maintenance revenues are deferred and recognized ratably over the maintenance period, which is generally one year. Other revenues are recognized as services are performed. Based on the Company's research and development process, costs incurred between the establishment of technological feasibility and general release of the software products have not been material and therefore have not been capitalized in accordance with Statement of Financial Accounting Standards No.
86. All research and development costs have been expensed as incurred. See
Note 1 of Notes to Consolidated Financial Statements.

  The Company generally does not grant rights to return products, except for defects in the performance of the products relative to specifications and pursuant to standard industry shrink-wrapped license agreements which provide for 30-day rights of return if an end-user does not accept the terms of the software license, nor does it provide provisions for price adjustments or rotation rights. However, if other rights of return are granted, revenue recognition is deferred until such rights lapse. The Company's aggregate product returns have historically been insignificant. The Company's terms of sales generally range from 30 to 60 days from date of shipment for BSPs and OEMs. Terms of sales on major accounts are generally based on the achievement of installation milestones and final system acceptance.

RESULTS OF OPERATIONS

  The following table sets forth certain statement of operations data of the Company expressed as a percentage of revenues for the periods indicated:

                                                                SIX MONTHS
                                                                   ENDED
                                   YEAR ENDED DECEMBER 31,       JUNE 30,
                                   --------------------------   -------------
                                    1993     1994      1995     1995    1996
                                   -------  -------   -------   -----   -----
Revenues:
  Licenses........................    76.6%    81.7%     79.6%   77.7%   81.1%
  Maintenance and other...........    23.4     18.3      20.4    22.3    18.9
                                   -------  -------   -------   -----   -----
    Total revenues................   100.0    100.0     100.0   100.0   100.0
Cost of revenues:
  Licenses........................     5.2      4.5       3.0     2.3     4.0
  Maintenance and other...........    22.9     20.4      17.4    19.0    12.4
                                   -------  -------   -------   -----   -----
    Total cost of revenues........    28.1     24.9      20.4    21.3    16.4
                                   -------  -------   -------   -----   -----
Gross margin......................    71.9     75.1      79.6    78.7    83.6
Operating expenses:
  Sales and marketing.............    28.6     45.4      35.7    36.0    42.1
  Research and development........    25.8     33.6      34.9    40.2    32.0
  General and administrative......    11.5     16.3      14.0    18.7     8.8
                                   -------  -------   -------   -----   -----
    Total operating expenses......    65.9     95.3      84.6    94.9    82.9
                                   -------  -------   -------   -----   -----
Income (loss) from operations.....     6.0    (20.2)     (5.0)  (16.2)    0.7
Other expenses....................     5.3      0.3       3.9     0.6      --
                                   -------  -------   -------   -----   -----
Income (loss) before provision
 (credit) for income taxes........     0.7    (20.5)     (8.9)  (16.8)    0.7
Provision (credit) for income
 taxes............................     0.5     (1.8)      0.3     0.3      --
                                   -------  -------   -------   -----   -----
Net income (loss).................     0.2%   (18.7)%    (9.2)% (17.1)%   0.7%
                                   =======  =======   =======   =====   =====

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1996 TO JUNE 30, 1995

  Revenues

  Total revenues increased 57% from $4.4 million for the six months ended June 30, 1995 to $7.0 million for the six months ended June 30, 1996.

  Licenses. License revenues increased 64% from $3.4 million for the six months ended June 30, 1995 to $5.6 million for the six months ended June 30, 1996, representing approximately 78% and 81% of total revenues in their respective periods. This increase was primarily the result of increased unit sales of the FilePower Suite, increased international revenues as a result of the IPRS/Intuit Acquisition and increased revenues from software sales to the healthcare industry.

  Maintenance and Other. Maintenance revenues increased 103% from approximately $489,000 during the six months ended June 30, 1995 to $1.0 million for the six months ended June 30, 1996, representing approximately 11% and 14% of total revenues in the respective periods. This increase was primarily a result of an increase in the number of installed systems and the Company's improved tracking and monitoring of expiring maintenance contracts.

  Cost of Revenues

  Licenses. Cost of licenses consists of royalty payments to third-party software vendors, product author commissions, whereby certain of the Company's software developers are entitled to receive a specified percentage of product sales, and costs of product media, duplication, packaging and fulfillment. Cost of licenses increased from $104,000, or 3% of license revenues, for the six months ended June 30, 1995 to $ 278,000 or 5% of license revenues, for the six months ended June 30, 1996, primarily as a result of increased commissions paid under the Company's product author program.

  Maintenance and Other. Cost of maintenance and other consists of the direct and indirect costs of providing software maintenance and support, training and consulting services to the Company's BSPs, OEMs and end-users, and the cost of third-party software products. Cost of maintenance and other increased from $842,000, or 85% of maintenance and other revenues, for the six months ended June 30, 1995 to $866,000, or 66% of maintenance and other revenues, for the six months ended June 30, 1996. This increase was primarily due to increased staffing for customer support, partially offset by a decreased third-party software component, which has a lower gross profit margin, in the six months ended June 30, 1996.

  Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and other related expenses for sales and marketing personnel, marketing, advertising and promotional expenses. Sales and marketing expenses increased from $1.6 million, or 36% of total revenues, for the six months ended June 30, 1995 to $2.9 million, or 42% of total revenues, for the six months ended June 30, 1996. This increase was primarily attributable to increased staffing for sales and marketing activities and the opening of six regional sales offices during mid-1995. The Company anticipates that sales and marketing expenses will continue to increase in absolute dollars in 1996 as the Company continues to build and expand its network of BSPs and OEMs.

  Research and Development. Research and development expenses consist primarily of salaries and other related expenses for research and development personnel, as well as the cost of facilities and equipment. Research and development expenses increased from $1.8 million, or 40% of total revenues, for the six months ended June 30, 1995 to $2.2 million, or 32% of total revenues, for the six months ended June 30, 1996. The increase was primarily due to increased staffing in order to develop enhancements to the FilePower Suite and to continue the development of the MediPower Suite. The Company expects research and development expenses to continue to increase in absolute dollars in 1996 to fund the development of new products and product enhancements.

  General and Administrative. General and administrative expenses consist primarily of salaries and other related expenses of administrative, executive and financial personnel and outside professional fees. General and administrative expenses decreased from $831,000 or 19% of total revenues, for the six months ended June 30, 1995 to $612,000, or 9% of total revenues for the six months ended June 30, 1996. The decrease was primarily due to the Company incurring severance payments and recruiting and relocation expenses in connection with the senior management reorganization during the first six months of 1995. This was partially offset by increased staffing and related expenditures. General and administrative expenses are expected to increase in absolute dollars in 1996 as the Company expands its staffing to support expanded operations and to comply with the responsibilities of a public company.

  Provision (benefit) for Income Taxes. Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109. Due to the Company's history of pre-tax losses and uncertainty surrounding the timing of realizing the benefits of its favorable tax attributes, the Company has recorded a valuation allowance against all of its net deferred tax assets as of June 30, 1996. In reaching the Company's determination of the need to provide a deferred tax valuation allowance, the Company considered all available evidence, both positive and negative, as well as the weight and importance given to such evidence. As required by Statement of Financial Accounting Standards No. 109, management concluded that a valuation allowance against deferred tax assets was appropriate at the current time. Specifically, the Company has had annual losses in each of the last two years and quarterly losses in six of the last eight quarters in the period ended December 31, 1995 and has had only near breakeven results in the two most recent quarters ended June 30, 1996.

COMPARISON OF YEARS ENDED DECEMBER 31, 1995 TO DECEMBER 31, 1994

  Revenues

  Total revenues increased 13% from $9.3 million in 1994 to $10.5 million in 1995. Revenue growth accelerated from 2% during the first six months of 1995, compared to the first six months of 1994, to 24% during the last six months of 1995, compared to the last six months of 1994, as the Company began to implement its new strategy under its new management team.

  Licenses. License revenues increased 10% from $7.6 million in 1994 to $8.3 million in 1995, representing 82% and 80% of total revenues in their respective periods. The increase in license revenues was primarily due to sales associated with the release of the FilePower Suite in August 1995, increased sales through indirect distribution channels and increased international sales in Asia and South America.

  Maintenance and Other. Maintenance and other revenues increased 26% from $1.7 million in 1994 to $2.1 million in 1995, representing 18% and 20% of total revenues in their respective periods, primarily as a result of an increase in the number of installed systems and the Company's improved tracking and monitoring of expiring maintenance contracts.

  Cost of Revenues

  Licenses. Cost of licenses decreased from $413,000, or 5% of license revenues, in 1994 to $316,000, or 4% of license revenues, in 1995, primarily as a result of lower royalty costs on third-party developed software.

  Maintenance and Other. Cost of maintenance and other decreased from $1.9 million, or 112% of maintenance and other revenues, in 1994 to $1.8 million, or 85% of maintenance and other revenues, in 1995, primarily as a result of the Company's reduction in implementation services associated with the complex imaging group.

  Sales and Marketing. Sales and marketing expenses decreased from $4.2 million, or 45% of total revenues, in 1994 to $3.7 million, or 36% of total revenues, in 1995, primarily due to the elimination of the complex imaging group and the sales and marketing infrastructure the Company had built to market the TEAMWorks products. Sales and marketing expenses increased from $1.6 million in the first six months of 1995 to $2.1 million during the last six months of 1995, an increase of 34%, as the Company began to build and expand its network of BSPs and OEMs.

  Research and Development. Research and development expenses increased from $3.1 million, or 34% of total revenues, in 1994 to $3.7 million, or 35% of total revenues, in 1995, primarily as a result of additional staff hired in 1995 to develop enhancements to the FilePower Suite and continue the development of the MediPower Suite.

  General and Administrative. General and administrative expenses remained constant at $1.5 million in 1994 and 1995, representing 16% and 14% of total revenues, respectively, primarily as a result of the Company discontinuing the general and administrative functions that were acquired in connection with the TEAMWorks Acquisition, offset by the costs of restructuring the Company's senior management team.

  Other Expenses. In 1995, other expenses included $373,000 related to the settlement of outstanding litigation. The expense included settlement costs and legal fees.

  Provision (benefit) for Income Taxes. The Company recognized a tax benefit of $168,000 in 1994 principally as a result of net operating loss carrybacks. The Company recognized minimal income tax expense in 1995 resulting from taxable income in the Company's UK subsidiary. As of December 31, 1995, the Company's net operating loss carryforwards were approximately $2.3 million and expire in varying amounts from 2009 through 2010. Additionally, the Company has various tax credit carryforwards aggregating approximately $341,000, which expire between 2005 and 2009. The Company's ability to use the net operating loss carryforwards against taxable income are subject to restrictions and limitations under the Internal Revenue Code of 1986 (the "Code"), as amended, in the event of a change of ownership within the meaning of the Code. Due to the Company's history of pre-tax losses and the uncertainty surrounding the timing of realizing the benefits of the Company's favorable tax attributes, the Company has placed a valuation allowance against its net deferred tax assets. See Note 6 of Notes to Consolidated Financial Statements.

COMPARISON OF YEARS ENDED DECEMBER 31, 1994 TO DECEMBER 31, 1993

  Revenues

  Total revenues increased 2% from $9.0 million in 1993 to $9.3 million in 1994. The significant decrease in the Company's historical revenue growth rate was primarily due to the effects of the Company's unsuccessful efforts to diversify outside of its core imaging business.

  Licenses. License revenues increased 9% from $6.9 million in 1993 to $7.6 million in 1994, representing 77% and 82% of total revenues in their respective periods. The increase in license revenues was primarily due to increased sales volume of the Company's software products.

  Maintenance and Other. Revenues from the sale of maintenance contracts and third-party products decreased 20% from $2.1 million in 1993 to $1.7 million in 1994, representing 23% and 18% of total revenues in their respective periods. The decrease was primarily a result of the absence of third-party hardware products in 1994 which accounted for approximately $600,000 of 1993 revenues.

  Cost of Revenues

  Licenses. Cost of licenses decreased from $471,000, or 7% of license revenues, in 1993 to $413,000, or 6% of license revenues, in 1994, primarily as a result of lower royalty costs on third-party software.

  Maintenance and Other. Cost of maintenance and other decreased from $2.1 million, or 98% of maintenance and other revenues, in 1993 to $1.9 million, or 112% of maintenance and other revenues, in 1994, primarily as a result of the absence of sales of third-party hardware products in 1994, offset by increased support requirements for the TEAMWorks products and additional staffing in connection with the formation of the complex imaging group.

  Sales and Marketing. Sales and marketing expenses increased from $2.6 million, or 29% of total revenues, in 1993 to $4.2 million, or 45% of total revenues, in 1994, primarily due to increased expenses associated with the TEAMWorks products and the buildup of the direct sales and marketing infrastructure to support the complex imaging group.

  Research and Development. Research and development expenses increased from $2.3 million, or 26% of total revenues, in 1993 to $3.1 million, or 34% of total revenues, in 1994, primarily as a result of additional development efforts required to integrate the products acquired in the TEAMWorks Acquisition with the Company's core products.

  General and Administrative. General and administrative expenses increased from $1.0 million in 1993, or 12% of total revenues, to $1.5 million, or 16% of total revenues, in 1994, primarily as a result of the increased general and administrative expenses incurred in connection with the TEAMWorks Acquisition, including the cost of maintaining duplicative corporate and administrative functions for a period of six months after the closing of the TEAMWorks Acquisition.

  Other Expenses. In 1993, other expenses included $458,000 related to the settlement of outstanding litigation. The expense included settlement costs and legal fees.

  Provision (benefit) for Income Taxes. The Company's provision (benefit) for income taxes was $42,000 in 1993 and $(168,000) in 1994. The provision in 1993 was primarily for foreign taxes, and the Company's income tax benefit for 1994 reflects the utilization of operating loss carrybacks and a valuation allowance recorded against the net operating loss carryforwards generated during 1994.

QUARTERLY RESULTS OF OPERATIONS

  The following table sets forth certain quarterly consolidated results of operations data for each of the eight quarters ended June 30, 1996, including such amounts expressed as a percentage of total revenues. This quarterly information is unaudited, has been prepared on the same basis as the annual financial statements and, in the opinion of the Company's management, reflects all normal recurring adjustments necessary for a fair presentation of the information for the periods presented. Operating results for any quarter are not necessarily indicative of results for any future period.

                                               QUARTER ENDED
                          -----------------------------------------------------------
                          SEPT.    DEC.  MARCH    JUNE   SEPT.   DEC.   MARCH   JUNE
                           30,     31,    31,     30,     30,    31,     31,    30,
                           1994    1994   1995    1995    1995   1995    1996   1996
                          ------  ------ ------  ------  ------ ------  ------ ------
                                              (IN THOUSANDS)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Revenues:
 Licenses...............  $1,592  $2,511 $1,567  $1,877  $2,132 $2,757  $2,506 $3,142
 Maintenance and other..     359     423    392     597     549    597     600    712
                          ------  ------ ------  ------  ------ ------  ------ ------
 Total revenues.........   1,951   2,934  1,959   2,474   2,681  3,354   3,106  3,854
Cost of revenues:
 Licenses...............      74     141     51      53      63    149     131    147
 Maintenance and other..     406     450    410     432     480    501     387    479
                          ------  ------ ------  ------  ------ ------  ------ ------
 Total cost of
  revenues..............     480     591    461     485     543    650     518    626
                          ------  ------ ------  ------  ------ ------  ------ ------
Gross profit............   1,471   2,343  1,498   1,989   2,138  2,704   2,588  3,228
Operating expenses:
 Sales and marketing....   1,062   1,011    671     924     893  1,244   1,238  1,689
 Research and
  development...........     718     801    860     921     841  1,036   1,052  1,177
 General and
  administrative........     322     392    273     558     297    333     288    324
                          ------  ------ ------  ------  ------ ------  ------ ------
 Total operating
  expenses..............   2,102   2,204  1,804   2,403   2,031  2,613   2,578  3,190
                          ------  ------ ------  ------  ------ ------  ------ ------
Income (loss) from
 operations.............    (631)    139   (306)   (414)    107     91      10     38
Other expenses
 (income)...............      11      14     15       8       6    382       8     (5)
                          ------  ------ ------  ------  ------ ------  ------ ------
Income (loss) before
 provision (benefit) for
 income taxes...........    (642)    125   (321)   (422)    101   (291)      2     43
Provision (benefit) for
 income taxes...........     (52)     28      5       8       6     10     --     --
                          ------  ------ ------  ------  ------ ------  ------ ------
Net income (loss).......  $ (590) $   97 $ (326) $ (430) $   95 $ (301) $    2 $   43
                          ======  ====== ======  ======  ====== ======  ====== ======

                                           QUARTER ENDED
                          ----------------------------------------------------------
                          SEPT.   DEC.   MARCH   JUNE    SEPT.  DEC.    MARCH  JUNE
                           30,     31,    31,     30,     30,    31,     31,    30,
                          1994    1994   1995    1995    1995   1995    1996   1996
                          -----   -----  -----   -----   -----  -----   -----  -----
AS A PERCENTAGE OF TOTAL
 REVENUES:
Revenues:
 Licenses...............   81.6%   85.6%  80.0%   75.9%   79.5%  82.2%   80.7%  81.5%
 Maintenance and other..   18.4    14.4   20.0    24.1    20.5   17.8    19.3   18.5
                          -----   -----  -----   -----   -----  -----   -----  -----
 Total revenues.........  100.0   100.0  100.0   100.0   100.0  100.0   100.0  100.0
Cost of revenues:
 Licenses...............    3.8     4.8    2.6     2.1     2.3    4.4     4.2    3.8
 Maintenance and other..   20.8    15.3   20.9    17.5    18.0   15.0    12.5   12.4
                          -----   -----  -----   -----   -----  -----   -----  -----
 Total cost of
  revenues..............   24.6    20.1   23.5    19.6    20.3   19.4    16.7   16.2
                          -----   -----  -----   -----   -----  -----   -----  -----
Gross margin............   75.4    79.9   76.5    80.4    79.7   80.6    83.3   83.8
Operating expenses:
 Sales and marketing....   54.4    34.5   34.3    37.3    33.3   37.1    39.9   43.8
 Research and
  development...........   36.8    27.3   43.9    37.2    31.4   30.9    33.8   30.6
 General and
  administrative........   16.5    13.3   13.9    22.6    11.0    9.9     9.3    8.4
                          -----   -----  -----   -----   -----  -----   -----  -----
 Total operating
  expenses..............  107.7    75.1   92.1    97.1    75.7   77.9    83.0   82.8
                          -----   -----  -----   -----   -----  -----   -----  -----
Income (loss) from
 operations.............  (32.3)    4.8  (15.6)  (16.7)    4.0    2.7     0.3    1.0
Other expenses
 (income)...............    0.6     0.5    0.8     0.3     0.2   11.4     0.3    0.0
                          -----   -----  -----   -----   -----  -----   -----  -----
Income (loss) before
 provision (benefit) for
 income taxes...........  (32.9)    4.3  (16.4)  (17.0)    3.8   (8.7)    --     1.0
Provision (benefit) for
 income taxes...........   (2.7)    1.0    0.3     0.3     0.2    0.3     --     --
                          -----   -----  -----   -----   -----  -----   -----  -----
Net income (loss).......  (30.2)%   3.3% (16.7)% (17.3)%   3.6%  (9.0)%   0.0%   1.0%
                          =====   =====  =====   =====   =====  =====   =====  =====

  To achieve its quarterly revenue objectives, the Company depends upon obtaining orders in any given quarter for shipment in that quarter. Product orders are typically shipped shortly after receipt, and consequently, order backlog at the beginning of any quarter has in the past represented only a small portion of that quarter's revenues. Furthermore, the Company has often recognized most of its revenues in the last month, or even weeks or days, of a quarter. Accordingly, a delay in shipment near the end of a particular quarter may cause revenues in a particular quarter to fall significantly below the Company's expectations and may materially adversely affect the Company's operating results for such quarter. Conversely, to the extent that significant revenues occur earlier than expected, operating results for subsequent quarters may fail to keep pace with results of previous quarters or even decline. The Company also has recorded generally lower sales in the first quarter than in the immediately preceding quarter, as a result of, among other factors, end-users' purchasing and budgeting practices and the Company's sales commission practices, and expects this pattern to continue in future years. To the extent future international operations constitute a higher percentage of total revenues, the Company anticipates that it may also experience relatively weaker demand in the third quarter as a result of reduced sales in Europe during the summer months. A significant portion of the Company's expenses are relatively fixed in the short term. Accordingly, if revenue levels fall below expectations, operating results are likely to be disproportionately adversely affected because a proportionately small amount of the Company's expenses varies with its revenues. As a result of these and other factors, the Company believes that its quarterly operating results will vary in the future and period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Furthermore, due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has funded its operations to date primarily through cash generated from operations, private sales of preferred stock totaling $4.8 million, equipment lease financings and periodic borrowings under its credit facilities. At June 30, 1996, the Company had approximately $603,000 in cash.

  Cash used in operating activities was $1.3 million and $127,000 in 1994 and 1995, respectively, and $772,000 for the six months ended June 30, 1996. The Company generated cash from operations of $9,000 in 1993.

  Cash used in investing activities was $72,000, $158,000 and $208,000 in 1993, 1994 and 1995, respectively. During the six months ended June 30, 1996, the Company used cash of $321,000 in investing activities. Uses of cash consisted solely of purchases of property and equipment, partially offset by cash acquired in the IPRS/Intuit Acquisition.

  Cash provided from financing activities was $1.7 million, $0.5 million and $1.0 million in 1993, 1994 and 1995, respectively. Cash provided from financing activities was $281,000 for the first six months of 1996. Cash from financing activities resulted primarily from private sales of preferred stock, and proceeds from and repayments of bank borrowings and capital leases.

  At June 30, 1996, the Company's principal sources of liquidity included cash of $603,000. In addition, the Company had a secured credit facility for up to $1.5 million which expired on such date. There were no amounts outstanding under the working capital line at such time. The Company has received a commitment letter for a new credit facility consisting of a working capital line of credit pursuant to which the Company would be able to draw up to $3.0 million for one year bearing interest at the bank's prime rate plus .75%. However, there can be no assurance that a new credit facility can be established based on such terms or at all. Pursuant to the commitment letter, any loans under the bank credit facility would be secured by all of the Company's assets with the exception of its intellectual property. The Company also has a term facility of $0.3 million to finance capital expenditures, which bears interest at the bank's prime rate plus 2.0%. Pursuant to the term facility, $271,000 was outstanding. The term facility is repayable in 30 equal installments of principal and accrued interest commencing July 1996. In addition, the Company has outstanding a two-year secured note with a principal balance of $253,000 at June 30, 1996, bearing interest at 10.75%. See Note 4 of Notes to the Consolidated Financial Statements.

  The Company's aggregate product returns have historically been insignificant to date. The liquidity characteristics of accounts receivable have a significant impact on the Company's short-term liquidity, and a lesser impact on the Company's long-term liquidity. The inability to collect accounts receivable when due can have a material adverse effect on the Company's working capital and financial condition at any point in time. This risk is substantial because of the significance of accounts receivable relative to the total assets of the Company.

  As of June 30, 1996, the Company also had outstanding approximately $150,000 in indebtedness under a non-interest bearing promissory note in the original aggregate principal amount of $225,000 which was issued in settlement of litigation. A portion of the net proceeds of this offering will be used to repay this note in full. See "Use of Proceeds."

  The Company's principal commitments consist of leases on its office facilities and obligations under its bank credit facility. The Company currently has no material commitments for capital expenditures. The Company believes that the net proceeds from this offering, together with anticipated cash flow from operations and its bank credit facility, will be sufficient to meet its working capital and capital expenditure requirements for at least the next 12 months. Depending on the Company's future growth and acquisitions, if any, it may become necessary to secure additional sources of financing before or after such time period.

                                   BUSINESS

  Optika is a leading provider of high-performance, client/server, integrated imaging software designed to meet the needs of paper intensive industries such as healthcare, financial services, insurance and retail. The Company's FilePower Suite is comprised of server software, which provides core imaging functions, application software for document image management, COLD and automated workflow transaction processing, and associated development tools. The FilePower Suite is easy to install, use and integrate with end-users' existing information systems, and is designed to be deployed at the departmental or workgroup level and then scale throughout the enterprise. The Company believes that the FilePower Suite enables end-users to reduce costs, improve operational productivity and enhance customer service. Additionally, the Company believes it is one of the leading providers of imaging solutions to the healthcare industry, based on over 80 installations of the FilePower Suite, although healthcare revenues comprised approximately 9% of the Company's total revenues during the first six months of 1996. The Company is seeking to capitalize on the success of the FilePower Suite in the healthcare industry through the development of the MediPower Suite which is designed to enable hospitals and other healthcare organizations to manage large amounts of patient related documents. The MediPower Suite incorporates document image management, COLD and automated workflow transaction processing technologies and is designed to provide fast and efficient access to patient information from workstations located throughout the enterprise, including the point of patient care.

INDUSTRY BACKGROUND

The Document Image Processing Industry

  Document image processing systems allow documents to be electronically stored, retrieved and routed and generally include the following five basic functions: (i) document capture, (ii) optical storage, (iii) retrieval and display, (iv) document management and (v) automated transaction processing (workflow). Document capture is the conversion of paper documents into digitized images and generally includes batch preparation, scanning, image enhancement, quality assurance and indexing of images to long-term storage, including optical disks, CD-ROM and magnetic media. Optical storage is the storage of images on optical drives and jukeboxes and includes platter management, volume management and hierarchical storage management. Retrieval and display is the retrieval of document images via either standard searches (using the indices stored during capture) or full-text indexing for display, annotation and routing. Document management is the centralized management and administration of large volumes of documents and typically provides a file cabinet and file folder metaphor for retrieving documents. Workflow is the automation of routine work processes, usually by automatic routing of images as a replacement for manual routing of paper.

  For paper intensive industries, such as healthcare, financial services, insurance and retail, electronic document image processing offers several advantages over paper or microfilm, including: (i) faster and easier file access, because document images are located and retrieved by entering a few key-words into a computer database rather than by searching through file cabinets for paper folders or microfilm, (ii) fewer misfiled documents, because database software is used to track the location of document images,
(iii) concurrent file access, since multiple users have the ability to access a document simultaneously, (iv) remote distribution and access, because document images are easily transmitted to standard facsimile equipment or remote computer terminals over commercial telephone lines, and (v) less expensive storage, because electronic storage generally requires less floor space and clerical overhead than paper-based storage, thereby reducing overall document storage costs. Once documents have been converted to an electronic format, they can be automatically routed from one workgroup or task to another. By implementing the automated workflow approach, companies can improve operating efficiencies compared to traditional paper-based document processing tasks. Several typical uses of document imaging systems include:

  Patient Records Management. The effectiveness of many existing healthcare information systems is limited because many aspects of a patient's medical record are on paper and may be located in several different departments or at off-site storage facilities. Hospitals and other healthcare providers can use imaging solutions to create a respository for a patient's complete medical record, including paper-based documents, such as doctors' orders and notes, consent forms and progress notes, and computer generated information, such as lab reports, transcriptions and patient demographics. In addition, medical images, such as X-rays and CAT scans, may be stored on the system. The availability of timely and complete patient information can enable healthcare providers to control costs while improving the quality of patient care.

  Insurance Claim Processing. Insurance companies use document imaging systems to speed claim processing. Documents associated with the claim are imaged and indexed, so that a service representative can retrieve the documents quickly when a customer calls, rather than having the documents delivered and calling the customer back. This can resolve claims more quickly and improve customer service.

  Loan Processing. Loan processing at financial institutions usually involves a large folder of documents that must be approved by many departments, a process that can take several weeks when done manually. By implementing document imaging, loan documents can be routed electronically to multiple departments, including remote offices, and approvals can be collected more quickly, increasing the institution's operating efficiencies.

  Accounts Payable Processing. Accounts payable processing for retailers and distributors with multiple geographic locations and high transaction volumes usually involves a large number of paper-based steps and significant costs for document storage. Imaging solutions permit accounts payable personnel to access invoices, purchase orders and related documents from their desktop computers and can significantly reduce the number of costly paper-based steps.

  The growth of the market for document image processing systems is being driven by: (i) improved price/performance characteristics of client/server distributed computing systems which have provided increased computing power at the desktop and higher bandwidth LANs and WANs, (ii) the widespread deployment of client/server computing systems connected to an infrastructure of LANs and WANs and (iii) increased competitive pressures for businesses to improve productivity and reduce costs, especially in paper-intensive industries. The production segment of the document imaging market includes applications that handle large volumes of paper and perform structured business functions such as patient records management, insurance claim processing, loan processing and accounts payable processing. According to a study by BIS Strategic Decisions, the software component of the North American production imaging segment has grown from approximately $264 million in 1993 to approximately $366 million in 1995 and is projected to grow to approximately $682 million by 1998.

The Evolution of Document Imaging Technology and Systems

  In the mid-1980s, the first generation of document image processing systems was introduced. The hardware components of these systems included optical scanners, optical disks and digital compression technologies which provided the technological foundation for processing and managing paper documents in image form. These early systems employed proprietary minicomputer architectures and closed, proprietary software and were sold by direct sales organizations to address high-end production applications. These systems generally required a significant amount of custom integration before they could interface with the customer's existing legacy systems. The first generation systems were typically priced in excess of $1 million.

  Commencing in the early 1990s, the market for enterprise-wide computing systems used by large commercial organizations has undergone a significant transformation as advances in hardware, software and networking technologies have led to a shift from mainframe and other "host-based" computer architectures to networked, client/server architectures in which computing tasks are distributed among numerous computers throughout the network. The flexibility, computing power and cost-effectiveness of distributed processing in an open systems environment has encouraged numerous large organizations to move many mission-critical computer applications to client/server systems from mainframes. In particular, the widespread adoption of client/server computing systems has significantly reduced the investment required to install, implement and operate mission-critical imaging and workflow applications. Most client/server production imaging systems are currently based on UNIX operating systems. However, a 1996 study by International Data Corporation predicts that while shipments of UNIX servers will grow from 462,000 in 1994 to 766,000 in 1998, a 13% annual growth rate, shipments of Windows NT servers will grow from 115,000 in 1994 to 1,170,000 in 1998, a 79% annual growth rate, challenging UNIX as the leading server software. Windows NT operating systems are expected to experience significant growth due to the large installed base of Windows NT-ready personal computers, its user friendliness and its relatively low user cost compared to the cost of UNIX systems. With the emergence of Windows NT-based operating systems, an alternative technological infrastructure to UNIX is now in place to offer high performance imaging systems using standard desktop hardware and software which can be installed and integrated in weeks or months.

  Certain challenges facing the healthcare industry illustrate the market potential for client/server based imaging solutions. Competition and cost-containment measures imposed by governmental and private payors have created substantial pressures on healthcare providers to control healthcare costs while providing quality patient care. At the same time, the healthcare delivery system is experiencing a shift from a highly fragmented group of non-allied healthcare providers to integrated delivery networks which combine payors, hospitals, and outpatient facilities. These integrated delivery networks are better suited to improve care and enhance operating efficiencies in the increasingly competitive healthcare environment. Traditional healthcare information systems have proven to be inadequate because (i) they do not capture large amounts of paper-based records which are stored in various sites throughout the enterprise, (ii) they usually cannot share computerized patient data which have been generated using disparate systems and (iii) they cannot access medical images such as X-rays and CAT scans at the point of care. In order to address these concerns, hospitals and other healthcare providers are demanding comprehensive, cost-effective information systems that deliver rapid access to a fully updated and complete computer-based patient record ("CPR"). While healthcare information system ("HCIS") vendors have made progress integrating many of the components necessary to construct a CPR, a complete CPR must also contain all current and historical patient information and information generated and stored outside of the local computer network. Document imaging and COLD technologies are essential elements of a CPR because they allow paper-based documents, computer generated information and medical images to be stored, accessed and delivered to the provider at the point of patient care. Hospitals and other healthcare providers are increasingly seeking integrated imaging systems with a standards-based architecture and custom interfaces designed to accept current medical interface formats to increase productivity, reduce costs of administration and increase cash flow.

  Other paper intensive industries face cost containment and productivity challenges similar to those confronting the healthcare industry. An increasing number of companies in these industries are seeking cost-effective image processing solutions that leverage their existing technological investments.

THE OPTIKA SOLUTION

  Optika has developed the FilePower Suite of integrated client/server imaging software comprised of server software, which provides core imaging functions, application software for document image management, COLD and automated workflow transaction processing, and associated development tools. The Company believes that the FilePower Suite enables end-users to reduce costs, improve operational productivity and enhance customer service. The Company's integrated imaging software combines image management, COLD and advanced workflow processing into a single component-based application. The FilePower Suite is designed to provide the following key benefits:

  Rapid Installation and Ease of Use. The FilePower Suite is contained on a single compact disk ("CD") which includes on-line documentation and on-line help, and is designed for push-button installation and rapid integration into the end-user's existing information system. The Company's products offer a convenient user interface so that users can move easily between imaging, COLD and workflow applications as well as other graphical applications. The FilePower Suite uses common viewing technology for the integrated products that allows end-users to work with a common environment to manage all of the folder-based data in the imaging and COLD systems. Standard programming languages can be used to integrate existing information systems and other management information technologies with the FilePower Suite.

  Enterprise-Wide Scalability. The Company's products can be deployed via LANs and WANs, and are designed for enterprise-wide scalability throughout large organizations. Thus, organizations can deploy solutions that meet the needs of workgroups and departments and can later scale across an entire enterprise. Small workgroups can take advantage of enterprise functionality such as volume input and storage, disaster recovery and security while large enterprises can implement systems based on departmental return on investment calculations.

  Compatibility with Heterogeneous Computing Environments. Since inception, the Company's products have been designed to operate on Windows-based platforms. The Company's software products currently operate on a variety of open computing platforms, including Windows 3.x, Windows 95 and Windows NT on the client desktop, Windows NT and Novell Netware as servers and UNIX for SQL database support. The Company's products also operate on many common hardware, software and database platforms, including SQL databases from Oracle, Sybase and Microsoft. Because different types of data can be accessed from a variety of platforms without the need for reformatting, the Company's products can be deployed in an enterprise which has heterogeneous platforms without necessitating a restructuring of the organization's existing computing environment.

  Ease of Customization and Extension. The open client/server architecture of the Company's products enables end-users to customize the software for industry-specific vertical applications which can then be integrated into existing computing environments through a custom user interface. The Company's network of BSPs and OEMs are able to build industry-specific customized applications which interoperate with the Company's open, component-based software using Microsoft's Object Linking and Embedding ("OLE") and Open Database Connectivity standards. The MediPower Suite is an example of a customized application being developed by the Company based on the FilePower Suite.

  The Company believes it is one of the leading providers of imaging solutions to the healthcare industry, although healthcare revenues comprised approximately 9% of the Company's total revenues during the first six months of 1996. The Company is seeking to capitalize on the installed base of over 80 installations of the FilePower Suite in the healthcare industry through the development of the MediPower Suite. The MediPower Suite is designed to (i) capture and store electronic data from disparate hospital information systems through real-time, computerized interfaces, (ii) provide applications for efficiently scanning and automatically indexing paper-based records, (iii) facilitate the storage of digitized medical images such as X-rays and CAT scans, (iv) allow storage of a patient's lifetime medical record on low cost optical disks, (v) enable workflow re-engineering of business processes and
(vi) incorporate user-oriented interfaces that allow the provider to easily locate and retrieve patient information in the hospital or clinical setting.

  The following are examples of end-user applications of the Company's products. The benefits achieved by the following end-users will not necessarily be achieved by every end-user.

  Healthcare: A 500-bed hospital with two facilities in Kentucky was experiencing significant growth in out-patient volumes and associated billing and cash collection processing, and wanted an imaging solution that would streamline the patient intake function and ultimately create a complete CPR for its physicians. In conjunction with one of its BSPs, the Company installed the FilePower Suite and is currently in the process of installing the MediPower Suite at the end-user's site to provide medical records and patient billing document storage, workflow processes for patient billing and chart completion, auto-indexing of documents, bursting and filing of reports from existing healthcare information systems and automated bulk remittance processing. Three of the seven software modules included in the MediPower Suite have been installed and are currently operational at the end-user's facilities.

  Financial Services: A leading financial services firm needed to automate its post-loan closing process at one of its three U.S. service centers. Prior to the installation of the FilePower Suite, this process consisted of 155 total steps, 22 of which were manual decisions and 109 of which were paper-based, including mail, setup, audit, assignment, copying and filing. In conjunction with one of its BSPs, Optika installed and integrated the FilePower Suite with the end-user's existing legacy system in under 90 days. Following the installation of the FilePower Suite, the number of paper-based steps and the total number of steps were each reduced by over 50%, providing significant productivity improvements. The Company is currently in the process of installing the FilePower Suite at the end-user's second U.S. service center and two international service centers.

  Banking: A leading U.S. financial institution sought to improve the quality of customer service provided by its Sioux Falls, South Dakota operations center which managed the customer service operations of 40 banks and to reduce the space required to store paper-based files such as account applications, powers-of-attorney, signature cards and correspondence. In conjunction with a local BSP, the Company installed the FilePower Suite to enable customer service employees at the operations center to store and retrieve customer information formerly contained in paper-based files from their desktop computers. Following the installation of the Company's software, the average time that a bank has had to wait for information from the operations center has been reduced from an average of 3.5 minutes to under one minute, hundreds of square feet of storage space has been reduced to 40 square feet, and the end-user has been able to reduce the number of customer service employees at the operations center by approximately 30%.

  Retail: A leading membership warehouse with over 240 membership warehouses in the United States, Canada, Mexico and the United Kingdom needed to reduce the paperwork associated with its accounts payable processing system. The end-user expected that, by 1996, in the absence of an imaging solution, accounting documents would exceed 9 million pages per year. In conjunction with one of its BSPs, the Company installed FPmulti and FPreport to provide the end-user with the ability to assemble and access proof of shipment, purchase orders and invoices on-line, resulting in cost savings in excess of $7 million over a five-year period as well as improved customer service through faster and more reliable access to documents.

STRATEGY

  Optika's objective is to be the leading worldwide supplier of high-performance client/server, integrated imaging software designed to meet the needs of paper-intensive industries. The Company's strategy includes the following key elements:

  Extend Technology Leadership. The Company intends to extend its position as a technology leader in developing and marketing open architecture, client/server, integrated imaging, COLD and workflow software products. The Company believes that Windows NT will challenge UNIX as a leading imaging and workflow server operating system over the next several years and intends to maintain and extend its leadership position in developing imaging software to support Windows NT operating environments. The Company plans to introduce enhancements to its FilePower Suite and vertical market applications which are complementary to the FilePower Suite, such as the MediPower Suite. The Company also may seek to acquire complementary technologies and products both to enhance the features and functionality of its existing products and to add new products. The Company is developing intranet and Internet applications for its imaging, COLD and workflow technologies.

  Continue to Develop Leveraged Distribution Model. The Company intends to continue to strengthen its network of BSPs and OEMs in targeted domestic and international markets. BSPs are an integral part of the Company's distribution strategy because they are responsible for identifying potential end-users, selling the Company's products to end-users as part of a complete hardware and software solution, customizing and integrating the Company's products at the end-user's site and supporting the end-user following the sale. The Company's strategy is to target its marketing activities toward its most productive BSPs and recruit additional BSPs in key geographical and vertical markets. OEMs also are an integral part of the Company's distribution strategy because they generally have a higher sales volume and require considerably less post-sales support than the Company's BSPs. The Company currently has OEM relationships with Lanier Worldwide, Inc. ("Lanier"), Alltel Healthcare Information Services, Inc. ("Alltel") and Anacomp, Inc. ("Anacomp") and is actively seeking to develop additional OEM relationships.

  Focus on Scalable Solutions. The Company has designed its products to scale from workgroups and departments to large enterprises. The Company believes that initial end-user success with its software is an essential factor in the end-user's decision to deploy the software throughout the enterprise. The Company believes that migrating end-users from initial departmental usage to enterprise-wide deployment provides additional sales opportunities within its existing end-user installed base. Optika also intends to integrate its software with Lotus Notes and its workflow application software with Microsoft Exchange client software.

  Lower Cost of Ownership. The Company's intends to continue to enable end-users to leverage their investment in their existing infrastructure of heterogeneous hardware, software and database systems through the open architecture of it software products. The Company believes that end-users, BSPs and OEMs can reduce programming costs by using Optika's application programming interface ("API") or by employing the integration methods in OLE. Because the Company's products can be initially deployed at the workgroup level, end-users can deploy a limited number of copies of Optika's software as required to meet their immediate needs, and then receive preferential pricing as they scale to a larger number of users.

  Capitalize on Healthcare Opportunity. Due to the size of the FilePower Suite's installed base in the healthcare industry, the Company formed a dedicated Healthcare Division in August 1994 to develop and market the MediPower Suite as a comprehensive software solution tailored to this industry. Key elements of the Company's healthcare strategy include completing the development of the MediPower Suite, recruiting additional BSPs, OEMs and sales and marketing personnel focused on healthcare, and expanding sales of its imaging products to other healthcare organizations, including health maintenance organizations and home healthcare providers. The Company intends to develop additional applications for other vertical markets, such as financial services, in the future.

PRODUCTS

  The Company's core products are the FilePower Suite, a suite of high-performance, client/server, integrated imaging software products which perform all five basic imaging functions, and the MediPower Suite, a suite of integrated document imaging and computer report processing applications for managing medical records and business office applications. The Company's products run on a variety of open computing platforms, support standard graphical operating systems and can be deployed across enterprises through LANs and WANs.

FILEPOWER SUITE

  In August 1995, the Company released the FilePower Suite on a single, easy-to-use CD which simplifies system installation and configuration. The FilePower Suite consists of a client domain, development tools and a server domain. The client domain includes document image management, COLD and workflow software applications while the server domain provides an extensive set of core imaging services. API development tools included on the CD enable third-party developers to build a variety of applications tailored to specific industries. Electronic business documents and COLD pages can be stored in folders along with document images, which are managed by the FilePower server software. The FilePower Suite allows users to view and manipulate many disparate document types without launching separate applications.

                  [GRAPHICAL REPRESENTATION OF COMPONENTS OF
                     FILEPOWER ARCHITECTURE APPEARS HERE]

Client Domain

  FPmulti. FPmulti, the Company's image management product, provides a comprehensive solution for managing scanned images of paper documents, facsimiles and computer-generated reports, as well as data files created by common Windows-based application software. FPmulti accesses the tools necessary to capture, view, file, store, retrieve, share, print and fax documents. FPmulti utilizes industry-standard SQL databases to manage the index information for scanned documents, computer reports and electronic files created by other office applications.

  FPreport. FPreport, the Company's COLD product, is an information solution for the capture, optical storage, management and retrieval of mainframe and minicomputer generated reports as an alternative to paper or COM (computer output to microfilm/fiche). FPreport captures computer data from mainframes, minicomputers and personal workstations to be formatted, indexed, compressed and stored on optical disk. It also provides users with an interface for designing and selecting the fields that will be indexed for future retrieval needs. FPreport is able to store hundreds of thousands or millions of computer report pages on an optical disk using compression techniques.

  PowerFlow. PowerFlow is the automated transaction processing system that provides independent workflow services, process-based and ad hoc routing, and a platform for integrating third-party applications and data into the workflow process. All management and administration for the system (for example, designing workflow process maps and, producing management reports) is accomplished graphically and without programming or scripting. The resulting process definitions are used as an electronic "road map" for automatically routing documents, initiating task assignments and triggering automated processes such as printing, faxing or updating. In addition, an administration tool allows supervisory personnel to monitor and manage work processes and resources on a continuous basis.

  WorkBooks and WebBooks. Optika WorkBooks enables copies of documents stored in a FilePower application to be placed in a "container" that can be e-mailed via Lotus Notes, Microsoft Exchange, corporate e-mail systems and similar systems throughout the enterprise. WebBooks, the Company's first product being developed for intranets and the Internet, will use WorkBook technology to allow users to collect information from an Optika system, encrypt it, and transmit it over intranets and the Internet with a high level of security.

Development Tools and Connectivity

  FilePower integration and development tools include a set of APIs and an OLE automation and control layer (collectively, "FPengine"). FPengine consists of a powerful collection of advanced functions designed to simplify the complexity of image-enabling, including optical disk management, OCR, full text indexing, high-speed image printing and faxing and image display and manipulation. FPengine provides a comprehensive solution for integrating imaging, COLD and workflow functionality with most existing applications. FPengine can be used by third-party developers with standard development tools including Visual Basic, C/C++ and PowerBuilder and other programming environments to image-enable legacy applications and to invent custom document imaging solutions or create value added enhancements to the core FilePower family of products by integrating other information management technologies.

Server Software Domain

  The server software included in the FilePower Suite provides a number of core image management functions. FPdisc facilitates the retrieval and storage of documents and images. The FPdisc Server acts as the system's storage for data files, documents, computer reports and images. FPdisc Server is the foundation of the Optika image and work management systems and support numerous high-capacity storage subsystems such as optical media and CD-ROM. FPprint and FPfax provide hard-copy replication, electronic transmission and reception of documents and images. FPenhance improves the quality of scanned images by applying complex mathematical algorithms to the image. These enhancement functions serve to improve the shape and readability of the characters on the scanned image, resulting in higher accuracy for the optical character recognition process performed by the FilePower Optical Character Recognition Server ("FPocr"). The FilePower Transaction Processing Systems ("FPtransact") are companion servers that perform batch processing of work generated by external systems. The FPtransact product line includes batch processing capabilities for FPmulti and PowerFlow, and the SQL database structures for FPmulti and PowerFlow.

MEDIPOWER SUITE

  The Company is currently developing the MediPower Suite, an integrated patient accounting and medical records software suite designed to enable hospitals and other healthcare organizations to manage large amounts of patient related documents. The MediPower Suite, which utilizes the FilePower server software and associated development tools, is designed to provide fast and efficient access to patient information from workstations located throughout the enterprise, including the point of patient care. The MediPower Suite integrates and improves on the traditional paper-handling associated with patient care and is designed to address initial patient scheduling, in-patient, out-patient or emergency department treatment, medical chart completion, billing, follow-up and remittance posting. The MediPower Suite will integrate with HCIS systems to automatically establish computer-based patient records. Additionally, the MediPower Suite will provide a customized medical viewer and configurable workflow processes. To date, five of the seven software modules currently comprising the MediPower Suite have been developed and the remaining two modules are under development and are currently expected to be completed by the end of 1996. In addition, an eighth module will be added to the MediPower Suite, and is expected to be delivered by mid-1997. The Company may add additional software modules to extend the functionality of the MediPower Suite. The Company has formed an advisory council of current and potential end-users of the MediPower Suite to enable it to meet industry-wide requirements. See "Risk Factors--Risks Associated with the MediPower Suite."

                  [GRAPHICAL REPRESENTATION OF COMPONENTS OF
                         MEDIPOWER SUITE APPEARS HERE]

  The following are key aspects of the MediPower Suite:

  MPregister. MPregister uses pen-pads and low-cost desktop scanners at the registration desks to reduce or eliminate the creation of paper at the time of patient registration. Patients review, complete and electronically sign various forms which are then automatically placed in the patient's electronic folder.

  MPviewer. MPviewer is the fundamental interactive viewing tool for medical charts and folders as well as records in the business office. It is used throughout the MediPower Suite and displays scanned documents, medical images, formatted pages from downloaded computer reports, as well as most word processing, spreadsheet and other personal computer-type files. MPviewer features folder-style tabs to access documents within sections of a chart or billing folder, and can be personalized for individual users.

  MPchart. MPchart combines sophisticated rule-based workflow with a simple graphical interface for chart completion and enables doctors or other authorized personnel to electronically sign individual documents. MPchart supports assignment and re-analysis of deficiencies and interfaces with the hospital's existing third-party deficiency tracking software to form a secure, comprehensive and versatile completion system.

  MPbridge. MPbridge uses the healthcare industry's "HL-7" communication standard to interface with the hospital's admission, discharge and transfer system for automatic folder creation/maintenance, as well as automatic retrieval of documents from prior visits into high speed magnetic disk cache.

  MPindex. MPindex is a configurable, extensible workflow system for scanning, auto-indexing and filing all types of medical records, financial documents, and correspondence. It combines technologies such as image enhancement, bar-code recognition, OCR and mark sense with a streamlined user interface for document quality control, exception handling, and re-scanning.

  MPacquire. MPacquire, which is currently under development, is a family of servers which capture, process and import documents created by other data processing systems within the hospital. Transcriptions, lab reports, bills and other documents can be filed electronically without the need for scanning paper.

  MPremit. MPremit, which is currently under development, is an automated system for the scanning and processing of bulk remittances. MPremit applies business rules based on the hospital and the specific payor to calculate payment and adjustment amounts, and posts these transactions to the hospital's financial system.

SALES AND MARKETING

Sales

  Optika employs a two-tiered leveraged sales model consisting of a worldwide network of approximately 170 BSPs and three OEMs. Optika also has a Major Accounts team which supports its BSPs. Sales from BSPs and OEMs accounted for 89% and 11%, respectively, of the Company's revenues for the year ended December 31, 1995, and 87% and 13%, respectively, for the six months ended June 30, 1996. See "Risk Factors--Reliance on Indirect Distribution Channels; Potential for Channel Conflict."

  Business Solutions Partners. Business Solutions Partners or BSPs are VARs which are responsible for identifying potential end-users, selling the Company's products to the end-users as part of a complete hardware and software solution, customizing and integrating the Company's products at end-users sites and providing support and maintenance to the end-users following the sale. The Company's BSPs currently include large organizations selling a wide variety of products, smaller organizations focused on imaging, application-oriented organizations and geographically-focused organizations. The Company establishes relationships with BSPs through written agreements which establish a price at which the BSP is eligible to purchase the Company's software for resale to end-users, the maintenance fee revenues which must be remitted back to the Company and other material terms and conditions. Such agreements generally do not grant exclusivity to the BSPs, do not prevent the BSPs from carrying competing product lines and do not require the BSPs to sell any particular dollar amount of the Company's software, although the contracts may be terminated at the election of the Company if specified sales targets and end-user satisfaction goals are not attained. Actual sales contracts are between the BSPs and the end-users, although the end-user directly licenses the software from the Company through acceptance of a standard shrink-wrapped license agreement. The BSPs remit the proceeds of software sales and maintenance fees directly to the Company following the sale to the end-user. The Company supports its BSPs through dedicated personnel at its headquarters in Colorado Springs and a network of seven field offices. Services range from joint marketing efforts and assistance with pricing and proposals to technical product support.

  The Company's strategy is to target its marketing activities toward its most productive BSPs and recruit additional BSPs in key geographic and vertical markets. The Company's "Eye on Partnership" and "Affiliate Company" programs are crucial elements of this strategy. The Eye on Partnership program is designed to promote long-term relationships between the Company and its BSPs by awarding silver, gold and platinum status to BSPs based on their sales, training and customer service achievements. This program includes extended support and free training, as well as marketing assistance with seminars, programs and co-op marketing funds. The Affiliate Company program is designed to create a partnership between the Company and its most productive BSPs and provide additional incentives to encourage them to promote the Company's products. Affiliate Companies agree not to carry competing products and receive territorial rights (although not exclusivity), concentrated marketing efforts from the Company and additional support from the Company's Major Accounts team.

  OEMs. The Company has also established relationships with three OEMs who resell the Company's software under their names to their end-user customers as part of their own imaging software solution. Unlike the Company's BSP relationships, the OEMs actively compete with the Company and its BSPs. The Company's current OEM relationships consist of Lanier (imaging and COLD), Alltel (healthcare) and Anacomp (COLD). Optika's OEM agreements establish a price at which the OEM is eligible to purchase the Company's software for resale to its customers, and the maintenance fees received by the OEM to be remitted back to Optika. OEMs generally have a higher sales volume and require considerably less post-sale support than the Company's BSPs. The Company's strategy is to continue to recruit OEMs in key vertical markets such as healthcare and financial services.

  Major Accounts. The Company's Major Accounts team focuses on developing relationships with large corporate end-users with multiple geographic locations. The Major Accounts team initiates contact directly with the end-user, but relies heavily on the Company's BSPs to provide installation and integration services at the end-user's site and provide end-user support and maintenance following sales. For sales originated by the Major Accounts team, the end-user enters into a contract directly with the Company, and the Company sub-contracts and coordinates installation and support activities with the BSPs.

International Sales

  The Company believes that a significant opportunity exists to increase international sales of its integrated imaging software products. For the year ended December 31, 1995 and the six months ended June 30, 1996, Optika generated approximately 15% and 24%, respectively, of its total revenues from international sales. The Company currently maintains an office in London to support its 22 European BSPs and an office in Singapore to support its 17 Asian BSPs. The Company is actively seeking to expand and strengthen its network of foreign BSPs, particularly in Japan and throughout the Pacific Rim, which was a significant factor behind the IPRS/Intuit Acquisition. The Company is also recruiting BSPs in Canada, continental Europe and Latin America. See "Risk Factors--International Operations."

Marketing

  In support of its sales efforts, the Company conducts sales training courses, targeted marketing programs, including direct mail, channel marketing, promotions, seminars, trade shows, telemarketing and ongoing customer and third-party communication programs. The Company also seeks to stimulate interest in its products through its public relations program, speaking engagements, white papers, technical notes and programs targeted at educating consultants on the Company's capabilities. As part of its public relations program, Optika is deploying a multimedia CD-ROM. This CD contains product demonstrations, Company highlights, marketing material and video clips of customer testimonials. Optika's marketing CD is used as a fulfillment piece for direct mail and seminars, as well as an educational tool for industry analysts. Optika is also entering into, or expanding corporate relationships with major technology, database, application and hardware companies such as Microsoft, Cornerstone Imaging, Inc., Kofax Image Products, Inc. and PC DOCS Group International, Inc. to improve the Company's position in the market.

CUSTOMERS

  The Company's direct customers are its BSPs and OEMs, which purchase and resell its products to its indirect customers, the end-users. As of June 30, 1996, the Company had licensed over 27,000 seats to its end-users worldwide. No BSP, OEM or end-user accounted for more than 10% of the Company's total revenues for the year ended December 31, 1995 or the six months ended June 30, 1996. Set forth below is a partial list of end-users who have generated revenues for the Company since January 1, 1995 and have acquired licenses for a minimum of five users. The Company believes that all of these end-users are currently using the Company's products and are representative of the Company's overall end-user base.

  HEALTHCARE                              EDUCATION
  ----------                              ---------
  Parkview Hospital                       Mercer County Community College
  Pascack Valley Hospital                 Pace University
  Rush Presbyterian St. Luke's
  Medical Center                          GOVERNMENT
  St. Elizabeth Medical Center            ----------
  Washington Dental Services              El Paso County, Colorado
                                          Jefferson County, Alabama
  FINANCIAL & BANKING                     Massachusetts Court of Appeals
  -------------------                     Minnesota Department of Health
  Bank One Denver N.A.                    San Francisco Department of Building
  Equifax, Inc.                           Inspection
  Federal Home Loan Bank
  General American Credits, Inc.          MANUFACTURING
  Merrill Lynch, Pierce,                  -------------
  Fenner & Smith, Inc.                    Better Bilt Aluminum Products
  Mitsubishi Finance International Plc    Company
  Norwest Bank                            Chaparral Steel Company, Inc.
  UNIPAC Service Corporation              Dow Corning Corporation
  Travelers Express Company, Inc.         Mazda Motor Corporation
                                          Michelin Tire Corporation
  INSURANCE
  ---------                               RETAIL
  Blue Cross and Blue Shield of           ------
  Florida, Inc.                           Best Buy Co., Inc.
  Colorado Farm Bureau                    Carr Gottstein Foods Co.
  Fireman's Insurance                     Payless Cashways, Inc.
  John Hancock Mutual Life                Price Costco, Inc.
  Insurance Company                       Royal Cup Coffee, Inc.

  COMMUNICATIONS                          TRANSPORTATION
  --------------                          --------------
  AT&T Wireless Services                  European Transport Company
  Bell Atlantic Mobile                    Myers Industries, Inc.
  Continental Cablevision Inc.
  Kansas Cellular                         UTILITIES
                                          ---------
                                          Homer Electric Association Inc.
                                          Louisville Gas & Electric Company

SERVICE AND SUPPORT

  The Company believes that a high level of service and support is critical to the Company's performance. The Company provides technical support, maintenance, training and consulting to its BSPs, which are in turn primarily responsible for providing technical support services directly to the end-users. The Company also provides such support directly to its end-users on an as-needed basis. These services are designed to increase end-user satisfaction, provide feedback to the Company as to end-users' demands and requirements and generate recurring revenue. The Company plans to continue to expand its services and support programs as the depth and breadth of the products offered by the Company increases.

BSP Support

  The Company maintains pre-sales technical support personnel that work directly with the BSPs to provide technical responses to sales inquiries. The Company offers educational and training programs, as well as customized consulting services to its BSPs. Fees for training and consulting services are generally charged on a per diem basis. The Company also provides product information bulletins on an ongoing basis, including bulletins posted through its Internet web site, Lotus Notes database and periodic informational updates about the products installed. These bulletins generally answer commonly asked questions and provide information about new product features.

Technical Support and Software Maintenance

  The Company, in conjunction with its BSPs, offers end-users a software maintenance program. The maintenance program includes software updates provided by the Company to the end-user and technical support provided by the BSP. Telephone consultation is provided by the Company to the BSP to respond to end-user technical questions that the BSP is unable to answer. A BSP typically charges the end-user a fee for maintenance and support of the entire imaging system, including software and hardware. In turn, the Company, on an annual basis, charges the BSP a fee of between 8% and 12% of the then-current list prices of the licensed software.

Warranty

  The Company generally includes a 90-day limited warranty with the software license. During the warranty period, the end-user is entitled to free product upgrades and corrections for documented program errors and the BSP is entitled to free telephone consultation. The services and updates provided during the warranty period may be extended by the end-user if they enter into the software maintenance program.

RESEARCH AND DEVELOPMENT

  The Company has committed and expects to continue to commit substantial resources to research and development. Optika's research and development organization is organized along the product team concept. Each product team has an engineering team leader, a product manager, development engineers and quality assurance engineers. The team is entirely responsible for the design implementation and quality of their products. Additionally, Optika has employed a "product author" concept under which individual contributors, or small teams, develop products from conception to market introduction with limited corporate interference. Product authors are responsible for end-user satisfaction with the products and are compensated based on a declining percentage of the revenues generated by the product over a three year period. Product authorship encourages innovation, faster time to market, higher quality and long-term employment relationships between the Company and its most valued engineers. Product development efforts are directed at increasing product functionality, improving product performance and expanding the capabilities of the products to interoperate with third-party software and hardware. In particular, the Company is devoting substantial development resources to develop additional functionality for its products and the capability to support additional platforms, databases, graphical user interfaces, toolsets and emerging technologies. The Company believes that the modular architecture of its software products will provide the foundation for future enhancements to the Company's integrated imaging solution.

  Areas of future development currently being pursued by the Company include completing the development of two software modules of the MediPower Suite, further enhancing the FilePower Suite and completing the development of WebBooks, the Company's first product for intranets and the Internet. The Company continues to identify and prioritize various technologies for potential future product offerings. The Company may develop these products internally or enter into arrangements to license or acquire products or technologies from third parties. As of June 30, 1996, the Company's research and development organization consisted of 36 full-time employees in Colorado Springs, Colorado, and six employees in Marlboro, Massachusetts. During 1995, research and development expenses were $3.7 million. As of June 30, 1996, the Company had expensed all of its software development costs as incurred. See "Risk Factors--Rapid Technological Change; Dependence on New Product Development," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Consolidated Financial Statements.

COMPETITION

  The market for the Company's products is intensely competitive and significantly affected by new product introductions and other market activities of industry participants. The Company believes that the principal competitive factors affecting its market include product features such as adaptability, scalability, ability to integrate with third-party products, functionality, ease of use, product reputation, quality, performance, price, customer service and support, effectiveness of sales and marketing efforts and company reputation. Although the Company believes that it currently competes favorably with respect to such factors, there can be no assurance that the Company can maintain its competitive position against current and potential competitors. The Company's principal direct competitors for its various product lines include BancTec, FileNet, IBM, Unisys

Corporation, ViewStar and Wang. The Company also competes with industry-specific application vendors such as IMNET and LanVision. Numerous other software vendors also compete in each product area. Potential competitors include, without limitation, providers of document management software products, providers of document archiving products and RDBMS vendors. Many of the Company's current and potential competitors have longer operating histories, significantly greater resources and name recognition and a larger installed base of customers than the Company. As a result, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products, than can the Company. The Company also faces indirect competition from VARs, OEMs, distributors and systems integrators. The Company relies on a number of these resellers for implementation and other customer support services, as well as recommendations of its products during the evaluation stage of the purchase process. Although the Company seeks to maintain close relationships with these resellers, many of these third parties have similar, and often more established, relationships with the Company's principal competitors. If the Company is unable to develop and retain effective, long-term relationships with these resellers, the Company's competitive position would be materially adversely affected. Further, there can be no assurance that these third parties, many of which have significantly greater resources than the Company, will not market software products in competition with the Company in the future or will not otherwise reduce or discontinue their relationships with or support of the Company and its products. See "Risk Factors--Intense Competition."

PROPRIETARY RIGHTS

  The Company relies on a combination of trade secret, copyright and trademark laws, software licenses and nondisclosure agreements to establish and protect its proprietary rights in its products. The Company enters into confidentiality and/or license agreements with all of its employees and distributors, as well as with its customers and potential customers seeking proprietary information, and limits access to and distribution of its software, documentation and other proprietary information. Despite these precautions, it may be possible for unauthorized third parties to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. The Company has certain registered and other trademarks. The Company believes that its products, trademarks and other proprietary rights do not infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims in the future. See "Risk Factors--Dependence on Proprietary Technology; Risk of Infringement."

EMPLOYEES

  At June 30, 1996, the Company had 122 full-time employees in eleven cities. Of these employees, 42 were involved in research and development, 43 in sales and marketing, 25 in technical support and training and 12 in administration and finance. No employees are covered by any collective bargaining agreements. The Company believes that its relationships with its employees are good.

FACILITIES

  The Company's principal administrative, sales and marketing, research and development and support facilities consist of approximately 21,500 square feet of office space in Colorado Springs, Colorado. The Company occupies these premises under a lease expiring July 1997. As of June 30, 1996, the monthly base rent for this facility was approximately $26,000. In support of its field sales and support organization, the Company also leases facilities and offices in eight other locations in the United States, one location in the United Kingdom and one location in Singapore. The Company believes that it will require additional space upon the expiration of its lease in July 1997, and has entered into a non-binding letter of intent to lease approximately 38,000 square feet of office space in Colorado Springs commencing March 1997 at a monthly base rent of approximately $41,000. No assurance can be given that a lease will be consummated based on such terms or that such space can be obtained on terms acceptable to the Company or that business interruptions will not result due to any such relocation.

LEGAL PROCEEDINGS

  The Company is not currently a party to any material legal proceedings.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The Company's directors and executive officers and their ages as of the date of this Prospectus, are as follows:

     NAME                       AGE POSITION
     ----                       --- --------
   Mark K. Ruport..............  43 President, Chief Executive Officer and
                                    Chairman of the Board of Directors
   Steven M. Johnson...........  34 Vice President--Finance and Administration,
                                    Chief Financial Officer and Secretary
   Marc R. Fey.................  40 Senior Vice President--Engineering and
                                    Customer Support Services
   Donald R. Graham............  48 Vice President--United States Operations
   David J. Mansen.............  41 Vice President--Marketing
   Mark A. Schenecker..........  36 Vice President--Research and Development
   Paul Carter.................  41 Co-Founder and Director
   Malcolm D. Thomson..........  34 Co-Founder and Director
   Richard A. Bass(1)..........  54 Director
   James E. Crawford III(2)....  50 Director
   Robert L. Gett..............  45 Director
   Harry S. Gruner(1)(2).......  36 Director
   Graham O. King(1)(2)........  56 Director

- --------
(1) Member of Audit Committee
(2) Member of Compensation Committee

  Mark K. Ruport has been President and Chief Executive Officer and a Director of the Company since February 1995. He has served as Chairman of the Board of Directors since May 1996. From June 1990 to July 1994, Mr. Ruport was President and Chief Operating Officer, and most recently Chief Executive Officer, of Interleaf, Inc., a publicly-held software and services company that develops and markets document management, distribution and related software. From July 1994 to February 1995, Mr. Ruport pursued personal interests. From 1989 to 1990, Mr. Ruport was Senior Vice President of Worldwide Sales of Informix Software, where he had direct responsibility for direct and indirect sales and OEMs. From 1985 to 1989, Mr. Ruport was Vice President of North American Operations for Cullinet Software, where he oversaw North American sales, customer support and systems integration.

  Steven M. Johnson has served as Vice President--Finance and Administration and Chief Financial Officer of the Company since September 1992 and as its Secretary since May 1996. He also served as interim Chief Executive Officer of the Company from October 1994 to February 1995. Prior to joining the Company, from February 1988 to September 1992, Mr. Johnson was Vice President, Finance and Chief Financial Officer of Insurance Auto Auctions, Inc., a publicly held company. From June 1987 to February 1988, Mr. Johnson served as Controller and Director of Finance for HOH Water Technology Corporation and prior to 1987, was a senior accountant with KPMG Peat Marwick.

  Marc R. Fey has served as the Company's Senior Vice President--Engineering and Customer Support Services since February 1996. Mr. Fey previously held the position of Vice President--Development from July 1994 to February 1996. Prior to joining the Company, from September 1991 to June 1994, Mr. Fey was President of The Fey Company, which provided consulting services for software companies and venture investors on technology, acquisitions, strategic planning and general operations. Mr. Fey co-founded XA Systems Corporation, where from 1982 to 1991 he served in various capacities, including President and, most recently, Chairman and Chief Technology Officer. Prior to 1982, Mr. Fey was a Manager with Andersen Consulting.

  Donald R. Graham has served as the Company's Vice President--United States Operations since January 1, 1996. From June 1995 to December 1995, Mr. Graham served as the Company's Vice President--Eastern Region, and from January 1994 to June 1995, he was self-employed as a private fund raiser. From April 1992 through December 1993, Mr. Graham served as Director of Sales for Relay Technology, and from September 1991 through March 1992, he was Director of the Eastern Region at Uniface Corporation.

  David J. Mansen has served as Vice President--Marketing since October 1995. From July 1991 to October 1995, Mr. Mansen was employed by Recognition International, Inc., a provider of image processing systems, most recently as Vice President of Marketing. From 1986 to 1991, Mr. Mansen was a principal in a technology investment management firm, and from 1978 to 1985, he held marketing positions at Datapoint Corporation.

  Mark A. Schenecker has served as the Company's Vice President--Research and Development since February 1996. Mr. Schenecker held the position of Director of Product Management from August 1995 to January 1996 and Product Manager from March 1994 to July 1995. Prior to joining the Company, Mr. Schenecker was employed by Lanier Worldwide, Inc., where he held positions in systems analysis and was responsible for advanced digital imaging and copier technology.

  Paul Carter is a co-founder of the Company and has served as a Director since its inception. Since July 1994, he has served as Chief Product Architect, and he served as the Company's Secretary from 1988 to May 1996. From July 1990 to June 1994, Mr. Carter was Director of Research and Development of the Company, and from January 1988 to June 1990 he was its Vice President--Research and Development. Prior to co-founding the Company, Mr. Carter was a design specialist for Ashton-Tate in California.

  Malcolm D. Thomson is a co-founder of the Company and has served as a Director since its inception. Since January 1996, he has served as Vice President--Internet and Interconnectivity of the Company. From July 1994 through December 1995, he served as Vice President--New Business Development; from February 1993 through June 1994, he served as Vice President-- Development; from August 1992 through January 1993, he served as Vice President--Sales; from July 1990 through July 1992, he served as Director of Systems Integration; and from the inception of the Company through June 1990, he served as President. Prior to co-founding the Company, Mr. Thomson was an engineer with Ashton-Tate in the United Kingdom and in California.

  Richard A. Bass has served as a Director of the Company since May 1993, and he served as Chairman of the Board from September 1994 to May 1996. Since February 1991, Mr. Bass has been President and Chief Executive Officer of Point of View, Inc., a multimedia publishing company.

  James E. Crawford III has served as a Director of the Company since December 1993. He is a general partner of Frontenac Company, a venture capital firm that he joined in August 1992. From February 1984 to August 1992, Mr. Crawford was a general partner of William Blair Venture Management Co., the general partner of William Blair Venture Partners III, a venture capital fund. He was also a general partner of William Blair & Company, an investment bank and brokerage affiliated with William Blair Venture Management Co., from January 1987 to August 1992. Mr. Crawford is also a Director of Cornerstone Imaging, Inc., a provider of document imaging subsystems, and he is a director of several private companies.

  Robert L. Gett has served as a Director of the Company since June 1996. He has been Executive Vice President--Operations of Cambridge Technology Partners (Massachusetts), Inc., an international professional services information technology firm, since March 1991, and he has served as a Director of that firm since October 1992. From August 1990 until March 1991, Mr. Gett served as Executive Vice President--Operations, of Cambridge Technology Group, Inc. From July 1988 until August 1990, Mr. Gett served as President of Fidelity Software Development Company, the systems and technology services unit of Fidelity Investments. From February 1982 until July 1988, Mr. Gett served as Chief Information Officer of Smith Barney, Harris Upham & Company, Inc.

  Harry S. Gruner has served as a Director of the Company since May 1996. He has been a general partner of JMI Equity Fund, a private equity investment partnership, since November 1992. From August 1986 to October 1992, Mr. Gruner was a principal with Alex. Brown & Sons Incorporated. Mr. Gruner is also a director of Brock International, Inc., a developer, marketer and supporter of software systems, Jackson Hewitt, Inc., an income tax processing company, The META Group, Inc., a syndicated information technology research company, Hyperion Software, Inc., a financial software company and numerous privately held companies.

  Graham O. King has served as a Director since April 1996. Mr. King is currently the Chairman, Chief Executive Officer and a Director of US Servis, Inc., a healthcare management services company. From April 1987 to October 1993, Mr. King was with Shared Medical Services, a company specializing in hospital information systems, most recently serving as its president from 1988 to 1993. From February 1983 to December 1986, Mr. King was President of Daseke and Company and from December 1979 to November 1982, was President and Chief Executive Officer of Auto-Trol Technology, a computer-aided design software company. Mr. King is also a Director of ADAC Laboratories, a provider of nuclear medicine diagnostic imaging equipment and a supplier of radiology and laboratory information systems.

  The Company's executive officers are appointed by, and serve at the discretion of, the Board of Directors. Each executive officer is a full-time employee of the Company. All Directors hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. The Board of Directors is divided into three classes, each of whose members serve for a staggered three-year term. The Board is composed of two Class I Directors (Messrs. Carter and Bass), three Class II Directors (Messrs. King, Gett and Gruner) and three Class III Directors (Messrs. Ruport, Thomson and Crawford). At each annual meeting of stockholders after the 1997 annual meeting of stockholders, the appropriate number of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I Directors, Class II Directors and Class III Directors will expire upon the election and qualification of successor directors at the annual meetings of stockholders held in calendar years 1998, 1999 and 2000, respectively. There are no family relationships between any Director or executive officer of the Company. Messrs. Crawford, Gruner, Ruport, Carter, Thomson and Bass were appointed to the Board of Directors of the Company pursuant to an Amended and Restated Shareholders' Agreement between the Company and certain stockholders named therein dated as of November 22, 1995, which Agreement will expire on consummation of this offering.

BOARD COMMITTEES

  In May 1994, the Board of Directors established the Audit Committee, which reviews the Company's annual audit and meets with the Company's independent accountants to review the Company's internal controls and financial management practices. The Audit Committee consists of Messrs. Bass, Gruner and King. In January 1994, the Board of Directors also established the Compensation Committee, which will recommend to the Board of Directors compensation for certain of the Company's personnel and administers the 1994 Stock Plan. The Compensation Committee consists of Messrs. Crawford, Gruner and King.

DIRECTOR COMPENSATION

  Except for grants of stock options and reimbursement of expenses, directors of the Company do not receive compensation for services rendered as a director. However, both Mr. King and Mr. Gett will receive a fee of $10,000 for each year of service as a director. The Company does not pay compensation for committee participation or special assignments of the Board of Directors. Messrs. Carter and Thomson each received options in 1990 to purchase 120,000 shares of Common Stock at an exercise price of $0.75 per share, which options are currently exercisable for fully vested shares of Common Stock. Mr. Ruport has been granted options under the 1994 Stock Plan to purchase an aggregate of 510,000 shares of Common Stock.

  On April 1, 1996, in connection with his appointment to the Board of Directors, Mr. King received from the Company an option under the 1994 Stock Plan to purchase 25,000 shares of Common Stock at an exercise price of $5.00 per share. The option has a maximum term of ten years measured from the grant date, subject to earlier termination upon Mr. King's cessation of service with the Company. The option is immediately exercisable in full. Twenty-five percent of the option shares were fully vested as of the grant date. The remaining option shares are subject to repurchase by the Company at the exercise price paid per share should Mr. King cease to be a non-employee board member prior to vesting in the shares. Mr. King will vest in an additional 25% of the option shares upon his completion of each of the three years of service with the Company measured from the option grant date. Mr. King also received an option from Frontenac VI Limited Partnership ("Frontenac") to purchase 25,000 shares of Common Stock currently owned by Frontenac at an exercise price of $5.00 per share. On June 3, 1996, in connection with his appointment to the Board of Directors, Mr. Gett received an option under the 1994 Stock Plan to purchase 25,000 shares of Common Stock at an exercise price of $7.50 per share. The option has a maximum term of ten years measured from the grant date subject to earlier termination upon Mr. Gett's cessation of service with the Company. The option is immediately exercisable in full. The option shares are subject to repurchase by the Company at the exercise price paid per share should Mr. Gett cease to be a non-employee Board member prior to vesting in the shares. Twenty-five percent of the option shares will vest on Mr. Gett's completion of each of the next four years of service with the Company measured from the option grant date. The option shares held by both Mr. King and Mr. Gett will fully vest in the event the Company is acquired by merger or asset sale, unless the option is assumed by the acquiring company. Non-employee Board members will receive option grants at periodic intervals under the Automatic Option Grant Program of the 1994 Stock Plan. See "--1994 Stock Option/Stock Issuance Plan" and "Certain Transactions."

LIMITATION OF LIABILITY AND INDEMNIFICATION

  Pursuant to the provisions of the Delaware General Corporation Law, the Company has adopted provisions in its Amended and Restated Certificate of Incorporation which provide that directors of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of:
(i) a breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) an act related to the unlawful stock repurchase or payment of a dividend under Section 174 of Delaware General Corporation Law and (iv) transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

  The Company's Amended and Restated Certificate of Incorporation also authorizes the Company to indemnify its officers, directors and other agents by bylaws, agreements or otherwise, to the full extent permitted under Delaware law. The Company has entered into separate indemnification agreements with its executive officers and directors which may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements will require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

  At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

EXECUTIVE COMPENSATION

  The following table sets forth the compensation earned during 1995 for services rendered in all capacities to the Company and its subsidiaries during such year by Mr. Ruport, who was appointed Chief Executive Officer of the Company effective February 28, 1995, and Messrs. Johnson and Fey, whose total compensation for 1995 was each in excess of $100,000 (collectively, the "Named Officers").

                          SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                     ANNUAL COMPENSATION           COMPENSATION
                            -------------------------------------- ------------
                                                                      AWARDS
                                                                   ------------
                                                                    SECURITIES
NAME AND PRESENT PRINCIPAL                          OTHER ANNUAL    UNDERLYING
POSITION                    SALARY($) BONUS($)(1) COMPENSATION ($)  OPTIONS(#)
- --------------------------  --------- ----------- ---------------- ------------
Mark K. Ruport.............  152,208    41,000        100,000(2)     400,000(3)
 President and Chief
 Executive Officer
Steven M. Johnson..........  105,578     9,000            --             --
 Vice President--Finance
 and Administration, Chief
 Financial Officer and
 Secretary
Marc R. Fey................  118,300     5,000            --             --
 Senior Vice President--
 Engineering and Customer
 Support Services

- --------
(1) The bonuses listed in the table were earned during 1995 and paid in 1996.
(2) Represents an allowance for moving expenses incurred by Mr. Ruport in connection with his appointment as President and Chief Executive Officer of the Company.
(3) The option was granted under the 1994 Stock Plan. See "--Option Grants During 1995."

OPTION GRANTS DURING 1995

  The following table sets forth information concerning the stock option grants made to each of the Named Officers during 1995. No stock appreciation rights or restricted stock awards were granted to those individuals during such year.

                           OPTION GRANTS DURING 1995

                                       INDIVIDUAL GRANTS
                         -------------------------------------------------
                                                                            POTENTIAL REALIZABLE
                                                                              VALUE AT ASSUMED
                         NUMBER OF     PERCENT OF                           ANNUAL RATES OF STOCK
                         SECURITIES   TOTAL OPTIONS                        PRICE APPRECIATION FOR
                         UNDERLYING    GRANTED TO   EXERCISE                   OPTION TERM(1)
                          OPTIONS     EMPLOYEES IN  PRICE PER   EXPIRATION -----------------------
          NAME            GRANTED      FISCAL YEAR    SHARE        DATE        5%         10%
          ----           ----------   ------------- ---------   ---------- ---------- ------------
Mark K. Ruport..........  400,000(2)        51%      $1.875(3)   03/27/05  $  471,671 $  1,195,307
Steven M. Johnson.......      --           --           --            --          --           --
Marc R. Fey.............      --           --           --            --          --           --

- --------

(1) The five percent and ten percent assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission and are based on appreciation of the fair market value at the grant date. Assuming a fair market value of $7.00 per share, the potential realizable value at assumed rates of appreciation of five percent and ten percent would be $1,760,905 and $4,462,479, respectively. No assurance can be provided to the option holder or any other holder of the Company's securities that the actual stock price appreciation over the ten-year option term will be at the assumed five percent and ten percent levels or at any other defined level.
(2) The option was granted to Mr. Ruport on March 28, 1995 pursuant to the 1994 Stock Plan. The option has a maximum term of ten years measured from the grant date, subject to earlier termination upon Mr. Ruport's cessation of service with the Company. The option is immediately exercisable for all of the option shares. However, any shares purchased under the option are subject to repurchase by the Company at the option exercise price paid per share, should the optionee leave the Company prior to vesting in the shares. Mr. Ruport will vest in the option shares in a series of four equal successive annual installments over his period of service with the Company measured from February 28, 1995. The option shares will fully vest in the event the Company is acquired by merger or asset sale, unless the option is assumed by the acquiring company. In addition, in the event the option is assumed by the acquiring company, the option shares will fully vest upon the termination of Mr. Ruport's service, whether involuntarily or through a resignation for good reason, within eighteen months following the acquisition.
(3) The exercise price may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise. The Compensation Committee of the Board of Directors, as the Plan Administrator of the 1994 Stock Plan, has the discretionary authority to reprice the option through the cancellation of such option and the grant of a replacement option with an exercise price based on the fair market value of the option shares on the grant date.

  In addition to the options listed in the foregoing table, on January 9, 1996, Messrs. Ruport and Johnson received options to purchase 110,000 and 35,000 shares of Common Stock, respectively, under the Company's 1994 Stock Plan at an exercise price of $3.40 per share. The options have a maximum term of ten years measured from the grant date, subject to earlier termination upon the optionee's cessation of service with the Company. Mr. Ruport's option is exercisable as to 25% of the option shares as of the grant date and becomes exercisable for an additional 25% of the option shares on January 1 of each of 1997, 1998 and 1999. Mr. Johnson's option is exercisable for 29,000 of the option shares as of the grant date and becomes exercisable for the remaining 6,000 option shares on January 1, 1997. Any shares purchased upon exercise of the option are subject to repurchase by the Company at the option exercise price paid per share should the optionee leave the Company prior to vesting in the shares. Each optionee will vest in 25% of his option shares upon his completion of one year of service with the Company after the grant date and the balance in a series of equal monthly installments over the 36 months of service completed thereafter. The options will fully vest in the event the Company is acquired by merger or asset sale, unless the option is assumed by the acquiring company. In addition, if the option is assumed by the acquiring company, such option will vest in full upon the termination of the optionee's service, whether involuntarily or through a resignation for good reason, within eighteen months following the acquisition.

AGGREGATE OPTION EXERCISES IN 1995 AND 1995 YEAR-END OPTION VALUES

  The following table sets forth information concerning option holdings as of December 31, 1995 with respect to each of the Named Officers. No stock options were exercised by the Named Officers during 1995. No stock appreciation rights were granted during such year or outstanding at the end of such year.

                              NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                             UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS AT
                            OPTIONS AT 1995 YEAR-END      1995 YEAR-END($)(1)
                          ---------------------------- -------------------------
  NAME                    EXERCISABLE(2) UNEXERCISABLE EXERCISABLE UNEXERCISABLE
  ----                    -------------- ------------- ----------- -------------
Mark K. Ruport...........    400,000          --         $     0        --
Steven M. Johnson........    120,000          --          32,500        --
Marc R. Fey..............     60,000          --               0        --

- --------

(1) Based on the deemed fair value of the Company's Common Stock at fiscal year-end, $1.875 per share (as determined by the Board of Directors), less the exercise price payable per share. Based on a fair market value of $7.00 per share, the value of unexercised options would be $2,050,000, $647,500 and $307,500 for Messrs. Ruport, Johnson and Fey, respectively.

(2) The options are immediately exercisable for all the option shares, but any shares purchased under the options will be subject to repurchase by the Company at the original exercise price per share upon the optionee's cessation of service prior to vesting in such shares. As of December 31, 1995, the Company's repurchase right had lapsed as to none of Mr. Ruport's option shares, 52,000 of Mr. Johnson's option shares and 15,000 of Mr. Fey's option shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Company's Board was formed in January 1994. Messrs. Crawford, Gruner and Lawrence W. Lepard, a General Partner of LMC Purchase Limited Partnership, served on the Compensation Committee during the year ended December 31, 1995. The current members of the Compensation Committee are Messrs. Crawford, Gruner and King. None of the individuals who served on the Compensation Committee during the year ended December 31, 1995 was at any time during such year, or at any other time, an officer or employee of the Company, and no executive officer of the Company served as a member of the Board of Directors or Compensation Committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

1994 STOCK OPTION/STOCK ISSUANCE PLAN

  The Company's 1994 Stock Plan became effective upon its adoption by the Board of Directors on August 12, 1994 and was approved by the Company's stockholders on October 10, 1994. The 1994 Stock Plan was implemented to serve as the successor equity incentive program to the Company's 1992 Stock Plan (the "1992 Plan"). Outstanding options under the 1992 Plan were incorporated into the 1994 Stock Plan upon its adoption by the Board of Directors on August 12, 1994, and no further option grants were made under the 1992 Plan after such date. The incorporated options continue to be governed by their original terms, unless the Plan Administrator elects to extend one or more features of the 1994 Stock Plan to those options. However, the outstanding options under the 1992 Plan contain substantially the same terms and conditions summarized below for the Discretionary Option Grant Program in effect under the 1994 Stock Plan.

  In February 1996, the Board of Directors amended the 1994 Stock Plan to (i) increase the total number of shares of Common Stock authorized for issuance thereunder from 2,040,000 to 2,790,000 shares and (ii) increase the maximum aggregate number of shares of Common Stock for which any one participant in such plan may receive option grants, separately exercisable stock appreciation rights and direct stock issuances from 500,000 shares over the term of the 1994 Stock Plan to 500,000 shares per calendar year, beginning with the 1996 calendar year. In May 1996, the Board of Directors restated the 1994 Stock Plan to implement the Salary Investment and Automatic Option Grant Programs and provide that the share reserve for such plan will automatically be increased on the first trading day of January 1998 and January 1999 by a number of shares equal to three percent of the number of shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year. In June 1996, the Company's stockholders approved the amendment and restatement of the 1994 Stock Plan. As of June 30, 1996, 1,886,370 shares of Common Stock were issuable upon exercise of options outstanding under the 1994 Stock Plan and 545,431 shares remained available for grant of future options.

  The 1994 Stock Plan is divided into four separate components: (i) the Discretionary Option Grant Program under which eligible individuals in the Company's employ or service (including officers, non-employee Board members and consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less than 85% of their fair market value on the grant date, (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price not less than 85% of their fair market value at the time of issuance or as a bonus tied to the performance of services, (iii) the Salary Investment Option Grant Program under which executive officers and other highly compensated employees may elect to apply a portion of their base salary to the acquisition of special below-market stock option grants, and
(iv) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to 100% of their fair market value on the grant date.

  The Discretionary Option Grant Program and the Stock Issuance Program are administered by the Compensation Committee. The Compensation Committee as Plan Administrator has complete discretion to determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The administration of the Salary Investment Option Grant and Automatic Option Grant Programs will be self-executing in accordance with the express provisions of each such program.

  The exercise price for the shares of Common Stock subject to option grants made under the 1994 Stock Plan may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the Plan Administrator may permit one or more optionees to pay the exercise price in installments or provide financial assistance to one or more optionees in the exercise of their outstanding options by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise.

  In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the Stock Issuance Program will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. Any options that are assumed in an acquisition will automatically accelerate, and any repurchase rights which are assigned will terminate, in the event the individual's service is terminated, whether involuntarily or through a resignation for good reason, within eighteen months following the acquisition. In addition, the Plan Administrator has the discretion to provide for the automatic acceleration of options and the lapse of any repurchase rights upon
(i) a hostile change in control of the Company effected by a successful tender offer for more than 50% of the Company's outstanding voting stock or by proxy contest for the election of Board members or (ii) the termination of the individual's service, whether involuntarily or through a resignation for good reason, within a specified period following such a hostile change in control.

  Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program and provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Common Stock.

  The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from the 1992 Plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

  In the event the Plan Administrator elects to activate the Salary Investment Option Grant Program for one or more calendar years, each executive officer and other highly compensated employee of the Company selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. In return, the officer will automatically be granted, on the first trading day in the calendar year for which the salary reduction is to be in effect, a non-statutory option to purchase that number of shares of Common Stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of Common Stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant will be equal to the salary reduction amount. The option will vest in a series of twelve equal monthly installments over the calendar year for which the salary reduction is in effect and will be subject to full and immediate vesting upon certain changes in the ownership or control of the Company.

  Under the Automatic Option Grant Program, each individual who is serving as a non-employee Board member on the date the underwriting agreement is executed in connection with the offering (other than Mr. King and Mr. Gett, who received option grants in connection with their appointment to the Board of Directors on April 1, 1996 and June 3, 1996, respectively) will receive an option grant for 10,000 shares of Common Stock on such date at an exercise price equal to the offering price. Each individual who first joins the Board after the effective date of this offering as a non-employee Board member will receive an option grant for 10,000 shares of Common Stock at the time of his or her commencement of Board service, provided such individual has not otherwise been in the prior employ of the Company. In addition, at each Annual Stockholders Meeting, beginning with the 1997 Annual Meeting, each individual who is to continue to serve as a non-employee Board member, including Mr. King and Mr. Gett, will receive an option grant to purchase 2,500 shares of Common Stock, whether or not such individual has been in the prior employ of the Company.

  Each automatic grant will have an exercise price equal to the fair market value per share of Common Stock on the grant date and will have a maximum term of ten years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase, at the option exercise price paid per share, should the optionee's service as a non-employee Board member cease prior to vesting in the shares. The 10,000-share grant will vest in four equal and successive annual installments over the optionee's period of Board service measured from the grant date. Each additional 2,500-share grant will vest upon the optionee's completion of one year of Board service measured from the grant date. However, each outstanding option will immediately vest upon (i) an acquisition of the Company by merger, asset sale or a hostile takeover of the Company or (ii) the death or disability of the optionee while serving as a Board member.

  The Board may amend or modify the 1994 Stock Plan at any time. However, certain material changes will require the approval of the Company's stockholders. The 1994 Stock Plan will terminate on August 11, 2004, unless sooner terminated by the Board of Directors.

EMPLOYEE STOCK PURCHASE PLAN

  The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in May 1996 and approved by the Company's stockholders in June 1996. The Purchase Plan is designed to allow eligible employees of the Company and participating subsidiaries to purchase shares of Common Stock, at semi-annual intervals, through their periodic payroll deductions under the Purchase Plan, and a reserve of 250,000 shares of Common Stock has been established for this purpose.

  The Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period will begin on the day the underwriting agreement is executed in connection with this offering and will end on the last business day in July 1998.

  Individuals who are eligible employees on the start date of any offering period may enter the Purchase Plan on that start date or on any subsequent quarterly entry date (February 1, May 1, August 1 or November 1 each year). Individuals who become eligible employees after the start date of the offering period may join the Purchase Plan on any subsequent quarterly entry date within that period.

  Payroll deductions may not exceed ten percent of the participant's total cash earnings for each semi-annual period of participation, and the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semi-annual purchase date (January 31 and July 31 each year, with the first such purchase date to occur on January 31,
1997) at a purchase price per share equal to 85% of the lower of (i) the fair market value of the Common Stock on the participant's entry date into the offering period (but in no event less than the fair market value of the Common Stock on the first day of the offering period) or (ii) the fair market value on the semi-annual purchase date. In no event, however, may any participant purchase more than 750 shares of Common Stock on any one semi-annual purchase date. Should the fair market value of the Common Stock on any semi-annual purchase date be less than the fair market value of the Common Stock on the first day of the offering period, then the current offering period will automatically end and a new twenty-four month offering period will begin, based on the lower fair market value.

EMPLOYMENT AGREEMENTS, COMPENSATION AND CHANGE OF CONTROL ARRANGEMENTS

Employment Agreements

  The Company has an agreement with Mark K. Ruport that provides for his employment as President and Chief Executive Officer of the Company at the discretion of the Board of Directors. Mr. Ruport's base salary is $180,000, subject to annual review by the Compensation Committee, and he is eligible to receive performance bonuses which may be awarded by the Compensation Committee. In 1995, Mr. Ruport was also granted an option to acquire 400,000 shares of Common Stock under the 1994 Stock Plan pursuant to the terms of his employment agreement. Mr. Ruport is eligible to receive severance equal to one year's base salary in the event he is terminated by the Company without cause.

  The Company has an agreement with Marc R. Fey that provides for his employment as Senior Vice President--Engineering and Customer Support Services, at the discretion of the Board of Directors. Mr. Fey's base salary is $120,000, subject to annual review by the Compensation Committee, and he is eligible to receive performance bonuses which may be awarded by the Compensation Committee. Mr. Fey is eligible to receive severance equal to six months' salary in the event he is terminated by the Company without cause.

  The Company has an agreement with Steven M. Johnson that provides for his employment as Chief Financial Officer of the Company, at the discretion of the Board of Directors. Mr. Johnson's base salary is $131,156, and he is eligible to receive performance bonuses which may be awarded by the Compensation Committee. Mr. Johnson is eligible to receive severance equal to six months' salary in the event he is terminated by the Company without cause.

  In connection with an acquisition of the Company by merger or asset sale, each outstanding option held by the Chief Executive Officer and the other executive officers under the 1994 Stock Plan will automatically accelerate in full and all unvested shares of Common Stock issued to such individuals pursuant to the exercise of options granted or direct stock issuances made under such plan will immediately vest in full, except to the extent such options are to be assumed by, and the Company's repurchase rights with respect to those shares are to be assigned to, the successor corporation. Any options that are assumed in an acquisition will automatically accelerate, and any repurchase rights which are assigned will terminate, in the event the executive's service is terminated, whether involuntarily or through a resignation for good reason, within eighteen months following the acquisition. In addition, the Compensation Committee as Plan Administrator of the 1994 Stock Plan has the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer or any other executive officer or the shares of Common Stock purchased pursuant to the exercise of options or subject to direct issuances held by such individual, in connection with the termination of the officer's employment following certain hostile changes in control of the Company.

1996 Management Incentive Compensation Plan

  The Company's 1996 Management Incentive Compensation Plan (the "Management Plan") was adopted by the Board of Directors in May 1996. The Management Plan is intended to promote the interests of the Company by providing for bonus payments to a select group of executive officers and key employees on the attainment of certain performance goals established for the Company and for each individual.

  Mr. Ruport and the Compensation Committee have established certain performance objectives based on the Company's operating profit for fiscal 1996. The maximum aggregate bonus payable to each participant in the Management Plan will be limited to a pre-determined percentage of the participant's base salary. A minimum performance level must be achieved by the Company before payment of bonuses may be made under the Management Plan. A designated percentage of the participant's maximum aggregate bonus will become payable automatically upon achievement of such minimum performance level. The remainder of such bonus will be payable at the discretion of Mr. Ruport and the Compensation Committee, after consideration of individual performance factors.

                             CERTAIN TRANSACTIONS

  Since January 1, 1993, the Company has issued, in private placement transactions, shares of Convertible Preferred Stock, as follows: an aggregate of 752,160 shares of Series B Participating Convertible Preferred Stock at $3.99 per share in December 1993 and March 1994 and 441,177 shares of Series C Participating Convertible Preferred Stock at $3.40 per share in November 1995. All of such Convertible Preferred Stock will convert into an aggregate of 1,201,600 shares of Common Stock upon the closing of the sale of the shares offered hereby. The following table summarizes the shares of Convertible Preferred Stock purchased by entities that may be deemed affiliated with directors and five percent or greater stockholders of the Company and persons associated with them as of June 30, 1996.

                                                SERIES B  SERIES C  TOTAL SHARES
                                                PREFERRED PREFERRED    AS IF
    INVESTOR                                      STOCK     STOCK    CONVERTED
    --------                                    --------- --------- ------------
Frontenac VI Limited Partnership(1)............  501,440   294,118    801,067
JMI Equity Fund, L.P(2)........................  250,720   147,059    400,533

- --------
(1) James E. Crawford III, a director of the Company, is a general partner of Frontenac Company, the general partner of Frontenac, the holder of approximately 21% of the Company's Common Stock. See "Principal and Selling Stockholders."
(2) Harry S. Gruner, a director of the Company, is a general partner of JMI Equity Partners, L.P, the general partner of JMI Equity Fund, L.P., the holder of approximately 9% of the Company's Common Stock. See "Principal and Selling Stockholders."

  Holders of shares of Convertible Preferred Stock are entitled to certain registration rights in respect of the Common Stock issuable upon conversion thereof. See "Description of Capital Stock--Registration Rights."

  On May 1, 1996, the Company entered into a Resignation and Release Agreement with Harvey L. Jeane, its former President, Chief Executive Officer and Director. Under the Resignation and Release Agreement, Mr. Jeane immediately resigned as a director of the Company. Mr. Jeane also agreed to remit to the Company an aggregate of $80,000 plus accrued and unpaid interest in satisfaction of certain promissory notes from Mr. Jeane to the Company. Concurrently therewith, the Company agreed to release its security interest in any shares of Common Stock Mr. Jeane pledged to secure repayment of such indebtedness, and Mr. Jeane will be permitted to exercise any options for the purchase of Common Stock held by him and sell all shares of Common Stock he currently owns in this offering. Mr. Jeane also agreed to terminate his employment agreement with the Company and forfeit future compensation thereunder, and he released the Company from any and all claims.

  In April 1996, Frontenac, which beneficially owns approximately 20% of the Company's Common Stock prior to the offering, granted Mr. King an option to purchase 25,000 shares of Common Stock currently owned by Frontenac at an exercise price of $5.00 per share concurrently with his appointment to the Board of Directors of the Company. The option is immediately exercisable for all of the option shares. However, any shares purchased under the option are subject to repurchase by Frontenac at the option exercise price per share, should Mr. King leave the Board of Directors prior to vesting in the shares. Mr. King vested as to 25% of such option shares on the grant date, and will vest as to the balance of such option shares in equal annual installments over the next three years of service.

  In November 1995, Messrs. Thomson and Carter and the Company entered into a Settlement Agreement and Mutual Release (the "Settlement Agreement") dated November 1, 1995 with two claimants (the "Claimants"), to resolve litigation initiated by the Claimants against each of Messrs. Thomson and Carter and the Company. The claims in this matter included both contract and tort claims arising from a partnership that was alleged to exist among Messrs. Thomson and Carter and the Claimants, prior to formation of the Company. The Claimants alleged breach of an alleged partnership agreement, breach of fiduciary duty among partners and other claims related to the disposition of certain assets alleged to be assets of the partnership. Under the Settlement Agreement, the Claimants received: (i) options to purchase an aggregate of 95,000 shares of Common Stock held by Messrs. Thomson and Carter at an exercise price of $1.875 per share, (ii) warrants for the purchase of 95,000 shares of Common Stock from the Company at a price of $1.875 per share (the "Warrants"), expiring five years from the date of issuance, and (iii) a non-interest bearing promissory note then in the amount of $225,000, which the Company expects to retire with a portion of the net proceeds from the offering.

  The Company is currently indebted to Messrs. Thomson and Carter in the aggregate amount of $21,500 each, under subordinated promissory notes (collectively, the "Founders' Notes") each in the original aggregate principal amount $297,500, which notes are due and payable in February 2002. The Company executed the Founders' Notes in satisfaction of certain indebtedness previously incurred by the Company in consideration for the conveyance by Messrs. Thomson and Carter of all of their right, title and interest in and to the FilePower technology to the Company. Aggregate payments to Messrs. Thomson and Carter under the Founders' Notes were $60,000 and $60,000, $156,000 and $114,327 and $30,000 and $71,673 in 1993, 1994 and 1995, respectively.

  The Company has entered into an Indemnification Agreement with each of its executive officers and directors.

  The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been otherwise obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors of the Board of Directors and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of June 30, 1996, and as adjusted to reflect the sale of the shares of Common Stock offered hereby by: (i) each person who is known by the Company to beneficially own more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Named Officers, (iv) all current executive officers and directors as a group and (v) all other Selling Stockholders.

                                    SHARES                          NUMBER OF SHARES
                              BENEFICIALLY OWNED                   BENEFICIALLY OWNED
                           PRIOR TO OFFERING (1)(2)      SHARES   AFTER OFFERING (1)(2)
 DIRECTORS, OFFICERS AND   ---------------------------   BEING    -------------------------
     5% STOCKHOLDERS          NUMBER        PERCENT    OFFERED(3)   NUMBER       PERCENT
 -----------------------   -------------- ------------ ---------- ------------- -----------
 Mark K. Ruport(4).......         442,500        9.3%       --          442,500       6.3%
 Steven M. Johnson(5)....         150,000        3.3        --          150,000       2.2
 Marc R. Fey(6)..........         161,500        3.7        --          161,500       2.4
 Paul Carter(7)..........         992,500       22.2    143,506         848,994      12.7
 Malcolm D. Thomson(8)...         974,500       21.8    143,506         830,994      12.5
 Richard A. Bass(9)......          10,000          *        --           10,000         *
 James E. Crawford
  III(10)................         903,067       20.7        --          903,067      13.8
 Robert L. Gett(11)......          25,000          *        --           25,000         *
 Harry S. Gruner(12).....         410,533        9.4        --          410,533       6.3
 Graham O. King(13)......          50,000        1.1        --           50,000         *
 Frontenac VI Limited
  Partnership(14)........         893,067       20.5        --          893,067      13.6
  135 S. LaSalle Street,
  Suite 3800
  Chicago, IL 60603
 JMI Equity Fund,
  L.P.(15) ..............         410,533        9.4        --          410,533       6.3
  1119 St. Paul St.
  Baltimore, MD 21202
 LMC Purchase Limited
  Partnership............         298,864        6.9        --          298,864       4.6
  339 Carlton Terrace
  Ridgewood, NJ 07450
 All directors and
  executive officers as a
  group
  (13 persons)(16).......       4,316,267       78.3    287,012       4,029,255      52.2
      OTHER SELLING
       STOCKHOLDERS
      -------------
 Harvey L. Jeane(17).....         406,976        9.1    268,976         138,000       2.1
 Kevin Ilsen.............          91,468        2.1      8,172          83,296       1.3
 Richard Holzman.........          54,480        1.3     54,480               0         *
 James T. Schuster.......          34,480          *     34,480               0         *
 David L. Holzman........          27,240          *     27,240               0         *
 Russell A. Johnson......          13,960          *     13,960               0         *
 Eric G. Brown...........           5,000          *      5,000               0         *
 Linda E. Boguslav.......             680          *        680               0         *

- --------
 *  Represents beneficial ownership of less than 1%.
 (1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. Amounts shown for each stockholder include all shares issuable upon conversion of the Company's Convertible Preferred Stock. The address for Messrs. Ruport, Carter and Thomson is c/o Optika Imaging Systems, Inc., 5755 Mark Dabling Blvd., Colorado Springs, Colorado 80919.
 (2) Based on 4,347,494 shares of Common Stock outstanding as of June 30, 1996. The number of shares of Common Stock deemed outstanding prior to this offering includes shares of Common Stock issuable pursuant to stock options that may be exercised within 60 days after June 30, 1996, which is the assumed effective date of the offering. Shares issuable pursuant to such options are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

 (3) Does not include 435,000 shares of Common Stock subject to the Underwriters' over-allotment option. If such over-allotment is exercised in full, the Company will sell an additional 419,000 shares, and Messrs. Carter and Thomson will each sell an additional 8,000 shares, and the percentage of shares beneficially owned by Messrs. Carter and Thomson would be 12.6% and 12.3%, respectively.
 (4) Includes 427,500 shares of Common Stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of June 30, 1996, 327,500 of which shares are subject to a repurchase right of the Company.
 (5) Includes 149,000 shares of Common Stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of June 30, 1996, 77,000 of which shares are subject to a repurchase right of the Company.
 (6) Includes 60,000 shares of Common Stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of June 30, 1996, 30,000 of which shares are subject to a repurchase right of the Company.

 (7) Includes (i) 128,418 shares of Common Stock held of record by the Paul Carter Irrevocable Trust, of which Mr. Carter may be deemed to be beneficial owner and (ii) 120,000 vested shares of Common Stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of June 30, 1996. Also includes an aggregate of 67,500 shares of Common Stock which are subject to currently exercisable options held by third parties. See "Certain Transactions."

 (8) Includes an aggregate of 67,500 shares of Common Stock which are subject to currently exercisable options held by third parties. See "Certain Transactions." Also includes 120,000 vested shares of Common Stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of June 30, 1996.
 (9) Consists of 10,000 shares of Common Stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of June 30, 1996, all of which shares are subject to a repurchase right of the Company.
(10) Includes 893,067 shares of Common Stock owned beneficially by Frontenac. The general partner of Frontenac is the Frontenac Company, of which Mr. Crawford is a general partner. In such capacity, Mr. Crawford may be deemed to be a beneficial owner of such shares, although he disclaims such beneficial ownership except to the extent of his pecuniary interest therein, if any. Also includes (i) 10,000 shares of Common Stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of June 30, 1996, all of which shares are subject to a repurchase right of the Company, and (ii) 25,000 shares of Common Stock which are subject to currently exercisable options granted by Frontenac to Mr. King. See "Certain Transactions." The address of Mr. Crawford is c/o Frontenac Company, 208 South LaSalle Street, Chicago Illinois 60604.
(11) Includes 25,000 shares of Common Stock issuable upon exercise of options granted by the Company that are currently exercisable or will become exercisable within 60 days of June 30, 1996, all of which shares are subject to a repurchase right of the Company.
(12) Includes 400,533 shares of Common Stock owned beneficially by JMI Equity Fund, L.P. The general partner of JMI Equity Fund, L.P. is JMI Partners, L.P., of which Mr. Gruner is a general partner. In such capacity, Mr. Gruner may be deemed to be a beneficial owner of such shares, although he disclaims such beneficial ownership except to the extent of his pecuniary interest therein, if any. Also includes 10,000 shares of Common Stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of June 30, 1996, all of which shares are subject to a repurchase right of the Company. The address of Mr. Gruner is c/o JMI Partners, L.P., 1119 St. Paul Street, Baltimore, Maryland 21202.
(13) Includes (i) 25,000 shares of Common Stock issuable upon exercise of options granted by the Company that are currently exercisable or will become exercisable within 60 days of June 30, 1996, 18,750 of which shares are subject to a repurchase right of the Company and (ii) 25,000 shares of Common Stock issuable upon exercise of options granted by Frontenac to Mr. King, which options are currently exercisable or will become exercisable within 60 days of June 30, 1996, 18,750 of which shares are subject to a repurchase right of Frontenac. See "Certain Transactions."
(14) Includes 25,000 shares of Common Stock which are subject to a currently exercisable option granted to Mr. King by Frontenac. See "Certain Transactions." Excludes options to purchase Common Stock held by Mr. Crawford.
(15) Includes 10,000 shares of Common Stock issuable upon exercise of options granted to Mr. Gruner in connection with his service on the Board of Directors that are currently exercisable or will become exercisable within 60 days of June 30, 1996, all of which shares are subject to a repurchase right of the Company.
(16) Includes (i) 10,667 shares of Common Stock beneficially held by an executive officer not named in the foregoing table and (ii) a total of 186,000 shares of Common Stock issuable upon exercise of options held by executive officers not named in such table which are currently exercisable or will become exercisable within 60 days of June 30, 1996, 166,250 of which shares are subject to a repurchase right of the Company.
(17) Includes (i) 120,000 vested shares of Common Stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of June 30, 1996 and (ii) 18,000 shares of Common Stock held of record by trusts for the benefit of Michelle Thomson, Sylvia Thomson and Julie White, of which Mr. Jeane is trustee and may be deemed to be beneficial owner. The address of Mr. Jeane is 8832 Elk Grove Way, #201, Las Vegas, Nevada 89117. Mr. Jeane previously served as President, Chief Executive Officer and a Director of the Company.

                         DESCRIPTION OF CAPITAL STOCK

  At the closing of this offering, the authorized capital stock of the Company will consist of 25,000,000 shares of Common Stock, par value $.001 per share, and 2,000,000 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock"), after giving effect to the amendment of the Company's First Restated Certificate of Incorporation to delete references to the Convertible Preferred Stock following conversion of such stock. The following description of capital stock reflects the Second Amended and Restated Certificate of Incorporation which will be effective upon closing of this offering. Immediately following the completion of this offering, an aggregate of 6,547,494 shares of Common Stock will be issued and outstanding, and no shares of Convertible Preferred Stock will be issued and outstanding.

COMMON STOCK

  Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Common Stock do not have cumulative voting rights, and therefore holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

  Holders of the Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. The Company does not anticipate paying cash dividends in the foreseeable future. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. See "Dividend Policy."

  Holders of Common Stock have no preemptive, conversion or redemption rights and are not subject to further calls or assessments by the Company. All of the outstanding shares of Common Stock are, and the shares offered by the Company hereby will be, if issued, validly issued, fully paid and nonassessable.

PREFERRED STOCK

  The Company's Board of Directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, any or all of the authorized but unissued shares of Preferred Stock of the Company with such dividend, redemption, conversion and exchange provisions as may be provided in the particular series. Any series of Preferred Stock may possess voting, dividend, liquidation and redemption rights superior to that of the Common Stock. The rights of the holders of Common Stock will be subject to, and may be materially adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Issuance of a new series of Preferred Stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could have the effect of entrenching the Company's Board of Directors and making it more difficult for a third-party to acquire, or discourage a third-party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any series of Preferred Stock.

WARRANTS

  In November 1995, the Company issued the Warrants to purchase an aggregate of 95,000 shares of Common Stock pursuant to the Settlement Agreement. Each Warrant currently entitles the holder to purchase one share of Common Stock at an exercise price of $1.875 during the period commencing on the date of issuance and ending November 1, 2000. The Warrants are not transferable. The exercise price and the number of shares purchasable pursuant to the Warrants are subject to adjustment for any reclassification, split, subdivision or combination of the Company's shares. The Warrants do not confer upon the Claimants any voting or other rights of a stockholder of the Company.

REGISTRATION RIGHTS

  Pursuant to the Amended and Restated Registration Agreement dated as of November 22, 1995, as amended, among the Company and most holders of its securities (the "Rights Agreement"), the holders of approximately 3,556,000 shares of Common Stock (the "Registrable Securities") will be entitled to certain rights with respect to the registration of the Registrable Securities under the Securities Act. Under the Rights Agreement, if the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other stockholders, the holders of Registrable Securities are entitled to notice of such registration and are entitled to include their Registrable Securities therein. In addition, if at any time beginning six months following the date of this Prospectus, the Company receives a request from certain initiating holders of Registrable Securities, the Company is obligated to cause such shares to be registered under the Securities Act (provided that the offering is reasonably expected to exceed $750,000). Holders of Registrable Securities have the right to cause two such demand registrations. In addition to the first two demand registrations, holders of Registrable Securities may also require the Company to register all or a portion of their Registrable Securities on Form S-2 or Form S-3 under the Securities Act (provided that the offering size is reasonably expected to exceed $250,000), when such forms become available for use by the Company, and subject to certain other conditions and limitations. The holders' rights with respect to all such registrations are subject to certain conditions, including the right of the underwriters to limit the number of shares included in any such registration. The Company has agreed to pay all expenses related thereto, except for underwriting discounts and commissions to effect the sale of the Registrable Securities.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

Certificate of Incorporation and Bylaws

  The Second Amended and Restated Certificate of Incorporation provides that, effective upon the closing of this offering, all stockholder actions must be effected at a duly called meeting and not by a consent in writing. The Bylaws provide that the Company's stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 50% of the Company's capital stock. The Bylaws further provide that stockholders seeking to make stockholder proposals or nominations for the Board of Directors must notify the Company in writing not less than 20 nor more than 60 days prior to the stockholders' meeting at which the proposal or nomination is to be considered. In addition, the Company's Second Amended and Restated Certificate of Incorporation provides that the directors of the Company shall be classified into three classes as nearly equal in size as practicable, with staggered three-year terms. The Second Amended and Restated Certificate of Incorporation further provides that the vacancies on the Board of Directors may be filled by a majority of the Board of Directors then in office. Furthermore, any director elected by the stockholders, or by the Board of Directors to fill a vacancy, may be removed only by a vote of 50% of the combined voting power of the shares of Common Stock entitled to vote for the election of directors. These provisions of the Second Amended and Restated Certificate of Incorporation and Bylaws could have the effect of making it more difficult for a third-party to acquire, or of discouraging a third-party from acquiring or making a bid to acquire, control of the Company. These provisions are intended (i) to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors, (ii) to discourage certain types of transactions that may involve an actual or threatened change of control of the Company, (iii) to reduce the vulnerability of the Company to an unsolicited acquisition proposal and (iv) to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors--Control by Existing Stockholders; Effects of Certain Anti-Takeover Provisions."

Delaware Takeover Statute

  The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three (3) years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

  Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder, (ii) any sale, transfer, pledge or other disposition of ten percent or more of the assets of the corporation involving the interested stockholder, (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder or
(v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning fifteen percent or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is Boston EquiServe Limited Partnership.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could materially adversely affect prevailing market prices.

  Upon completion of this offering, the Company will have 6,547,494 shares of Common Stock outstanding (assuming no exercise of the Underwriters' overallotment option or outstanding warrants or outstanding options under the 1994 Stock Plan). Of these shares, the 2,900,000 shares sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by an existing "affiliate" of the Company, as that term is defined by the Securities Act (an "Affiliate"), which shares will be subject to the resale limitations of Rule 144 adopted under the Securities Act. The remaining 3,647,494 outstanding shares are "restricted shares" (as defined in Rule 144). Of such shares, and without consideration of the contractual restrictions described below, 100,000 shares would be available for immediate sale in the public market without restriction. Beginning 90 days after the date of this Prospectus, and without consideration of the contractual restrictions described below, approximately 2,580,000 shares would be eligible for sale in reliance upon Rule 144 promulgated under the Securities Act and approximately 124,000 shares would be eligible for sale in reliance upon Rule 701 promulgated under the Securities Act. Without consideration of the contractual restrictions described below, the remaining approximately 816,000 restricted shares will not be transferable pursuant to Rule 144 until the expiration of their two-year holding periods.

  After the offering pursuant to this Prospectus, the holders of approximately 3,555,000 shares of Common Stock, or their transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock--Registration Rights." Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by Affiliates) immediately upon the effectiveness of such registration.

  All officers and directors and certain security holders of the Company have agreed not to offer, sell, contract to sell or grant any option to purchase or otherwise dispose of Common Stock of the Company for certain periods of time after the effective date of the registration statement filed in connection with this offering without the prior written consent of Volpe, Welty and Company. Additionally, as a result of these contractual restrictions, approximately 2,732,000 shares will become available for sale 180 days after the effective date of this offering.

  In general, under Rule 144 as currently in effect, beginning 90 days after the offering, a person (or persons whose shares are aggregated), who owns shares that were purchased from the Company (or any Affiliate) at least two years previously, including persons who may be deemed Affiliates of the Company, is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of the Company's Common Stock (approximately 65,000 shares immediately after the offering) or the average weekly trading volume of the Company's Common Stock in The Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from the Company (or any Affiliate) at least three years previously, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

  Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisers up to the date the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of this Prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this Prospectus, such securities may be sold (i) by persons other than Affiliates, subject only to the manner of sale provisions of Rule 144 and (ii) by Affiliates under Rule 144 without compliance with its two-year minimum holding period requirements.

  The Company intends to file a registration statement under the Securities Act covering approximately 2,682,000 shares of Common Stock issued or reserved for issuance under the 1994 Stock Plan and the Employee Stock Purchase Plan. See "Management--1994 Stock Option/Stock Issuance Plan" and "--Employee Stock Purchase Plan." Such registration statement will be filed within 30 days following the effective date of this offering and will automatically become effective upon filing. Accordingly, shares registered under such registration statement pursuant to the 1994 Stock Plan will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market, except to the extent that such shares are subject to vesting restrictions with the Company or the contractual restrictions described above. At June 30, 1996, options to purchase 1,886,370 shares were issued and outstanding under the 1994 Stock Plan.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of such Underwriters for whom Volpe, Welty & Company, Piper Jaffray Inc. and Needham & Company, Inc. (together, the "Representatives") are acting as representatives, has agreed severally to purchase from the Company and the Selling Stockholders, the respective number of shares of Common Stock set forth opposite its name below. The Underwriters are committed to purchase and pay for all shares if any shares are purchased.

                                                                       NUMBER
        UNDERWRITER                                                   OF SHARES
        -----------                                                   ---------
      Volpe, Welty & Company.........................................
      Piper Jaffray Inc. ............................................
      Needham & Company, Inc. .......................................
                                                                      ---------
        Total........................................................ 2,900,000
                                                                      =========

  The Representatives have advised the Company and the Selling Stockholders that the Underwriters propose initially to offer the shares of Common Stock to the public at the offering price set forth on the cover page of this Prospectus. The Underwriters may offer a portion of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and a portion to certain dealers at a price which represents a
concession not in excess of $   per share under the public offering price. The
Underwriters may allow, and such dealers may reallow, a concession not in
excess of $    per share to certain brokers or dealers. After the public
offering, the public offering price and such concessions may be changed by the Underwriters.

  The Company and certain Selling Stockholders have granted the Underwriters an option for 30 days after the date of this Prospectus to purchase, at the public offering price, less the underwriting discounts and commissions as set forth on the cover page of this Prospectus, up to an aggregate of 435,000 additional shares of Common Stock, solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by each of them, as shown in the foregoing table, bears to the 2,900,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover the over-allotment in connection with the sale of the 2,900,000 shares of Common Stock offered hereby.

  The Company, each of its directors and executive officers and certain holders of the Company's currently outstanding securities have agreed that, for a period of 180 days following the date of this Prospectus, they will not, without the prior written consent Volpe, Welty & Company, offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for any shares of Common Stock. The Company has also agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable for, or any rights to purchase or acquire, Common Stock for a period of 180 days following the date of this Prospectus without the prior written consent of Volpe, Welty & Company, except for the granting of options or the sale of stock pursuant to the Company's existing stock plans. Volpe, Welty & Company, in its discretion, may waive the foregoing restrictions in whole or in part, with or without a public announcement of such action.

  The Underwriters will not make sales to accounts over which they exercise discretionary authority (i) in excess of five percent of the number of shares of Common Stock offered hereby and (ii) unless they obtain specific written consent from the customer.

  Prior to the offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock will be negotiated between the Company and the Representatives. The factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, include the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuations of companies in related businesses.

  The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities that may be incurred in connection with the offering, including liabilities under the Securities Act, or to contribute payments that the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Brobeck, Phleger & Harrison LLP, in Denver, Colorado and Palo Alto, California. A member of the firm of Brobeck, Phleger & Harrison LLP owns 3,452 shares of Common Stock of the Company. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Sachnoff & Weaver, Ltd., Chicago, Illinois.

                                    EXPERTS

  The consolidated financial statements as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to the Company and such Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding the Company. The address for such site is http://www.sec.gov.

                          OPTIKA IMAGING SYSTEMS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
Report of Independent Accountants........................................  F-2
Consolidated Balance Sheet...............................................  F-3
Consolidated Statement of Operations.....................................  F-4
Consolidated Statement of Changes in Common Stockholders' Equity
 (Deficit)...............................................................  F-5
Consolidated Statement of Cash Flows.....................................  F-6
Notes to Consolidated Financial Statements...............................  F-7
Pro Forma Combined Condensed Financial Information (Unaudited)........... F-15

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Optika Imaging Systems, Inc.

  In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in common stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Optika Imaging Systems, Inc. and its subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

March 1, 1996
Boulder, Colorado

                          OPTIKA IMAGING SYSTEMS, INC.

                           CONSOLIDATED BALANCE SHEET

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                     PRO FORMA
                                                                   STOCKHOLDERS'
                             DECEMBER 31, DECEMBER 31,  JUNE 30,      EQUITY
                                 1994         1995        1996     JUNE 30, 1996
                             ------------ ------------ ----------- -------------
                                                                     (NOTE 1)
                                                       (UNAUDITED)  (UNAUDITED)
ASSETS
Current assets:
 Cash......................    $   771      $ 1,415      $   603
 Accounts receivable, net
  of allowance for doubtful
  accounts of $76, $90 and
  $90 at December 31, 1994,
  1995 and June 30, 1996,
  respectively.............      2,400        3,199        4,273
 Other current assets......        418          306          756
                               -------      -------      -------
    Total current assets...      3,589        4,920        5,632
                               -------      -------      -------
Fixed assets, net of
 accumulated depreciation of
 $517, $820 and $1,009 at
 December 31, 1994, 1995
 and June 30, 1996,
 respectively....................  764          762          900
Notes receivable from related
 parties...................         95          103          106
Other assets, net..........          2          397          384
                               -------      -------      -------
                               $ 4,450      $ 6,182      $ 7,022
                               =======      =======      =======
LIABILITIES, REDEEMABLE
 CONVERTIBLE PREFERRED
 STOCK AND STOCKHOLDERS'
 EQUITY (DEFICIT)
Current liabilities:
 Current portion of long-
 term debt.................    $   367      $   177      $   383
 Accounts payable..........        625          627          722
 Accrued vacation..........        131          167          207
 Accrued expenses..........        295          563          559
 Deferred revenues.........        833        1,545        1,922
                               -------      -------      -------
    Total current
     liabilities...........      2,251        3,079        3,793
                               -------      -------      -------
Long-term debt.............        353          266          341
Commitments and
 contingencies (Note 9)
Preferred stock (1,493,024
 shares authorized):
 Series A mandatorily
 redeemable convertible
 preferred stock; no par
 value; 298,864 shares issued
  and outstanding at
  December 31, 1994, 1995 and
  June 30, 1996............        411          411          411
 Series B mandatorily
  redeemable convertible
  preferred stock; no par
  value; 752,160 shares issued
  and outstanding at
  December 31, 1994, 1995 and
  June 30, 1996............      2,932        2,932        2,932
 Series C mandatorily
  redeemable convertible
  preferred stock; no par
  value; 441,177 shares issued
  and outstanding at
  December 31, 1995 and June 30,
  1996.....................                   1,461        1,461
Common stockholders' equity
 (deficit):
 Common stock; no par
  value; 6,320,000 shares
  authorized; 2,595,376,
  2,843,930 and 2,847,030
  shares issued and outstanding
  at December 31, 1994, 1995
  and June 30, 1996,
  respectively, and 4,347,494
  at June 30, 1996 pro
  forma....................        307          799          805      $ 5,609
 Accumulated deficit.......     (1,804)      (2,766)      (2,721)      (2,721)
                               -------      -------      -------      -------
    Total stockholders'
     equity (deficit)......     (1,497)      (1,967)      (1,916)       2,888
                               -------      -------      -------      -------
                               $ 4,450      $ 6,182      $ 7,022      $ 7,022
                               =======      =======      =======      =======

   The accompanying notes are an integral part of these financial statements.

                          OPTIKA IMAGING SYSTEMS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              SIX MONTHS
                                                                 ENDED
                             YEAR ENDED DECEMBER 31,           JUNE 30,
                             -------------------------  -----------------------
                              1993     1994     1995       1995        1996
                             ------- --------  -------  ----------- -----------
                                                        (UNAUDITED) (UNAUDITED)
Revenues:
  Licenses.................  $ 6,924 $  7,562  $ 8,333    $3,444      $5,648
  Maintenance and other....    2,119    1,690    2,135       989       1,312
                             ------- --------  -------    ------      ------
    Total revenues.........    9,043    9,252   10,468     4,433       6,960
Cost of revenues:
  Licenses.................      471      413      316       104         278
  Maintenance and other....    2,073    1,889    1,823       842         866
                             ------- --------  -------    ------      ------
    Total cost of
     revenues..............    2,544    2,302    2,139       946       1,144
                             ------- --------  -------    ------      ------
Gross profit...............    6,499    6,950    8,329     3,487       5,816
Operating expenses:
  Sales and marketing......    2,585    4,200    3,732     1,595       2,927
  Research and
   development.............    2,332    3,112    3,658     1,781       2,229
  General and
   administrative..........    1,037    1,513    1,461       831         612
                             ------- --------  -------    ------      ------
    Total operating
     expenses..............    5,954    8,825    8,851     4,207       5,768
                             ------- --------  -------    ------      ------
Income (loss) from opera-
 tions.....................      545   (1,875)    (522)     (720)         48
  Litigation settlements...      458      --       373       --          --
Other expenses, net........       18       25       38        23           3
                             ------- --------  -------    ------      ------
    Total other expenses...      476       25      411        23           3
                             ------- --------  -------    ------      ------
Income (loss) before
 provision (benefit) for
 income taxes..............       69   (1,900)    (933)     (743)         45
Provision (benefit) for in-
 come taxes................       42     (168)      29        13         --
                             ------- --------  -------    ------      ------
Net income (loss)..........  $    27 $ (1,732) $  (962)   $ (756)     $   45
                             ======= ========  =======    ======      ======
Pro forma net income (loss)
 per common share
 (unaudited)...............                    $  (.20)   $ (.16)     $  .01
                                               =======    ======      ======
Pro forma weighted average
 number of common shares
 outstanding...............                      4,811     4,787       5,730
                                               =======    ======      ======


   The accompanying notes are an integral part of these financial statements.

                          OPTIKA IMAGING SYSTEMS, INC.

   CONSOLIDATED STATEMENT OF CHANGES IN COMMON STOCKHOLDERS' EQUITY (DEFICIT)

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                      TOTAL
                                                                     COMMON
                                       COMMON STOCK               STOCKHOLDERS'
                                     ---------------- ACCUMULATED    EQUITY
                                      SHARES   AMOUNT   DEFICIT     (DEFICIT)
                                     --------- ------ ----------- -------------
Balance at December 31, 1992........ 2,541,376 $ 258    $   (99)     $   159
 Common stock issued upon exercise
  of stock options..................    26,000    27        --            27
 Net income.........................       --    --          27           27
                                     --------- -----    -------      -------
Balance at December 31, 1993........ 2,567,376   285        (72)         213
 Common stock issued upon exercise
  of stock options..................    28,000    22        --            22
 Net loss...........................       --    --      (1,732)      (1,732)
                                     --------- -----    -------      -------
Balance at December 31, 1994........ 2,595,376   307     (1,804)      (1,497)
 Common stock issued upon exercise
  of stock options..................    32,123    30        --            30
 Warrants issued in settlement of
  litigation........................       --     57        --            57
 Common stock issued for
  acquisitions......................   216,431   405        --           405
 Net loss...........................       --    --        (962)        (962)
                                     --------- -----    -------      -------
Balance at December 31, 1995........ 2,843,930   799     (2,766)      (1,967)
 Common stock issued upon exercise
  of stock options..................     3,100     6        --             6
 Net income.........................       --    --          45           45
                                     --------- -----    -------      -------
Balance at June 30, 1996 (unau-
 dited)............................. 2,847,030 $ 805    $(2,721)     $(1,916)
                                     ========= =====    =======      =======


   The accompanying notes are an integral part of these financial statements.

                          OPTIKA IMAGING SYSTEMS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                FOR THE SIX
                                                                MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,        JUNE 30,
                                  ---------------------------  ---------------
                                    1993      1994     1995     1995    1996
                                  --------  --------  -------  ------  -------
                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES
Net income (loss)...............  $     27  $ (1,732) $  (962) $ (756) $    45
Adjustments to reconcile net
 income (loss) to net cash
 provided (used) by operating
 activities:
 Depreciation and amortization..       216       219      338     141      229
 Loss on disposal of assets.....                           15      15      --
 Provision for loss on accounts
  receivable....................                 (76)     (14)    --       --
 Litigation settlement..........       300                282     --       --
 Change in assets and
  liabilities:
  Accounts receivable...........    (1,118)      133     (677)    587   (1,074)
  Other assets..................       (43)     (132)      64    (112)    (480)
  Accounts payable..............        92       230      (66)     (1)      95
  Accrued expenses..............       346      (394)     234     245       36
  Deferred revenue..............       189       455      659      18      377
                                  --------  --------  -------  ------  -------
   Net cash provided (used) by
    operations..................         9    (1,297)    (127)    137    (772)
                                  --------  --------  -------  ------  -------
CASH FLOWS FROM INVESTING
 ACTIVITIES
Capital expenditures............       (72)     (158)    (316)    (42)    (321)
Cash acquired in acquisition....                          108     --       --
                                  --------  --------  -------  ------  -------
   Net cash used in investing
    activities..................       (72)     (158)    (208)    (42)    (321)
                                  --------  --------  -------  ------  -------
CASH FLOWS FROM FINANCING
 ACTIVITIES
Proceeds from issuance of
 preferred stock, net...........     1,935       997    1,461     --       --
Principal payments on long-term
 debt...........................      (265)     (534)    (696)   (218)     (40)
Proceeds from issuance of long-
 term debt......................                          184     --       321
Proceeds from issuances of
 common stock...................        27        22       30     --       --
                                  --------  --------  -------  ------  -------
   Net cash provided (used) by
    financing activities........     1,697       485      979    (218)     281
                                  --------  --------  -------  ------  -------
Net increase (decrease) in
 cash...........................     1,634      (970)     644    (123)    (812)
Cash at beginning of period.....       107     1,741      771     771    1,415
                                  --------  --------  -------  ------  -------
Cash at end of period...........  $  1,741  $    771  $ 1,415    $648     $603
                                  ========  ========  =======  ======  =======
SUPPLEMENTAL DISCLOSURE OF NON-
 CASH TRANSACTIONS
Capital lease obligations for
 purchase of equipment..........  $    278  $    381
Interest paid...................        26        54  $    54  $   29  $    25
Income taxes paid (refund)......       132        (8)     130
Assets obtained in acquisition..                          498
Liabilities assumed in
 acquisition....................                          200
Common stock issued in
 acquisition....................                          405
Note issued in litigation
 settlement.....................                          225
Warrants issued in litigation
 settlement.....................                           57

   The accompanying notes are an integral part of these financial statements.

                         OPTIKA IMAGING SYSTEMS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Optika Imaging Systems, Inc., a California corporation, and its subsidiaries ("Optika" or the "Company") was formed in 1988 and currently develops and markets high-performance, client/server integrated imaging software. The Company licenses its software under license agreements and provides services including maintenance, training and implementation.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of Optika Imaging Systems, Inc. and its wholly owned subsidiaries TEAMWorks Technologies, Inc., Optika Imaging Systems Europe, Ltd. and Optika Asia, Inc. All significant intercompany accounts and transactions have been eliminated.

Revenue Recognition

  License revenues are generally recognized upon shipment when no significant vendor obligations remain and collectibility is probable. License revenues related to contracts with significant post-delivery performance obligations are recognized when the Company's obligations are no longer significant or when the customer accepts the product, as applicable. Maintenance revenues for maintaining, supporting and providing upgrades are deferred and recognized ratably over the maintenance period which is generally one year. Other revenues consist of training, consulting and implementation services and are recognized as such services are performed.

Depreciation and Amortization

  Office equipment and furniture are recorded at cost and depreciated using the straight-line method over estimated useful lives ranging from three to five years. Goodwill represents the excess of the purchase price over the fair market value of assets acquired and is being amortized over a four- year period.

Software Development Costs

  Research and development costs are expensed as incurred. Statement of Financial Accounting Standards No. 86 (SFAS No. 86) requires the capitalization of certain software development costs once technological feasibility is established. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenue to total projected product revenue, whichever is greater. To date, the period between achieving technological feasibility and the general availability of such software has been short. Consequently, software development costs qualifying for capitalization have been insignificant and therefore, the Company has not capitalized any software development costs.

Estimates

 The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities as well as the reported amounts of revenue and expenses. Significant estimates have been made by management in several areas including the collectibility of accounts receivable and the valuation allowance recorded against net deferred tax assets. Actual results could differ from these estimates, making it reasonably possible that a change in these estimates could occur in the near term.

                         OPTIKA IMAGING SYSTEMS, INC.

Interim Financial Data

  The interim financial data as of June 30, 1996 and for the six months ended June 30, 1995 and June 30, 1996 is unaudited; however, in the opinion of management of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods presented. All data presented in these notes at such dates and for such periods are unaudited.

Unaudited Pro Forma Stockholders' Equity

  The Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission ("SEC") permitting the Company to sell shares of its common stock to the public. If the Company's initial public offering is consummated under the terms presently anticipated, all of the mandatorily redeemable convertible preferred stock outstanding will automatically convert into 1,500,464 shares of common stock. Unaudited pro forma stockholders' equity as of June 30, 1996, as set forth on the accompanying balance sheet, is adjusted for the anticipated conversion of preferred stock.

Pro Forma Net Income (Loss) Per Common Share

  The Company's historical capital structure is not indicative of its prospective structure due to the automatic conversion of all shares of mandatorily redeemable convertible preferred stock into common stock concurrent with the closing of the Company's anticipated initial public offering. Accordingly, historical net income (loss) per common share is not considered meaningful and has not been presented herein.

  Pro forma net income (loss) per common share is computed based on the weighted average number of common shares outstanding and gives effect to certain adjustments described below. Common equivalent shares are not included in the per share calculation where the effect of their inclusion would be antidilutive, except that, in conformity with SEC requirements, common and common equivalent shares issued during the twelve-month period prior to the filing of the Company's proposed initial public offering have been included in the calculation as if they were outstanding for all periods, using the treasury stock method and the assumed initial public offering price. Additionally, all outstanding shares of mandatorily redeemable convertible preferred stock are assumed to have been converted to common stock at the time of their issuance.

Fair Value of Financial Instruments

  The carrying amounts of the Company's financial instruments, including cash, short-term trade receivables and payables and long-term debt, approximate their fair values.

Export Sales

  The Company had export sales totaling approximately $600,000, $1,205,000 and $1,542,500 for the years ended December 31, 1993, 1994 and 1995, respectively, in Europe, Asia and Latin America.

Adoption of New Accounting Standards

  The Company has reviewed Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and No. 123 "Accounting for Stock-Based Compensation" for applicability. Based on management's estimates and its intention to continue to apply its existing accounting for stock options, the adoption of these standards is not expected to have a material effect on the Company's consolidated financial statements.

                         OPTIKA IMAGING SYSTEMS, INC.

Concentration

  The Company has historically relied on a limited number of products and has concentrated risk related to the continued and future market acceptance of such products. The Company currently has no major customers accounting for more than 10% of its consolidated revenues; however, the Company's accounts receivable are heavily concentrated with its BSPs who act as resellers of the Company's products. Receivables from end-users are not concentrated in any particular industry.

2. BUSINESS COMBINATIONS

  On January 28, 1994, the Company issued approximately 272,400 shares of its common stock for all of the outstanding common stock of TEAMWorks Technologies, Inc. ("TEAMWorks"). The Company also reserved an additional 15,320 shares for issuance under Optika's stock option plan in connection with the Company's assumption of TEAMWork's outstanding options. The combination was accounted for as a pooling of interests and, accordingly, the consolidated financial statements for all periods presented include the operations of TEAMWorks. Separate pre-combination revenues and net income (loss) of TEAMWorks was not significant for the period from January 1, 1994 through January 28, 1994. Separate pre-combination revenues and net income (loss) of Optika and TEAMWorks for 1993 were as follows:

   Revenues:
     Optika......................................................... $8,181,000
     TEAMWorks......................................................    861,850
                                                                     ----------
       Total revenues............................................... $9,042,850
                                                                     ==========
   Net income (loss):
     Optika......................................................... $  156,000
     TEAMWorks......................................................   (129,000)
                                                                     ----------
       Net income................................................... $   27,000
                                                                     ==========

  On December 1, 1995, the Company acquired certain assets and assumed certain liabilities of two of its resellers, IPRS Asia (S) Pte Ltd. and Intuit Development Limited (the "acquired companies"). The acquisitions were accounted for using the purchase method. The results of operations for the acquired companies for the one-month period ended December 31, 1995 are included in the Optika Consolidated Statement of Operations for the year ended December 31, 1995. The purchase price of the acquired companies was 216,431 shares of common stock and resulted in $350,350 of goodwill. Goodwill is being amortized on a straight-line basis over a four-year period beginning January, 1996.

  The following table presents unaudited pro forma results of operations as if the acquisitions had occurred as of the beginning of the respective periods after giving effect to certain adjustments, including amortization of goodwill. The unaudited pro forma information is provided for comparative purposes only and does not purport to be indicative of the results which actually would have been obtained if the acquisition had been effected for the periods indicated, or of results which may be obtained in the future:

                                               YEAR ENDED
                                --------------------------------------------
                                    DECEMBER 31,            DECEMBER 31,
                                        1995                    1994
                                --------------------    --------------------
                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
   Revenues....................   $             11,070    $             9,824
   Net loss....................   $             (1,355)   $            (1,890)
   Pro forma net loss per
    common share (see Note 1)..   $               (.28)

                         OPTIKA IMAGING SYSTEMS, INC.

  In June 1995, the Company terminated the operations of TEAMWorks and recorded approximately $69,000 of expenses related to this termination.

3. NOTES RECEIVABLE--RELATED PARTIES

  Notes receivable and accrued interest aggregating approximately $95,000 and $103,000 at December 31, 1994 and 1995, respectively, are due from certain stockholders, officers and employees. The notes bear interest ranging from 5% to 7.5% and are due through January 1998.

4. BANK CREDIT FACILITY

  During 1995, the Company entered into a $1,500,000 bank credit facility with a bank. This bank credit facility consists of (i) a working capital line of credit pursuant to which the Company can draw up to the lesser of $1,200,000 or a borrowing base determined by eligible accounts receivable which bears interest at the bank's prime rate plus 1.5% (actual rate of 10% at December 31, 1995) and (ii) a term facility of $300,000 to finance capital expenditures which bears interest at the bank's prime rate plus 2.0% (actual rate of 10.5% at December 31, 1995). At December 31, 1995 there were no amounts outstanding under the working capital line and $1,200,000 was available for borrowing thereunder. The borrowings under the term facility at December 31, 1995 are due December 1998 and are secured by certain equipment (see Note 5). Approximately $115,000 was available for borrowing under the term facility at December 31, 1995. The working capital line of credit expires June 30, 1996. The bank credit facility contains certain financial covenants which must be maintained by the Company.


5. LONG-TERM DEBT AND LEASE OBLIGATIONS

  Long-term debt, including capitalized lease obligations consists of the following (in thousands):

                                                                DECEMBER 31,
                                                                --------------
                                                                 1994    1995
                                                                ------  ------
   Term loan payable to bank..................................     --   $  185
   Notes payable to stockholders; non-interest bearing;
    balance due July 1997; unsecured..........................  $  145      43
   Notes payable for litigation settlement, non-interest bear-
    ing; unsecured............................................     --      206
   Other......................................................     --        9
   Note payable; interest at prime rate plus 2% (10.50% at De-
    cember 31, 1994); paid during 1995; unsecured.............      75     --
   Capitalized lease obligations..............................     500     --
                                                                ------  ------
                                                                   720     443
   Less current portion.......................................    (367)   (177)
                                                                ------  ------
                                                                $  353  $  266
                                                                ======  ======

Notes Payable for Litigation Settlements

  During 1993, the Company settled a lawsuit with a former employee and stockholder alleging various breach of contract and tort claims related to his equity interest in the Company for $300,000. The Company paid $100,000 in cash and issued a note payable for $200,000, payable in quarterly installments of $25,000 beginning November 1993 through August 1995. The Company also incurred $158,000 of legal expenses related to this litigation.

                         OPTIKA IMAGING SYSTEMS, INC.

  During 1995, the Company settled a lawsuit by two former associates of the founders of the Company which included various breach of contract and tort claims related to the alleged contributions of the claimants to the formation of the Company for $282,000 by issuing a non-interest bearing note and warrants to purchase 95,000 shares of common stock. The warrants have an exercise price of $1.875 per share and expire in 2000. The note is payable in monthly installments beginning November 1995 through October 1997, or earlier in the event of an initial public offering. The Company also incurred $91,000 of legal expenses related to this litigation.

Debt Maturities

  Scheduled maturities of long-term debt at December 31, 1995 are as follows (in thousands):

                                                                         DEBT
                                                                      MATURITIES
                                                                      ----------
        1996.........................................................   $ 193
        1997.........................................................     209
        1998.........................................................      72
                                                                        -----
                                                                          474
        Less: amount representing interest...........................     (31)
                                                                        -----
                                                                          443
        Less: current portion........................................    (177)
                                                                        -----
                                                                        $ 266
                                                                        =====

Lease Commitments

  The Company has non-cancelable operating lease arrangements for office space and certain office equipment. Future minimum annual operating lease payments are as follows (in thousands):

                                                                      OPERATING
                                                                        LEASE
                                                                     OBLIGATIONS
                                                                     -----------
        1996........................................................    $469
        1997........................................................     233
        1998........................................................      60
        1999........................................................       4
                                                                        ----
                                                                        $766
                                                                        ====

  Rent expense related to these and other operating leases approximated $284,000, $467,000 and $488,000 for the years ended December 31, 1993, 1994 and 1995.

6. INCOME TAXES

  The Company's provision (benefit) for income taxes is comprised of the following (in thousands):

                                                                  YEAR ENDED
                                                                  DECEMBER 31,
                                                                ----------------
                                                                1993 1994   1995
                                                                ---- -----  ----
   Current:
    Federal.................................................... $12  $(184) --
    State......................................................   5      1  --
    Foreign....................................................  25     15  $29
                                                                ---  -----  ---
                                                                $42  $(168) $29
                                                                ===  =====  ===

                         OPTIKA IMAGING SYSTEMS, INC.

  The Company's net deferred income tax assets are comprised of the following (in thousands):

                                                      DECEMBER 31, DECEMBER 31,
                                                          1994         1995
                                                      ------------ ------------
   GROSS DEFERRED TAX ASSETS
   Net operating loss carryforwards..................    $ 543       $   895
   Tax credit carryforwards..........................      248           341
   Deferred revenue..................................       30            20
   Accrued expenses..................................      130           113
                                                         -----       -------
                                                           951         1,369
   Less: deferred tax asset valuation allowance......     (938)       (1,359)
                                                         -----       -------
                                                            13            10
                                                         -----       -------
   GROSS DEFERRED TAX LIABILITIES
   Accelerated tax depreciation......................      (13)          (10)
                                                         -----       -------
   Net deferred tax asset............................    $ --        $   --
                                                         =====       =======

  Due to the Company's history of pre-tax losses and uncertainty surrounding the timing of realizing the benefits of its net operating loss carryforwards, tax credit carryforwards, and future net tax deductibles, the Company has recorded a valuation allowance against its otherwise recognizable net deferred tax assets.

  The provision (benefit) for income taxes differs from the amount computed by applying the U.S. federal income tax rate of 34% to income (loss) before income taxes as follows (in thousands):

                                                              YEAR ENDED
                                                              DECEMBER 31,
                                                            -----------------
                                                            1993 1994   1995
                                                            ---- -----  -----
   U.S. federal income tax expense (benefit) at statutory
    rate................................................... $23  $(646) $(317)
   Increases (decreases) resulting from:
     Unrecognized benefit of net operating loss
      carryforwards and future net deductions.............. --     411    310
     Non-deductible items..................................   3     17     35
     Foreign tax rate differentials........................ --     (13)    (1)
     Effect of graduated tax rates in the carryback
      period............................................... --      63    --
     Other.................................................  16    --       2
                                                            ---  -----  -----
   Provision (benefit) for income taxes.................... $42  $(168) $  29
                                                            ===  =====  =====

  At December 31, 1995, the Company has net operating loss carryforwards of approximately $2,342,000 which expire beginning in 2009 through 2010. Additionally, the Company has various tax credit carryforwards aggregating approximately $341,000 which expire beginning in 2005 through 2009; utilization of these credit carryforwards is limited on an annual basis due to regulations limiting utilization after a "change in ownership," which occurred in 1994 and is subject to possible further limitations for future ownership changes, including the proposed initial public offering described in Note 1.

7. CAPITAL STOCK AND STOCK OPTIONS

Stock Split

  In August 1994, the Company effected a four-for-one stock split. All stock and stock option amounts presented in these consolidated financial statements reflect this stock split.

                         OPTIKA IMAGING SYSTEMS, INC.

Mandatorily Redeemable Convertible Preferred Stock

  The Board of Directors has authorized 1,493,024 shares of preferred stock (298,864, 752,160 and 442,000 designated as Series A, Series B and Series C mandatorily redeemable convertible preferred stock, respectively). The following table reflects issuances of Series A, B and C preferred stock for each of the three years ended December 31, 1995 and for the six months ended June 30, 1996 (in thousands, except for share amounts):

                                                     MANDATORILY REDEEMABLE
                                                  CONVERTIBLE PREFERRED STOCK
                                                  -----------------------------
                                                      SHARES         AMOUNT
                                                  --------------- -------------
   Balances at December 31, 1992.................         298,864 $        411
   Series B preferred stock issued for cash,
    net..........................................         501,440        1,935
                                                  --------------- ------------
   Balance at December 31, 1993..................         800,304        2,346
   Series B preferred stock issued for cash,
    net..........................................         250,720          997
                                                  --------------- ------------
   Balance at December 31, 1994..................       1,051,024        3,343
   Series C preferred stock issued for cash,
    net..........................................         441,177        1,461
                                                  --------------- ------------
   Balance at December 31, 1995 and June 30,
    1996.........................................       1,492,201 $      4,804
                                                  =============== ============

  Each share of outstanding Series A, Series B and Series C preferred stock is entitled to as many votes as the number of shares of common stock into which it is convertible.

  The conversion ratio for Series A and Series C preferred stock is one share of common stock for each share of preferred stock, subject to certain antidilution provisions. The conversion ratio for Series B preferred stock is approximately 1.011 shares of common stock for each share of preferred stock subject to certain additional antidilution provisions. At December 31, 1995, 1,500,464 authorized and unissued shares of common stock are reserved for issuance upon conversion of the Series A, Series B and Series C preferred stock.

  Series A, Series B and Series C preferred stock have dividend rights equal to dividends payable to common stockholders. Additionally, the holders of Series A, B and C preferred stock have the option to require redemption beginning November 1, 1998 or upon the occurrence of certain other events. The redemption price and liquidation price of the Series A, Series B and Series C preferred stock is $1.51, $3.99 and $3.40 per share, respectively, plus dividends in arrears, if any. Additionally, all Series A, B and C preferred stock automatically convert to shares of common stock at their respective conversion rates upon closing of a qualified public offering.

Stock Options

  The Company has a stock option plan (the "1994 Stock Plan") whereby 2,040,000 aggregate shares of common stock are reserved for issuance pursuant to incentive and non-qualified stock options. Incentive stock options are granted at exercise prices not less than the fair market value of the stock on the date of grant as determined by the Board of Directors. Options generally vest over four years. Certain options are subject to accelerated vesting provisions.

                         OPTIKA IMAGING SYSTEMS, INC.

  The following is a summary of the stock option activity for the years ended December 31, 1995, 1994 and for the six months ended June 30, 1996 (in thousands, except per share amounts):

                                                     NUMBER OF
                                                      OPTIONS  PRICE PER SHARE
                                                     --------- ---------------
   Options outstanding December 31, 1992............     574   $ .4425--1.0625
    Options granted.................................     133    1.0625--1.875
    Options exercised...............................     (26)           1.0625
                                                       -----   ---------------
   Options outstanding December 31, 1993............     681     .4425--1.875
    Options granted.................................     372            1.875
    Options exercised...............................     (28)            .75
    Options forfeited...............................     (84)   1.0625--1.875
                                                       -----
   Options outstanding at December 31, 1994.........     941     .4425--1.875
    Options granted.................................     792            1.875
    Options exercised...............................     (32)    .4425--1.875
    Options forfeited...............................    (152)   1.0625--1.875
                                                       -----
   Options outstanding at December 31, 1995.........   1,549     .4425--1.875
    Options granted.................................     369      3.40--7.50
    Options exercised...............................      (3)           1.875
    Options forfeited...............................     (29)           1.875
                                                       -----
   Options outstanding at June 30, 1996
    (unaudited).....................................   1,886   $ .4425--7.50

  At December 31, 1995, 529,982 options are exercisable and 135,405 options are available for grant. The weighted average exercise price per share of outstanding options and warrants at June 30, 1996 is $2.08 per share.

8. 401(K) RETIREMENT SAVINGS PLAN

  Effective January 1, 1994, the Company adopted a qualified 401(k) retirement savings plan for all employees. Participants may contribute up to 15% of their gross pay. The Company contributions are discretionary and vest at 20% per year over 5 years. The Company did not contribute to this plan in 1994 or 1995.

9. CONTINGENCIES

  The Company is, from time to time, subjected to certain claims, assertions or litigation by outside parties as part of its ongoing business operations. The outcomes of any such contingencies are not expected to have a material adverse effect on the financial condition, operations or cash flows of the Company. The Company is not currently a party to any material legal proceedings.

10. EVENTS SUBSEQUENT TO DECEMBER 31, 1996 (UNAUDITED)

  On May 21, 1996, the Board of Directors adopted an Employee Stock Purchase Plan authorizing 250,000 shares of common stock pursuant to such plan. This plan will allow employees of the Company to purchase shares of common stock through periodic payroll deductions at semi-annual intervals.

  Subsequent to December 31, 1995, the Board of Directors increased the number of authorized shares pursuant to the Company's 1994 Stock Plan from 2,040,000 to 2,790,000.

  Subsequent to December 31, 1995, the Company effected a reincorporation from the State of California into the State of Delaware, which changed the par value of the Company's stock.

  OPTIKA IMAGING SYSTEMS, INC., IPRS ASIA (S) PTE LTD. AND INTUIT DEVELOPMENT
                                    LIMITED

         UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

  On December 1, 1995, the Company acquired certain assets and assumed certain liabilities of two of its resellers, IPRS Asia (S) Pte Ltd. and Intuit Development Ltd. (the "acquired companies").

  The following unaudited pro forma combined condensed financial information reflects the business combination between the Company and the acquired companies accounted for using the purchase method of accounting. The pro forma combined condensed statement of operations combines the Company's historical statements of operations with the acquired companies' historical statements of operations for the year ended December 31, 1995. The pro forma combined condensed statement of operations reflects the combination as if it had occurred at the beginning of the year presented.

  The unaudited pro forma combined condensed statement of operations are not necessarily indicative of the operating results that would have been achieved had the transaction been effected as of the beginning of such period and should not be construed as representative of future operations.

  The historical consolidated financial statements of the Company are included elsewhere in this Prospectus and should be read in conjunction with those consolidated financial statements and related notes.

  OPTIKA IMAGING SYSTEMS, INC., IPRS ASIA (S) PTE LTD. AND INTUIT DEVELOPMENT
                                    LIMITED

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                        YEAR ENDED
                                    DECEMBER 31, 1995
                                   ---------------------
                                              COMBINED
                                              ACQUIRED    PRO FORMA   PRO FORMA
                                   OPTIKA   COMPANIES(1) ADJUSTMENTS  COMBINED
                                   -------  ------------ -----------  ---------
Revenues.........................  $10,468     $  776       $(174)(2)  $11,070
Cost of revenues.................    2,139        174        (174)(2)    2,139
                                   -------     ------       -----      -------
  Gross profit...................    8,329        602                    8,931
                                   -------     ------                  -------
Total operating expenses.........    8,851        903          88 (3)    9,842
                                   -------     ------       -----      -------
Loss from operations.............     (522)      (301)        (88)        (911)
Litigation settlement............      373                                 373
Other expenses (income), net.....       38        (25)                      13
                                   -------     ------       -----      -------
Loss before provision for income
 taxes...........................     (933)      (276)        (88)      (1,297)
Provision for income taxes.......       29         29                       58
                                   -------     ------                  -------
Net loss.........................  $  (962)    $ (305)      $ (88)     $(1,355)
                                   =======     ======       =====      =======
Pro forma net loss per common
 share...........................  $  (.20)                            $  (.28)
                                   =======                             =======
Pro forma weighted average number
 of common shares outstanding....    4,811                               4,811
                                   =======                             =======

- --------
(1) The amounts included in the combined acquired companies column are the results of the acquired companies for the eleven months ended November 30, 1995. Their combined results for December 1995 are included in the Company's historical results.
(2) The pro forma adjustment includes the elimination of sales made by the Company to the combined acquired companies. Additionally, the shares issued in the acquisition are not presented as a pro forma adjustment because the pro forma weighted average number of common shares outstanding includes such shares as outstanding for the entire year ended December 31, 1995.
(3) The pro forma adjustment includes the amortization of $350,325 goodwill over a four-year period.

 See accompanying notes to pro forma combined condensed financial information.

              [GRAPHICAL REPRESENTATION OF THREE COMPUTER SCREENS
                    DISPLAYING MEDIPOWER SUITE APPEARS HERE]

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER, ANY UNDER-WRITER OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
The Company..............................................................  15
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  15
Capitalization...........................................................  16
Dilution.................................................................  17
Selected Consolidated Financial Data.....................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19
Business.................................................................  28
Management...............................................................  42
Certain Transactions.....................................................  52
Principal and Selling Stockholders.......................................  54
Description of Capital Stock.............................................  56
Shares Eligible for Future Sale..........................................  59
Underwriting.............................................................  61
Legal Matters............................................................  62
Experts..................................................................  62
Additional Information...................................................  62
Index to Consolidated Financial Statements............................... F-1

                                ---------------

 UNTIL   , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EF-
FECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                2,900,000 SHARES



             [LOGO OF OPTIKA IMAGING SYSTEMS, INC. APPEARS HERE]


                                  COMMON STOCK

                                  -----------
                                   PROSPECTUS
                                      , 1996
                                  -----------

                             VOLPE, WELTY & COMPANY

                               PIPER JAFFRAY INC.

                            NEEDHAM & COMPANY, INC.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

   Securities and Exchange Commission registration fee.............. $    9,200
   NASD filing fee..................................................      4,169
   Nasdaq National Market listing fee...............................     21,675
   Printing and engraving expenses..................................    123,000
   Legal fees and expenses..........................................    400,000
   Accounting fees and expenses.....................................    100,000
   Blue sky filing fees and expenses................................      5,000
   Registrar and transfer agent fees................................      5,000
   Officers and directors liability insurance premiums..............    323,950
   Miscellaneous fees and expenses..................................      8,006
                                                                     ----------
     Total.......................................................... $1,000,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws provide for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Amended and Restated Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant will enter into Indemnification Agreements with its officers and directors, a form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is also made to Section 7 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities, and Section 7 of the Amended and Restated Registration Agreement contained in Exhibit 4.3 hereto, indemnifying certain of the Registrant's stockholders, including controlling stockholders, and the officers and directors, against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  The Registrant has issued and sold the following securities within the past three (3) years (which have been adjusted to reflect the Company's four-for-one forward stock split effected on November 22, 1994):

    1. From July 1990 through June 30, 1996, the Registrant granted options to purchase 1,981,370 shares of Common Stock (net of expired, exercised and cancelled options) to various service providers to the Registrant under its 1994 Stock Option/Stock Issuance Plan and related predecessor plans with exercise prices ranging from $.75 per share to $7.50 per share, including outstanding options assumed by the Company in an acquisition, held by three individuals.

    2. On January 31, 1994, the Registrant issued 272,400 shares of its Common Stock to a group of five individuals in exchange for all of the outstanding capital stock of TEAMWorks Technologies, Inc., a Massachusetts corporation.

    3. On December 17, 1993, the Registrant issued and sold 501,440 shares of Series B Preferred Stock to Frontenac VI Limited Partnership for aggregate consideration of $1,999,993.

    4. On March 18, 1994, the Registrant issued and sold 250,720 shares of Series B Preferred Stock to JMI Equity Fund, L.P., for aggregate consideration of $999,997.

    5. On November 1, 1995, the Registrant issued warrants to purchase 95,000 shares of its Common Stock to two individuals in settlement of litigation.

    6. On November 22, 1995, the Registrant issued and sold 294,118 shares of Series C Preferred Stock to Frontenac VI Limited Partnership and 147,069 shares of Series C Preferred Stock to JMI Equity Fund, L.P. for aggregate consideration of $1,500,002.

    7. On November 30, 1995, the Registrant issued 166,485 shares of its Common Stock in exchange for substantially all of the assets of IPRS Asia
  (S) Pte Ltd., a Singapore corporation, and Intuit Development Ltd., a Hong Kong corporation.

    8. In July 1996, the Registrant's predecessor California corporation will be reincorporated in Delaware by way of a merger with and into a Delaware corporation, pursuant to which one share of the Common Stock of the Delaware corporation will be issued for each share of the Common Stock of the California corporation, and one share of Preferred Stock of the Delaware corporation will be issued for each share of Preferred Stock of the California corporation, each share of the Preferred Stock of the Delaware corporation being of the same series and having identical rights, preferences and privileges as the share of Preferred Stock of the California corporation which it replaces.

  The issuances of the above securities were deemed exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. In addition, certain issuances described in Item 15(1) were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

 EXHIBIT
   NO.                                DESCRIPTION
 -------                              -----------
  1.1    Form of Underwriting Agreement.**
  2.1    Form of Agreement and Plan of Merger of Optika Imaging Systems, Inc.,
         a California corporation, and the Registrant.**
  2.2    Agreement and Plan of Reorganization, dated January 31, 1994, by and between the Registrant, TEAMWorks and certain other parties named therein.**
  2.3    Asset Purchase Agreement, dated November 13, 1995, by and among the
         Registrant, Optika Asia, Inc., IPRS Asia (S) Pte Ltd., and other entities named therein.**

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  3.1    Certificate of Incorporation of the Registrant.**
  3.2    Form of First Amended and Restated Certificate of Incorporation of the
         Registrant.**
  3.3    Form of Second Amended and Restated Certificate of Incorporation of
         the Registrant.**
  3.4    Bylaws of the Registrant.**
  4.1    Specimen Common Stock certificate.**
  4.2    Amended and Restated Shareholders' Agreement, dated November 22, 1995, by and among the Registrant and the entities named therein.**
  4.3    Amended and Restated Registration Agreement, dated November 22, 1995, by and among the Registrant and the entities named therein, including the First Amendment thereto.**
  4.4    Form of Warrant to purchase Common Stock dated November 1, 1995.**
  5.1    Opinion of Brobeck, Phleger & Harrison LLP.**
 10.1    Form of Indemnification Agreement between the Registrant and each of its directors and officers.**
 10.2    The Registrant's 1994 Stock Option/Stock Issuance Plan, as restated
         and amended.**
 10.3    The Registrant's 1996 Management Incentive Compensation Plan.**
 10.4    The Registrant's Employee Stock Purchase Plan.**
 10.5    Loan and Security Agreement, dated June 16, 1995, by and between the
         Registrant and Silicon Valley Bank, including Amendments No. 1 and 2 thereto.**
 10.6    Office Lease Agreement, dated December 1, 1992, by and between the
         Registrant and Lincoln National, regarding the space located at 5755
         Mark Dabling Boulevard, Colorado Springs, Colorado, and the First
         Amendment thereto, dated February 8, 1994.**
 10.7    Employment Agreement by and between the Registrant and Mr. Mark K.
         Ruport, effective February 18, 1995.**
 10.8    Employment Agreement by and between the Registrant and Mr. Steven M.
         Johnson, effective May 15, 1996.**
 10.9    Employment Agreement by and between the Registrant and Mr. Marc Fey, effective May 4, 1994.**
 10.10   Form of Business Solutions Partner (Reseller) Agreement.**
 10.11   Form of FilePower Suite Software License Agreement.**
 10.12   Technology Transfer Agreement, dated February 20, 1992, by and between the Registrant, Mr. Paul Carter and Mr. Malcolm Thomson.**
 10.13   Commitment Letter for Line of Credit with Silicon Valley Bank.**
 11.1    Statement re: Computation of Pro Forma Net Income (Loss) per Common
         Share (Unaudited)**
 21.1    Subsidiaries of the Registrant.**
 23.1    Consent of Price Waterhouse LLP, Independent Accountants.*
 23.2    Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
 24.1    Power of Attorney.**
 24.2    Power of Attorney for Robert L. Gett.**
 24.7    Financial Data Schedule.**

- --------
  * Filed herewith.
 ** Previously filed.

  (b) Financial Statement Schedules

SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of the Registrant, Indemnification Agreements entered into between the Registrant and its officers and directors, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes that:

    (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 4 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF COLORADO SPRINGS, STATE OF COLORADO, ON THIS 25TH DAY OF JULY, 1996.

                                          Optika Imaging Systems, Inc.


                                          By:/s/ Steven M. Johnson
                                            _________________________________
                                            STEVEN M. JOHNSON
                                            VICE PRESIDENT--FINANCE, CHIEF
                                            FINANCIAL OFFICER AND SECRETARY

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              SIGNATURE                        TITLE                 DATE

         /s/ Mark K. Ruport*           President, Chief
- -------------------------------------   Executive Officer       July 25, 1996
             MARK K. RUPORT             and Chairman of the
                                        Board of Directors
                                        (Principal
                                        Executive Officer

        /s/ Steven M. Johnson          Vice President--
- -------------------------------------   Finance, Chief          July 25, 1996
            STEVEN M. JOHNSON           Financial Officer
                                        and Secretary
                                        (Principal
                                        Financial and
                                        Accounting Officer)

          /s/ Paul Carter*             Director
- -------------------------------------                           July 25, 1996
              PAUL CARTER

       /s/ Malcolm D. Thomson*         Director
- -------------------------------------                           July 25, 1996
           MALCOLM D. THOMSON

        /s/ Richard A. Bass*           Director
- -------------------------------------                           July 25, 1996
            RICHARD A. BASS



              SIGNATURE                         TITLE                DATE

     /s/ James E. Crawford III*         Director
- -------------------------------------                           July 25, 1996
         JAMES E. CRAWFORD III

         /s/ Robert L. Gett*            Director
- -------------------------------------                           July 25, 1996
             ROBERT L. GETT

        /s/ Harry S. Gruner*            Director
- -------------------------------------                           July 25, 1996
            HARRY S. GRUNER

         /s/ Graham O. King*            Director
- -------------------------------------                           July 25, 1996
             GRAHAM O. KING

        /s/ Steven M. Johnson
*By: ________________________________
            STEVEN M. JOHNSON
            ATTORNEY-IN-FACT

                                      II-6